As filed with the Securities and Exchange Commission on February 9, 2011
Registration No. 333-155260

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPRESSCO PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1389	94-3450907
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(405) 677-0221
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald J. Foster
President
101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(405) 677-0221
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Oelman Jeffery K. Malonson Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Bass C. Wallace, Jr. TETRA Technologies, Inc. 24955 Interstate 45 North The Woodlands, Texas 77380 (281) 367-1983	Laura Lanza Tyson Baker Botts L.L.P. 98 San Jacinto Boulevard Austin, Texas 78701 (512) 322-2500

     Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
		Offering Price	Proposed Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Per Share	Offering Price(2)	Registration Fee(3)
Common units representing limited partner interests	2,875,000	$21.00	$60,375,000.00	$2,785.54

(1)	Includes 375,000 common units which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	The total registration fee includes $2,161.50 that was previously paid for the registration of $55,000,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on November 10, 2008 and $624.04 for the registration of an additional $5,375,000 of proposed maximum aggregate offering price registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated February 9, 2011

PROSPECTUS

     2,500,000 Common Units

Representing Limited Partner Interests

We are a Delaware limited partnership formed by TETRA Technologies, Inc., or “TETRA,” to provide wellhead compression-based production enhancement services to domestic and international customers. This is the initial public offering of our common units. We currently estimate that the initial public offering price will be between $19.00 and $21.00 per common unit. Prior to this offering, there has been no public market for our common units. We intend to apply to list our common units on the NASDAQ Global Market under the symbol “GSJK.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 19.

These risks include, but are not limited to, the following:

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units at the minimum quarterly distribution rate under our cash distribution policy.

•	We may be unable to achieve our expected growth and market penetration.

•	Our ability to manage and grow our business effectively and provide adequate production enhancement services to our customers may be adversely affected if our general partner loses its management or is unable to retain trained personnel.

•	Our general partner and its affiliates own a controlling interest in us and will have conflicts of interest with us. Our partnership agreement limits the fiduciary duties that our general partner owes to us, which may permit it to favor the interests of TETRA to our unitholders’ detriment and limits the circumstances under which our unitholders may make a claim relating to conflicts of interest, as well as the remedies available to our unitholders in that event.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

•	Our unitholders will experience immediate and substantial dilution of $12.31 in tangible net book value per common unit.

•	Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of additional entity-level taxation by individual states or non-U.S. jurisdictions. If the Internal Revenue Service treats us as a corporation or we become subject to a material amount of entity-level taxation by individual states or by non-U.S. jurisdictions, it would substantially reduce the amount of cash available for distribution to our unitholders.

•	Unitholders may be required to pay taxes on income from us even if they do not receive any cash distributions from us.

Per
	Common Unit	Total

Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Compressco Partners, L.P. (before expenses)	$	$

(1)	Excludes aggregate fees of $ million payable to Raymond James and J.P. Morgan in consideration of advice rendered by them regarding the structure of this offering and our partnership.

We have granted the underwriters a 30-day option to purchase up to an additional 375,000 common units from us on the same terms and conditions as set forth above, if the underwriters sell more than 2,500,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Raymond James, on behalf of the underwriters, expects to deliver the common units on or about          , 2011.

RAYMOND JAMES	J.P. MORGAN
The date of this prospectus is          , 2011.

i

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Until          , 2011 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements included in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes an initial public offering price of $20.00 per common unit and that the underwriters’ option to purchase additional common units is not exercised. Please read “Risk Factors” for more information about important risks that you should consider carefully before buying our common units.

References in this prospectus to “Compressco Partners,” “we,” “our,” “us,” “the Partnership” or like terms refer to Compressco Partners, L.P. and its wholly owned subsidiaries, including Compressco Partners Operating, LLC and Compressco Partners Sub, Inc. References to “our Operating LLC” refer to Compressco Partners Operating LLC and its wholly owned subsidiaries and references to “our Operating Corp” refer to Compressco Partners Sub, Inc. References to “TETRA” refer to TETRA Technologies, Inc., or “TETRA,” and TETRA’s controlled subsidiaries, other than us. References to “Compressco” refer to Compressco, Inc., a wholly owned subsidiary of TETRA, and Compressco’s controlled subsidiaries, other than us. References to “Compressco Partners GP” or “our general partner” refer to our general partner, Compressco Partners GP Inc., a wholly owned subsidiary of Compressco. References to “compressor units” refer to our GasJack® units and our VJacktm units. References to “Compressco Partners Predecessor” or “our predecessor” refer to the predecessor of Compressco Partners for accounting purposes. As further described elsewhere in this prospectus, our predecessor consists of (1) all of the historical assets, liabilities and operations of Compressco, combined with (2) certain assets, liabilities and operations of the subsidiaries of TETRA conducting wellhead compression-based production enhancement services and related well monitoring and automated sand separation services in Mexico.

At or prior to the completion of this offering, TETRA will contribute to us a portion of our predecessor’s business, as further described in “Our Relationship with TETRA and Compressco.” All historical operations, results of operations, financial statements and notes to the financial statements presented throughout this prospectus reflect those of our predecessor and exclude the pro forma adjustments required to reflect the portion of our predecessor’s business that will not be contributed to us in connection with this offering. Because our operations will not represent the entirety of our predecessor’s business, and due to other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Items Impacting the Comparability of Our Financial Results,” certain total amounts that will be presented in our future results of operations may not be initially comparable to our predecessor’s historical results.

Compressco Partners

Overview

We are a leading provider of wellhead compression-based production enhancement services, or “production enhancement services,” to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Internationally, we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Our production enhancement services primarily consist of wellhead compression, related liquids separation, gas metering and vapor recovery services. In certain circumstances, we also provide ongoing well monitoring services and, in Mexico, automated sand separation services in connection with our primary production enhancement services. While our services are applied primarily to mature wells with low formation pressures, our services are also employed on newer wells that have experienced significant production declines or are characterized by lower formation pressures. Our services are performed by our highly trained staffs of regional service supervisors, optimization specialists and field mechanics. In addition, we design and manufacture the compressor units we use to provide our production enhancement services and, in certain markets, sell our compressor units to customers.

We believe that we provide a strong value proposition to our customers. Our production enhancement services improve the value of natural gas and oil wells by increasing daily production and total recoverable reserves. We primarily utilize our natural gas powered GasJack® compressors, or “GasJack® units,” to provide our wellhead compression services. In addition, we recently introduced our electric VJacktm compressors, or “VJacktm units,” to provide our wellhead compression services on wells located in larger, mature oil fields, such as the Permian Basin in West Texas and New Mexico, and in environmentally sensitive markets, such as California, when electric power is available at the production site. We believe that both of these compressor platforms provide a reliable, compact and low-emission package that is easy to transport and install on our customer’s well site.

GasJack® units and VJacktm units

We believe that our 46-horsepower GasJack® unit is more fuel-efficient, produces lower emissions, and handles variable liquid conditions encountered in natural gas and oil wells more effectively, than the higher horsepower screw and reciprocating compressors utilized by many of our competitors. Our compact GasJack® unit allows us to perform wellhead compression, liquids separation and optional gas metering services all from one skid, thereby providing services that otherwise would generally require the use of multiple, more costly pieces of equipment from our competitors. As of September 30, 2010, we had a fleet of 3,625 GasJack® units, 2,727 of which were being utilized.

We believe that our 40-horsepower VJacktm unit provides production uplift with zero engine-driven emissions and requires significantly less maintenance than a natural gas powered compressor. Our VJacktm unit is primarily designed for vapor recovery applications (to capture natural gas vapors emitting from closed storage tanks after production and to reduce storage tank pressures) and backside pumping applications on oil wells (to reduce pressures caused by casing head gas in oil wells with pumping units). Centered on GasJack® unit technology, the VJacktm unit is capable of full wellbore stream production, and can handle up to 50 barrels per day, or “bpd,” of liquids on a standard skid package. As of September 30, 2010, we had a fleet of 27 VJacktm units, 16 of which were being utilized under services contracts.

Our Services and Marketing

Our production enhancement services primarily consist of wellhead compression, related liquids separation, gas metering and vapor recovery services. Utilizing our ePumper® system, a state-of-the-art SCADA satellite telemetry-based reporting system, we remotely monitor, in real time, whether our wellhead compression services are being continuously provided at each well site. The ePumper® system has been instrumental in improving the response time of our field personnel and, consequently, reducing well downtime and increasing production for our customers. In certain circumstances, we also provide ongoing well monitoring services and, in Mexico, automated sand separation services in connection with our primary production enhancement services. Our well monitoring services involve the ongoing testing and evaluation of wells to determine the expected production uplift that may be achieved by the provision of our wellhead compression services on the well and the optimal way to utilize our wellhead compression services for maximum production uplift. These services allow well operators to make informed decisions about how to maximize the production from a well. Our automated sand separation services are utilized at the well to remove and discharge solids that would otherwise cause abrasive wear damage to production enhancement and other equipment that is installed downstream and inhibit the production from the well. We believe that the value, breadth and quality of services that we provide to natural gas and oil producers gives us an advantage over our competitors who primarily provide only equipment and maintenance services, without ongoing monitoring and modification services.

Central to our marketing efforts is our emphasis on performing well data analyses at our petroleum engineering office in Houston, Texas. Our engineering staff focuses on geologic basins with reservoir characteristics that are known to be responsive to our technology and analyzes publicly available production data to identify wells within those basins that we believe could benefit from our production enhancement services. We proactively market to producers in these basins and our marketing services range from a low cost two-week trial of our production enhancement services up to a comprehensive well-test project that allows our customers to confirm the effectiveness of our services prior to entering into a service contract. We believe that a majority of the customers who elect to participate in these tests ultimately enter into contracts with us. We also believe this proactive strategy of performing well data analyses and approaching producers with targeted solutions increases our marketing and application success rates and further differentiates us from our competitors.

Trends and Growth Prospects

We believe that the natural gas and oil production enhancement services market continues to demonstrate significant domestic and international long-term growth potential. According to the Annual Energy Outlook 2011, or “AEO 2011,” issued by the Energy Information Administration, or “EIA,’’ U.S. dry natural gas production is expected to increase by 22.4% from 2010 to 2035, driven primarily by the continued growth in production of shale gas. The EIA forecasts in the AEO 2011 that natural gas production from onshore conventional resources will decline by 22.7% from 2010 to 2035, while production from unconventional natural gas resources will increase by 108.9% over this same period.

As a result of this expected shift in domestic natural gas supply sources, we believe that onshore conventional resources will increasingly be characterized by mature wells with marginal production that will benefit from our production enhancement services. Additionally, onshore unconventional wells are often characterized by more significant decline rates than typical conventional wells, which we believe will provide additional opportunities to employ our production enhancement services. We are currently providing our services on approximately 136 natural gas wells in the Fort Worth Basin and Barnett Shale, one of the largest unconventional natural gas resources in the United States.

We primarily target natural gas wells in our operating regions that produce between 30 thousand and 300 thousand cubic feet of natural gas per day, or “Mcf/d,” and, to maximize our compressor units’ ability to separate fluids effectively, we only target wells that produce less than 50 barrels of water per day. According to the AEO 2011, approximately 219,000 natural gas wells in the United States produced approximately 24 Mcf/d to 300 Mcf/d in 2009, an increase of approximately 22% of the number of such wells since 2004. With the rapid pace of drilling over the last several years, we believe that the number of wells with daily production within this 24 Mcf/d to 300 Mcf/d range described by the AEO 2011 has grown substantially since 2009, although not all of these wells will be candidates for our production enhancement services. We believe that our long-term growth opportunities are strong based on the small size of most of our competitors and the significant number of wells that may be candidates for our services. Along with increased domestic opportunities, we continue to experience strong demand for our services in gas producing regions of Canada and Mexico and growing demand for our services in certain countries in South America, Eastern Europe and the Asia-Pacific region.

Predecessor’s Growth and Historical Operating Results

Our predecessor’s business experienced substantial organic growth over the past eight fiscal years. Our predecessor’s revenues grew during that eight-year period from approximately $14.9 million during 2002 to approximately $90.6 million during 2009, representing a 508.1% increase. Our predecessor’s number of compressor units in service grew from 761 compressor units as of December 31, 2002 to 2,743 compressor units as of September 30, 2010, representing a 260.4% increase. This growth was generated entirely by organic expansion, with no acquisitions made during that eight-year period. For more detail on our predecessor’s operating results, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Production Enhancement Fundamentals

Demand for our production enhancement services is linked more to natural gas production and consumption than to natural gas exploration activities. Natural gas production and consumption may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. We do not take title to any natural gas in connection with our services and, accordingly, have no direct exposure to fluctuating commodity prices. While we have a significant number of customers who have retained our services through high and low commodity prices, we generally experience less growth and more attrition during periods of significantly high or low commodity prices. For a discussion of our indirect exposure to fluctuating natural gas prices, please read “Risk Factors — Risks Related to Our Business — We depend on domestic and international demand for and production of natural gas, and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services, which could cause our revenue and cash available for distribution to our unitholders to decrease.” The following chart illustrates the historical correlation between our predecessor’s revenues for the quarters shown and the trailing twelve-month average Henry Hub gas price during such quarters.

Predecessor Revenues and Trailing Twelve-Month Average Henry Hub Gas Price

		Trailing Twelve-Month
		Average Henry Hub
Time Period	Predecessor Revenues	Gas Price
	(in millions)	($/MMBtu)

First Quarter 2008	$23.83	$7.30
Second Quarter 2008	$24.37	$8.24
Third Quarter 2008	$25.43	$8.98
Fourth Quarter 2008	$26.32	$8.85
First Quarter 2009	$26.33	$7.86
Second Quarter 2009	$22.12	$5.96
Third Quarter 2009	$21.65	$4.47
Fourth Quarter 2009	$20.48	$3.93
First Quarter 2010	$20.33	$4.07
Second Quarter 2010	$20.05	$4.22
Third Quarter 2010	$20.11	$4.50

Gas price source: Platts Gas Daily reports

We believe we will be able to continue growing our business by capitalizing on the following positive, long-term fundamentals that we believe exist for the production enhancement services industry:

•	Most of the wells that would benefit from our production enhancement services do not currently utilize those services;

•	Aging natural gas and oil wells will require more of our production enhancement services;

•	Natural gas production from unconventional sources, including tight sands, shales and coalbeds, is expected to continue to increase, according to the AEO 2011, and, over time, production from these unconventional sources could benefit substantially from our production enhancement services due to the relatively fast production decline rates of wells drilled to these formations; and

•	Natural gas and oil producers continue to outsource their requirements for the production enhancement services we provide.

Business Strategies

We intend to grow our business by implementing the following strategies:

•	Increase service coverage within our current domestic and international markets;

•	Pursue additional domestic and international growth opportunities;

•	Improve our service offerings;

•	Promote our additional service applications, including vapor recovery, well monitoring, automated sand separation and production enhancement services for use on pumping oil wells;

•	Leverage our relationships with TETRA and its customers; and

•	Take advantage of selective acquisition opportunities.

Competitive Strengths

We believe that we are well positioned to successfully execute our business strategies for the following reasons:

•	Our ability to increase the value of natural gas wells;

•	Our superior customer service and highly trained field personnel;

•	Our proactive, engineered approach to marketing and service;

•	Our GasJack® units and VJacktm units;

•	Our broad geographic presence in domestic markets and growing international presence;

•	Our experienced management team with proven ability to deliver strong, long-term, organic growth; and

•	Our record of maintaining established customer relationships.

Our Relationship with TETRA and Compressco

We are a Delaware limited partnership formed by TETRA and our general partner is an indirect, wholly owned subsidiary of TETRA. TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression and selected offshore services, including well plugging and abandonment, decommissioning and diving, with a concentrated domestic exploration and production business. Through Compressco and certain other subsidiaries of TETRA, TETRA provides wellhead compression-based and certain other production enhancement services to the natural gas and oil industry in the United States, Canada and Mexico and in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco designs and manufactures the compressor units used to provide these production enhancement services and, in certain markets, Compressco sells compressor units to customers.

Following this offering, and as a result of the formation transactions that will occur in connection with this offering, TETRA will retain a significant economic interest in us. For more information about these formation transactions and TETRA’s retained economic interest in us, please read “Summary — Formation Transactions and Partnership Structure.” While we believe our relationship with TETRA provides many benefits to us, it may also be a source of conflicts. For example, neither TETRA nor its affiliates are prohibited from competing with us. TETRA and its affiliates may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please read “Conflicts of Interest and Fiduciary Duties.”

The Contributed Business

At or prior to the completion of this offering, TETRA will contribute to us substantially all of our predecessor’s business, operations and related assets and liabilities. Based on the business and related assets of our predecessor that we will receive in connection with this offering, our pro forma revenues represent approximately 99.1% and 99.4% of our predecessor’s revenues for the year ended December 31, 2009 and nine months ended September 30, 2010, respectively, and our pro forma assets, including the impact of the retained offering net proceeds, represent approximately 104.8% of our predecessor’s assets as of September 30, 2010. For more pro forma financial and operating information about the portion of our predecessor’s business that will be contributed to us in connection with this offering, please read “Selected Historical and Pro Forma Financial and Operating Data.’’

Following TETRA’s contribution to us, a significant majority of our production enhancement services will be performed by our Operating LLC pursuant to contracts that our counsel has concluded will generate qualifying income under Section 7704 of the Internal Revenue Code, or “qualifying income.” We will not pay federal income taxes on the portion of our business conducted by Operating LLC. For a detailed discussion of Section 7704 of the Internal Revenue Code, please read “Material Tax Consequences — Partnership Status” and, for a summary of certain of the relevant terms of these contracts, please read “Business — Our Operations — Our Production Enhancement Services Contract Terms.” Our Operating Corp will conduct substantially all of our operations that our counsel has not concluded will generate qualifying income and it will pay federal income tax with respect to such operations. Approximately 73.0% and 74.1% of our pro forma revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, are attributable to the portion of our operations that will be conducted by our Operating LLC, and approximately 27.0% and 25.9% of our pro forma revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, are attributable to the portion of our operations that will be conducted by our Operating Corp. Going forward, we intend to conduct substantially all of our new production enhancement service business pursuant to contracts that our counsel concludes will generate qualifying income and such business will be conducted through our Operating LLC.

Following the completion of this offering, all of Compressco’s employees will become our or our general partner’s employees and will devote substantially all of their time to conducting our business. In addition, TETRA will provide certain employees of its Mexican subsidiaries to conduct our Mexican operations, as well as certain corporate staff and general and administrative support services that are necessary to conduct our operations, and we will reimburse TETRA for those employees and services. For more information about the employees that will conduct our business and operations, please read “Business — Our Operations — Employees” and “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business.”

Omnibus Agreement

Following this offering, our relationship with TETRA will be governed by an omnibus agreement. Pursuant to the omnibus agreement, we will reimburse TETRA and our general partner for services they provide to us. For the year ending December 31, 2011, we expect reimbursements to TETRA to be approximately $1.2 million.

TETRA will indemnify us against certain potential claims, losses and expenses associated with environmental, title and tax issues. For a further description of the omnibus agreement, please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.”

Risk Factors

An investment in our common units involves risks associated with our business, our limited partnership structure and the tax characteristics of our common units. Please read carefully the risks under the caption “Risk Factors” beginning on page 19 of this prospectus.

Formation Transactions and Partnership Structure

At or prior to the completion of this offering, the following transactions will occur:

•	TETRA will cause Compressco and certain other subsidiaries of TETRA to contribute to us a portion of our predecessor’s business, operations and related assets and liabilities, as previously described in “Summary — Our Relationship with TETRA and Compressco”;

•	we will issue to our general partner and to TETRA International Incorporated, a wholly owned subsidiary of TETRA, subordinated units and subordinated units, respectively, representing an aggregate 40.0% limited partner interest in us, and common units and common units, respectively[1], representing an aggregate 41.6% limited partner interest in us;

•	we will issue to our general partner 304,202 notional general partner units, representing a 2.0% general partner interest in us;

•	we will issue to our general partner the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute to our unitholders in excess of $0.474375 per unit per quarter, as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner Interest and Incentive Distribution Rights”;

•	we will enter into an omnibus agreement with TETRA and its other controlled affiliates, as previously described in “Summary — Our Relationship with TETRA and Compressco”;

•	we will issue 2,500,000 common units to the public in this offering, representing an aggregate 16.4% limited partner interest in us;

•	simultaneously with the completion of this offering, we will issue restricted units to certain directors, executive officers and other employees of our general partner, Compressco and TETRA;

•	we will assume approximately $31.5 million of intercompany indebtedness owed by our predecessor to TETRA (as partial consideration for the assets we acquire from TETRA in connection with this offering), which will be repaid in full from the proceeds of this offering, and the balance of the intercompany indebtedness will be repaid by our predecessor prior to this offering;

•	we will use approximately $3.5 million of the net proceeds received from this offering to reimburse TETRA for certain expenses incurred in connection with this offering; and

•	the balance of the net proceeds received from this offering will be used as described in “Use of Proceeds.”

We will conduct our operations through our subsidiaries. We will initially have two direct operating subsidiaries: (1) Compressco Partners Operating, LLC, a limited liability company that will, directly and through its subsidiaries, conduct business that our counsel has concluded will generate qualifying income and (2) Compressco Partners Sub, Inc., a corporation that will conduct business that our counsel has not concluded will generate qualifying income. The diagram on the following page depicts our organization and ownership after giving effect to the formation transactions and the offering.

1 An aggregate of 5,946,868 common units will be issued to our general partner at the closing of this offering and up to an aggregate of 375,000 common units will be issued to our general partner within 30 days of this offering. However, if the underwriters exercise their option to purchase up to 375,000 additional common units within 30 days of this offering, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public instead of to our general partner. The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to make a distribution to TETRA.

Organizational Structure After the Formation Transactions and the Offering

Ownership of Compressco Partners(1)

Publicly held Common Units	2,500,000	16.4%
Common units held by affiliates of TETRA	6,321,868	41.6%
Subordinated units held by affiliates of TETRA	6,084,047	40.0%
Notional general partner units held by Compressco Partners GP	304,202	2.0%

Total	15,210,117	100.0%

(1)	Assuming no exercise of the underwriters’ overallotment option.

Management of Compressco Partners

We rely on our general partner’s board of directors and executive officers to manage our operations and make decisions on our behalf. Our general partner, Compressco Partners GP, is an indirect, wholly owned subsidiary of TETRA. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors. All of our general partner’s directors will be elected by TETRA. For more information about our general partner’s board of directors, executive officers and other management, please read “Management of Compressco Partners — Directors, Executive Officers and Other Management.”

Our general partner will not receive any management fee in connection with its management of our business or this offering. Our general partner, however, may receive incentive distributions resulting from holding the incentive distribution rights. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash — General Partner Interest and Incentive Distribution Rights.” Under the terms of the omnibus agreement, our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf, including the compensation of employees of our general partner or its affiliates that perform services on our behalf. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business.” Our general partner will also be entitled to distributions from us, based on its general partner interest, to the extent we have available cash. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions” and “Certain Relationships and Related Party Transactions.”

Principal Executive Offices and Internet Address

Our principal executive offices are located at 101 Park Avenue, Suite 1200, Oklahoma City, Oklahoma 73102 and our telephone number is (405) 677-0221. Our website will be located at www.compresscopartners.com and will be activated in connection with the completion of this offering. We will make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

Conflicts of Interest.  Our general partner has a legal duty to manage us in a manner beneficial to our common and subordinated unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, because our general partner is indirectly owned by TETRA, the executive officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to TETRA. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including TETRA, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read “Risk Factors — Risks Inherent in an Investment in Us.”

Partnership Agreement Modifications to Fiduciary Duties.  Our general partner and its affiliates own a controlling interest in us and will have conflicts of interest with us. Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders, which may permit it to favor its own interests to our unitholders’ detriment. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to our unitholders. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, each unitholder consents to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

For a more detailed description of the conflicts of interest that may affect us and the fiduciary duties of our general partner and the relationships we have with our affiliates, please read “Management of Compressco Partners — Directors, Executive Officers and other Management,” “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

The Offering

Common units offered to the public	2,500,000 common units, representing a 16.4% limited partner interest in us, or 2,875,000 common units, if the underwriters exercise in full their option to purchase additional common units, representing a 18.9% limited partner interest in us.

Common units and subordinated units outstanding after this offering	8,821,868 common units, representing a 58.0% limited partner interest in us, and 6,084,047 subordinated units, representing a 40.0% limited partner interest in us. If the underwriters do not exercise their option to purchase additional common units, we will issue to our general partner 375,000 common units at the expiration of the 30-day option period. If, and to the extent, the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to such exercise will be issued to the public, and the remainder of any of the 375,000 common units not purchased by the underwriters pursuant to the option will be issued to our general partner. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding after the option period.

Notional general partner units outstanding after this offering	Our general partner will own 304,202 notional general partner units, representing a 2.0% general partner interest in us.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $45.0 million, after deducting the underwriting discount, structuring fees and offering expenses.

We will use approximately $31.5 million of the net proceeds received from this offering to retire intercompany indebtedness owed by our predecessor to TETRA, which we will assume as partial consideration for the assets we acquire from TETRA in connection with this offering. In addition, we will use approximately $3.5 million of the net proceeds received from this offering to reimburse TETRA for certain expenses incurred in connection with this offering. The balance of the net proceeds (approximately $9.9 million) will be available for general partnership purposes.

Net proceeds to us will not change if the underwriters exercise their option to purchase additional common units because the net proceeds from any exercise of the underwriters’ option to purchase additional common units (approximately $7.5 million based on an assumed initial offering price of $20.00 per common unit, if exercised in full) will be used to make a distribution to TETRA.

Please read “Use of Proceeds” on page 41 of this prospectus.

Cash distributions	We will pay the minimum quarterly distribution of $0.4125 per common unit ($1.65 per common unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will adjust the minimum quarterly distribution for the period from the completion of this offering through March 31, 2011, based on the actual number of days that the units were outstanding during the quarterly period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement attached as Appendix A.

Our partnership agreement requires us to distribute all of our available cash each quarter in the following manner:

• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $0.4125 plus any arrearages from prior quarters;

• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.4125; and

• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.474375.

If cash distributions to our unitholders exceed $0.474375 per unit in any quarter, our unitholders and our general partner will receive distributions according to the following percentage allocations:

	Marginal Percentage
	Interest in Distributions
		General
Total Quarterly Distribution Target Amount per Unit	Unitholders	Partner

above $0.474375 up to $0.515625	85.0%	15.0%
above $0.515625 up to $0.61875	75.0%	25.0%
above $0.61875	50.0%	50.0%

The percentage interests shown for our general partner include its 2.0% general partner interest. We refer to the additional increasing distributions to our general partner as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash — General Partner Interest and Incentive Distribution Rights.”

We must generate approximately $25.1 million (or approximately $6.3 million per quarter) of available cash to pay the aggregate quarterly distribution for four quarters on all of our common units and subordinated units that will be outstanding immediately after this offering and the corresponding distribution on the general partner interest. If we had completed the transaction contemplated in this prospectus on January 1, 2009 and October 1, 2009, our pro forma cash available for distribution for the twelve months ended December 31, 2009 and September 30, 2010 would have been approximately $31.7 million and $27.0 million, respectively. These amounts would have been more than sufficient to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ended December 31, 2009 and September 30, 2010. For a calculation of our ability to make distributions to our unitholders based on our pro forma results for the twelve months ended December 31, 2009 and September 30, 2010, please read “Our Cash Distribution Policy and Restrictions on Distributions — Pro Forma Cash Available for Distribution for the Twelve Months Ended December 31, 2009 and September 30, 2010.”

We believe that, based on the estimates contained in our financial forecast and related assumptions listed under the caption “Our Cash Distribution Policy and Restrictions on Distributions — Estimated Cash Available for Distribution for the Twelve Months Ending December 31, 2011,” we will have sufficient cash available to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for each quarter in the twelve months ending December 31, 2011. Please read “Cash Distribution Policy and Restrictions on Distributions — Estimated Cash Available for Distribution for the Twelve Months Ending December 31, 2011.”

Subordinated units	Affiliates of TETRA will initially own all of our subordinated units. The principal difference between our common and subordinated units is that in any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $1.65 (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for each of three consecutive, non-overlapping four quarter periods ending on or after March 31, 2014 or (2) $2.475 (150.0% of the annualized minimum quarterly distribution) on each outstanding common and subordinated unit and the corresponding distributions on our general partner’s 2.0% interest and the incentive distribution rights for the four-quarter period immediately preceding that date.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holders of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and, thereafter, all common units will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

General partner’s right to reset the target distribution levels	Our general partner, as the initial holder of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%, in addition to distributions paid on its 2.0% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Assuming that our general partner holds all of the incentive distribution rights at the time that a reset election is made, following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to retain its then-current general partner interest. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional partnership units	We can issue an unlimited number of partnership units in the future, including units that are senior in right of distributions, liquidation and voting to the common units, without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Unitholders will have no right to elect our general partner or its directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 83.2% of our common and subordinated units (assuming the underwriters do not exercise their option to purchase additional common units). This will give our general partner the ability to prevent its involuntary removal. Please read “The Partnership Agreement — Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 90% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions	We estimate that a purchaser of common units in this offering who owns these common units from the date of closing of this offering through the record date for distributions for the period ending on December 31, 2013, will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be approximately % of the cash distributed with respect to that period. For example, if our unitholders receive an annual distribution of $1.65 per unit, we estimate that our unitholders’ average allocable U.S. federal taxable income per year will be no more than $ per unit. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions.”

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Exchange listing	We intend to apply to list our common units on the NASDAQ Global Market under the symbol “GSJK.”

Selected Historical and Pro Forma Financial and Operating Data

At or prior to the completion of this offering, TETRA will contribute to us a portion of our predecessor’s business, as further described in “Summary — Our Relationship with TETRA and Compressco.” Based on the business and assets of our predecessor that we will receive in connection with this offering, our pro forma revenues represent approximately 99.1% and 99.4% of our predecessor’s revenues for the year ended December 31, 2009 and nine months ended September 30, 2010, respectively, and our pro forma assets, including the impact of the retained offering net proceeds, represent approximately 104.8% of our predecessor’s assets as of September 30, 2010. All historical operations, results of operations, financial statements and notes to the financial statements presented throughout this prospectus reflect those of our predecessor and exclude the pro forma adjustments required to reflect the portion of our predecessor’s business that will not be contributed to us in connection with this offering. Because our operations will not represent the entirety of our predecessor’s business, and due to other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Items Impacting the Comparability of Our Financial Results,” certain total amounts that will be presented in our future results of operations may not be initially comparable to our predecessor’s historical results.

The table on the following page shows selected historical combined financial and operating data of our predecessor and pro forma financial and operating data of Compressco Partners for the periods and as of the dates presented. The selected historical financial data as of December 31, 2009, 2008, and 2007, as well as the selected historical financial data for the three-year period ended December 31, 2009, have been derived from the audited combined financial statements of our predecessor. The selected historical financial data as of December 31, 2006 and 2005 and as of September 30, 2010, as well as the selected historical financial data for the two-year period ended December 31, 2006 and the nine months ended September 30, 2010 and 2009, have been derived from the unaudited combined financial statements of our predecessor. The selected pro forma financial data for the year ended December 31, 2009 and nine months ended September 30, 2010 are derived from the unaudited pro forma financial statements of Compressco Partners included elsewhere in this prospectus.

The pro forma financial statements have been prepared as if certain transactions to be effected at the completion of this offering had taken place on September 30, 2010, in the case of the pro forma balance sheet, or as of January 1, 2009, in the case of the pro forma statements of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010. These transactions include:

•	the contribution to us of a portion of our predecessor’s business, as further described in “Summary — Our Relationship with TETRA and Compressco;”

•	our issuance of common units to the public and affiliates of TETRA, subordinated units to affiliates of TETRA, notional general partner units and incentive distribution rights to Compressco Partners GP and restricted units to certain directors, executive officers and other employees of our general partner, TETRA and ours, as further described in “Summary — Formation Transactions and Partnership Structure;” and

•	our use of the proceeds received from the offering, as further described in “Use of Proceeds.”

We derived the information in the following table from, and that information should be read together with, and is qualified in its entirety by reference to, the historical combined and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and accompanying notes included elsewhere in this prospectus.

The following table includes the non-GAAP financial measure of EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. For a reconciliation of EBITDA to its most directly comparable financial measures calculated and presented in accordance with Generally Accepted Accounting Principles, or “GAAP,” please read “Summary — Non-GAAP Financial Measures.”

Selected Historical and Pro Forma Financial and Operating Data

								Compressco Partners
									Pro Forma
	Compressco Partners Predecessor							Pro Forma	Nine Months
						Nine Months Ended		Year Ended	Ended
	Year Ended December 31,					September 30,		December 31,	September 30,
	2005	2006	2007	2008	2009	2009	2010	2009	2010
	(unaudited)					(unaudited)		(unaudited)
	(dollars in thousands)

Statement of Operations Data:
Revenue	$52,212	$67,133	$85,985	$99,944	$90,573	$70,091	$60,492	$89,794	$60,159
Cost of revenue	24,340	30,265	38,179	44,189	40,959	31,842	28,012	40,731	27,895
Selling, general and administrative expenses	8,445	10,612	12,964	14,352	13,193	10,092	10,262	13,134	10,227
Depreciation and amortization expense	4,558	6,436	9,433	12,112	13,823	10,427	9,819	13,745	9,775
Interest expense	8,487	9,250	10,083	10,990	11,980	8,985	9,829	—	36
Other (income) expense, net	(3)	59	(31)	174	(82)	(52)	87	(82)	87

Income before income tax provision	6,385	10,511	15,357	18,127	10,700	8,797	2,483	22,266	12,139
Provision for income taxes	2,482	4,100	5,803	6,846	4,161	3,421	1,067	2,956	1,238

Net income	$3,903	$6,411	$9,554	$11,281	$6,539	$5,376	$1,416	$19,310	$10,901

General partner interest in net income								386	218
Common unitholders’ interest in net income								11,200	6,322
Subordinated unitholders’ interest in net income								7,724	4,361
Net income per common unit (basic and diluted)								$1.25	$0.72
Balance Sheet Data (at Period End):
Working capital(1)	$14,997	$19,761	$27,565	$31,308	$32,983	$24,490	$14,253		$33,683
Total assets	139,340	163,981	186,675	212,167	202,498	205,277	192,144		201,392
Partners’ capital/net parent equity	27,562	40,048	48,713	56,792	33,900	40,361	10,291		189,662
Other Financial Data:
EBITDA(2)	19,430	26,197	34,873	41,229	36,503	28,209	22,131	36,011	21,950
Capital expenditures(3)	18,349	25,917	23,929	33,036	2,997	2,233	5,078
Cash flows provided by (used in):
Operating activities	5,656	12,251	15,737	25,569	23,936	27,044	27,336
Investing activities	(18,418)	(25,862)	(23,930)	(32,997)	(2,882)	(2,169)	(5,048)
Financing activities	11,938	14,378	7,991	7,607	(17,854)	(22,435)	(24,984)

	Compressco Partners Predecessor
						Nine Months Ended
	Year Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
	(unaudited)					(unaudited)
	(dollars in thousands)

Operating Data:
Total compressor units in fleet (at period end)	1,990	2,595	3,108	3,603	3,627	3,614	3,652
Average number of compressor units in service (during period)(4)	1,613	2,054	2,530	2,913	2,862	2,897	2,702
Average compressor unit utilization (during period)(5)	91.3%	89.6%	88.7%	86.8%	79.2%	80.3%	74.2%

(1)	Working capital is defined as current assets minus current liabilities.

(2)	Please read “Summary — Non-GAAP Financial Measures” for more information regarding EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization.

(3)	Capital expenditures primarily consist of capital expenditures to expand the operating capacity or revenue of existing or new assets.

(4)	“Average number of compressor units in service” for each period shown is determined by calculating an average of two numbers, the first of which is the number of compressor units being used to provide services on customer well sites at the beginning of the period and the second of which is the number of compressor units being used to provide services on customer well sites at the end of the period.

(5)	“Average compressor unit utilization” for each period shown is determined by dividing the average number of compressor units in service during such period by the average of two numbers, the first of which is the total number of compressors units in our fleet at the beginning of such period and the second of which is the total number of compressor units in our fleet at the end of such period.

The unaudited pro forma financial information should not be considered as indicative of (i) the historical results we would have generated if we had been formed at the beginning of each respective pro forma period or (ii) the results we will actually achieve after this offering.

Non-GAAP Financial Measures

We include in this prospectus the non-GAAP financial measure of EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, including investors, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the production enhancement business, without regard to financing or capital structure;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; and

•	our ability to generate available cash sufficient to make distributions to our unitholders.

We believe disclosure of EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that investors benefit from having access to the same financial measures that management uses in evaluating the results of our business. When using this measure to compare to other companies, which we believe can be a useful tool to evaluate us, please note that EBITDA may be calculated differently between companies. We cannot ensure that this non-GAAP financial measure is directly comparable to other companies’ similarly titled measures.

EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.

The following table reconciles net income to EBITDA:

								Compressco Partners
								Pro Forma
	Compressco Partners Predecessor								Nine
						Nine Months		Year	Months
						Ended		Ended	Ended
	Year Ended December 31,					September 30,		December 31,	September 30,
	2005	2006	2007	2008	2009	2009	2010	2009	2010
	(In thousands)

Net Income	$3,903	$6,411	$9,554	$11,281	$6,539	$5,376	$1,416	$19,310	$10,901
Provision for income taxes	2,482	4,100	5,803	6,846	4,161	3,421	1,067	2,956	1,238
Depreciation and amortization	4,558	6,436	9,433	12,112	13,823	10,427	9,819	13,745	9,775
Interest	8,487	9,250	10,083	10,990	11,980	8,985	9,829	—	36

EBITDA	$19,430	$26,197	$34,873	$41,229	$36,503	$28,209	$22,131	$36,011	$21,950

The following table reconciles cash flow from operating activities to EBITDA:

	Compressco Partners Predecessor
	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands)

Cash flow from operating activities	$5,656	$12,251	$15,737	$25,569	$23,936	$27,044	$27,336
Changes in current assets and current liabilities	5,086	3,963	6,951	5,029	(1,217)	(9,314)	(15,535)
Deferred income taxes	(1,701)	(2,825)	(2,828)	(6,281)	(1,243)	(1,005)	(184)
Other non-cash charges	(580)	(542)	(873)	(924)	(1,114)	(922)	(382)
Interest and other	8,487	9,250	10,083	10,990	11,980	8,985	9,829
Provision for income taxes	2,482	4,100	5,803	6,846	4,161	3,421	1,067

EBITDA	$19,430	$26,197	$34,873	$41,229	$36,503	$28,209	$22,131

RISK FACTORS

Limited partnership interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the natural gas wellhead compression-based production enhancement services business. You should consider carefully the following risk factors, together with all of the other information included in this prospectus, in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition or results of operations could be affected in a materially adverse manner. In that case, we might not be able to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest, the trading price of our common units could decline and our unitholders could lose all or part of their investment.

Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units at the minimum quarterly distribution rate under our cash distribution policy.

To make our cash distributions at our minimum quarterly distribution rate of $0.4125 per common unit per quarter, or $1.65 per common unit per year, we will require available cash of approximately $6.3 million per quarter, or approximately $25.1 million per year, based on the common units, subordinated units and notional general partner units outstanding immediately after completion of this offering. We may not have sufficient available cash from operating surplus each quarter to enable us to make cash distributions at the minimum quarterly distribution rate under our cash distribution policy. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things, the risks described in this section and also upon:

•	the level of capital expenditures we make;

•	the cost of achieving organic growth in current and new markets;

•	the cost of any acquisitions;

•	fluctuations in our working capital requirements;

•	our ability to borrow funds and access capital markets;

•	the amount of cash reserves established by our general partner;

•	the fees we charge and the margins we realize from our production enhancement services operations;

•	the level of our operating costs and expenses;

•	the prices of, levels of production of, and demand for, natural gas;

•	the level of competition from other companies;

•	the impact of prevailing economic conditions on our customer’s operating budgets; and

•	any future debt service requirements and other liabilities.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying our estimate of cash available for distribution we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our actual results to differ materially from those estimated.

Our estimate of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If we do not achieve the estimated results, we may not be able to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest, in which event the market price of our common units will likely decline materially.

We may be unable to achieve our expected growth or market penetration for the twelve months ended December 31, 2011 and thereafter.

We expect to achieve material revenue growth in future periods. For the twelve months ended December 31, 2011, we are assuming revenue growth of approximately 14%. Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

•	attract new customers;

•	maintain our existing customers and maintain or expand the level of production enhancement services we provide to them;

•	recruit and train qualified field services personnel and retain valued employees;

•	increase the scale of our compressor unit manufacturing operations;

•	allocate our human resources optimally;

•	consummate accretive acquisitions;

•	expand our domestic and international presence; and

•	obtain required financing for our future operations.

A deficiency in any of these factors could adversely affect our ability to execute our growth strategy. If we do not achieve our expected growth or market penetration, we may not be able to achieve our estimated results and, as a result, we may not be able to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest, in which event the market price of our common units will likely decline materially.

We depend on domestic and international demand for and production of natural gas, and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services, which could cause our revenue and cash available for distribution to our unitholders to decrease.

Our production enhancement services operations are significantly dependent upon the demand for, and production of, natural gas in the various domestic and international locations in which we operate. Natural gas production and consumption may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. Natural gas prices have been volatile in 2010 to date, with spot prices ranging from a high of $7.51 per Mcf in January 2010 to a low of $3.18 per Mcf in October 2010. The spot price for natural gas as of January 31, 2011 was $4.42 per Mcf. Seasonality and the amount of natural gas in storage play a prominent role in natural gas prices. From time to time, in certain of our operating regions, wellhead prices are substantially lower than spot prices. Any prolonged, substantial reduction in the demand for natural gas would, in all likelihood, depress the level of production activity and result in a decline in the demand for our production enhancement services, which would reduce our cash available for distribution. In addition, natural gas production from newly developed shale plays continues to increase the amount of natural gas in storage, which tends to cause natural gas prices to decrease. While we have a significant number of customers who have retained our services through high and low commodity prices, we generally experience less growth and more attrition during periods of significantly high or low commodity prices. A sustained decrease in the price of natural gas may cause customers to cease production of natural gas, or “shut-in” natural gas wells. If customers shut-in wells due to a decline in natural gas prices, or any other reason, demand for our services may decline.

Our operations in, and expansion of operations into, foreign countries exposes us to complex regulations and may present us with new obstacles to growth.

Internationally, we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. A portion of our expected future growth includes expansion throughout certain countries in these regions. Foreign operations carry special risks. Our operations in the countries in which we currently operate, and those countries in which we may operate in the future, could be adversely affected by:

•	government controls and actions, such as expropriation of assets and changes in legal and regulatory environments;

•	import and export license requirements;

•	political, social, or economic instability;

•	trade restrictions;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States; and

•	the impact of anti-corruption laws.

If we violate any licensing, tariff, customs or tax reporting requirements, significant administrative, civil and criminal penalties could be assessed on us. In addition, foreign governments and agencies often establish permit and regulatory standards different from those in the U.S. If we cannot obtain foreign regulatory approvals, or if we cannot obtain them when we expect, our growth and profitability from international operations could be negatively affected.

We do not use financial instruments to minimize our exposure to changes in currency exchange rates. Our exposure to currency exchange rate fluctuations may result in fluctuations in our cash flows and could have an adverse effect on our results of operations.

Because we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region, a significant portion of our business is conducted in foreign currencies. Because we do not use financial instruments to minimize our exposure to changes in currency exchange rates, we are exposed to currency exchange rate fluctuations that could have an adverse effect on our results of operations. If a foreign currency weakens significantly, we would be required to convert more of that foreign currency to U.S. dollars to satisfy our obligations, which would cause us to have less cash available for distribution. A significant strengthening of the U.S. dollar could result in an increase in our financing expenses and could materially affect our financial results under U.S. GAAP. Because we report our operating results in U.S. dollars, changes in the value of the U.S. dollar also result in fluctuations in our reported revenues and earnings. In addition, for our significant operations in Canada and Mexico, where the local currency is the functional currency under U.S. GAAP, all U.S. dollar-denominated monetary assets and liabilities such as cash and cash equivalents, accounts receivable, restricted cash, accounts payable, long-term debt and capital lease obligations are revalued and reported based on the prevailing exchange rate at the end of the reporting period. This revaluation may cause us to report significant foreign currency exchange gains and losses in certain periods.

Our operations in Mexico are subject to specific risks, including our dependence on Petróleos Mexicanos (“Pemex”) as our primary customer in Mexico, Mexican legislation that authorizes Pemex to contract through an auction process, our exposure to fluctuations in the Mexican peso, our Mexican workforce unionization and escalating security disruptions in Mexico.

The majority of our business in Mexico is performed for Pemex. For the year ended December 31, 2009 and the nine months ended September 30, 2010, Pemex accounted for approximately 15.3% and 12.3%, respectively, of our pro forma revenues and a substantial portion of our cash flows. No work or services are guaranteed to be ordered by Pemex under our contracts with Pemex. Pemex is a decentralized public entity of the Mexican Government, and therefore the Mexican Government controls Pemex, as well as its annual budget, which is approved by the Mexican Congress. The Mexican Government may cut spending in the future. These cuts could adversely affect Pemex’s annual budget and ability to engage us or compensate us our services and, as a result, our business, financial condition, results of operations and cash flows.

Under the recently enacted Ley de Petróleos Mexicanos (the “Pemex Law”), Pemex now has authority to contract through an auction process, with third parties for the exploration, development, and production of hydrocarbons. The Pemex Law permits three types of contracting: contracts resulting from open auctions or invitation-only auctions with at least three invitees, or direct contracting. To utilize an invitation-only auction or a direct contract, Pemex must provide written justification as to why the specific circumstances of the proposed service contract require less than an open auction. Additionally, open auctions must conform with one of three selected bidder models: either all bidders must be Mexican entities, all bidders must be Mexican entities or foreign entities whose countries of origin are parties to free trade agreements with Mexico that include sections related to governmental procurement, or bidders may be of any national origin. Pemex may only select the third option if Pemex determines that either (i) the Mexican market cannot adequately meet the needs of the contract, (ii) the third option would be better for Pemex in terms of price or quality, (iii) the second bidder model was attempted but was unsuccessful, or (iv) the contracts are financed by certain legally required types of foreign loans. In addition, under the Pemex Law, there may be other qualifications that must be met by bidding service providers. Bidders must meet and maintain all required qualifications at the time of bidding and throughout the term of the contract.

Our existing contracts with Pemex are two years in duration and, when these contracts with Pemex expire, we may be required to participate in a open auction to renew them. Any failure by us to renew our existing contracts with Pemex or renew them on favorable terms could adversely affect our business, financial condition, results of operations and cash flows. We cannot predict what impact, if any, these new rules will have on our ability to renew our existing contracts with Pemex or renew them on terms that are favorable to us.

Mexico has experienced several past periods of slow or negative economic growth, high inflation, high interest rates, currency devaluation and other economic problems. Further deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect Pemex’s business, annual budget and financial condition. Those events could also lead to increased volatility in the value of the peso. The Pemex contracts provide that a portion of our billings under the contracts are charged to Pemex in Mexican pesos. As such, we are exposed to fluctuations in the value of the peso. A material decrease in the value of the Mexican peso relative to the U.S. dollar could adversely affect our revenues, cash flows and net income.

Our operations in Mexico are party to fourteen collective labor agreements, four of which automatically expire on July 1, 2011, August 10, 2011, September 30, 2011 and December 31, 2012, respectively. The remainder of these collective labor agreements are “evergreen” contracts that have no expiration date, and whose terms remain in full force and effect from year to year, unless the parties agree to negotiate new terms. The employees subject to these “evergreen” agreements may, however, request a renegotiation of their employee compensation terms on an annual basis or a renegotiation of the entire agreement on a biannual basis, although we are not required to honor any such request. We have not experienced work stoppages in the past but cannot guarantee that we will not experience work stoppages in the future. A prolonged work stoppage could negatively impact our revenues, cash flows and net income.

During the past year, incidents of security disruptions throughout many regions of Mexico have increased. Drug related gang activity has grown in response to Mexico’s efforts to reduce and control drug trafficking within the country. Certain incidents of violence have occurred in regions served by us and have resulted in the interruption of our operations and these interruptions could continue or increase in the future. To the extent that such security disruptions continue or increase, our operations will continue to be affected, and the levels of revenue and operating cash flow from our Mexican operations could be reduced.

The ongoing impact of the recent domestic and foreign economic downturn on our customers’ level of demand, and ability to pay, for our services could adversely affect our business.

Wellhead compression activity levels have decreased due to the recent decline in energy consumption and uncertainty of the credit and capital markets caused by the recent domestic and foreign economic downturn. Decreased energy consumption has resulted in a decrease in energy prices during much of 2009 and 2010 compared to prices received during early to mid-2008. This decline in energy prices, along with concerns regarding the availability of credit and capital, has negatively affected the operating cash flows and capital plans of many of our customers, which has negatively affected the demand for many of our services. If current economic conditions continue or worsen, there may be additional constraints on oil and gas industry spending levels for an extended period. Such a stagnation of economic activity would negatively affect both the demand for many of our services and the prices we charge for these services, which would continue to negatively affect our revenues and future growth.

During times when oil or natural gas prices are low, our customers are more likely to experience a downturn in their financial condition, which could have an adverse effect on our business. Many of our customers finance their exploration and development activities through cash flow from operations, the incurrence of debt or the issuance of equity. Recently, there have been significant declines in the availability of credit and equity capital markets as a source of financing. Similarly, many of our customers’ equity values have substantially declined. The combination of a reduction of operating cash flow resulting from low commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ spending for our services. For example, our customers could seek to preserve capital by canceling our month-to-month services contracts or determining not to enter into any new services contracts, thereby reducing demand for our services. The reduced demand for our services could adversely affect our business, financial condition, results of operations and cash flow.

Our ability to manage and grow our business effectively and provide adequate production enhancement services to our customers may be adversely affected if our general partner loses its management or is unable to retain trained personnel.

We rely primarily on the executive officers and directors of our general partner to manage our operations and make decisions on our behalf. Our ability to provide quality production enhancement services depends upon our general partner’s ability to hire, train and retain an adequate number of trained personnel. The departure of any of our general partner’s executive officers could have a significant negative effect on our business, operating results, financial condition and on our ability to compete effectively in the marketplace. We operate in an industry characterized by highly competitive labor markets and, similar to many of our competitors, our predecessor has experienced high employee turnover in certain regions. It is possible that our labor expenses could increase if there is a shortage in the supply of skilled regional service supervisors and other service professionals. Our general partner may be unable to improve employee retention rates or maintain an adequate skilled labor force necessary for us to operate efficiently and to support our growth strategy without increasing labor expenses. Failure to do so could impair our ability to operate efficiently and to retain current customers and attract prospective customers, which could cause our business to suffer materially. Additionally, increases in labor expenses may have an adverse impact on our operating results, and may reduce the amount of cash available for distribution to our unitholders. For more information about directors, executive officers and other management, please read “Management of Compressco Partners — Directors, Executive Officers and Other Management.”

We have five customers that collectively accounted for approximately 40.5% of our pro forma 2009 revenues. Our services are provided to these customers pursuant to short-term contracts, which typically are cancellable with 30 days’ notice. The loss of any of these significant customers would result in a decline in our revenue and cash available to pay distributions to our unitholders.

Our five most significant customers collectively accounted for approximately 40.5% of our pro forma 2009 revenues. Therefore, our loss of a single significant customer may have a greater effect on our financial results than it would on a company with a more diverse customer base. Our five largest customers for the twelve months ended December 31, 2009 and the nine months ended September 30, 2010, were BP, Pemex, Devon Energy Corporation, EXCO Resources, and Conoco Phillips. These five customers accounted for approximately 13.8%, 15.3%, 4.7%, 4.6% and 2.1% of our pro forma revenues for the twelve months ended December 31, 2009, respectively, and approximately 21.2%, 12.3%, 5.0%, 4.0% and 3.1% of our pro forma revenues for the nine months ended September 30, 2010, respectively. The loss of all or even a portion of the production enhancement services we provide to these customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

We depend on particular suppliers and are vulnerable to compressor unit component shortages and price increases, which could have a negative impact on our results of operations and cash available for distribution to our unitholders.

We manufacture all of our compressor units. We obtain some of the components used in our compressor units from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including our potential inability to obtain an adequate supply of required components in a timely manner. We do not have long-term contracts with these sources and the partial or complete loss of certain of these sources could have a negative impact on our results of operations and could damage our customer relationships. Further, since any increase in component prices for compressor units manufactured by us could decrease our margins, a significant increase in the price of one or more of these components could have a negative impact on our results of operations and cash available for distribution to our unitholders.

We face competition that may cause us to lose market share and harm our financial performance.

The production enhancement services business is highly competitive. Primary competition for our production enhancement services business comes from various local and regional companies that utilize packages consisting of a screw compressor with a separate engine driver or a reciprocating compressor with a separate engine driver. These local and regional competitors tend to compete with us on the basis of price rather than equipment specifications. To a lesser extent, we face competition from large national and multinational companies with greater financial resources than ours. While these companies have traditionally focused on higher-horsepower natural gas gathering and transportation equipment and services and have represented limited competition to-date, one or more of these companies could elect to compete in the wellhead compression-based production enhancement services business segment. In addition, our competitors include plunger lift and other artificial lift service providers and companies engaged in leasing compressors and other equipment. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. Our competitors could substantially increase the resources they devote to the development and marketing of competitive services, develop more efficient production enhancement equipment or substantially decrease the price at which they offer their services. In addition, our customers that are significant producers of natural gas may elect to purchase their own production enhancement equipment in lieu of using our production enhancement services. Any of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We will not have a credit facility at the closing of this offering and may be unable to obtain financing or enter into a credit facility on acceptable terms or at all in the future.

At the closing of this offering, we will not have a credit facility in place or commitments from any lenders to enter into future financing agreements. Depending on the impact of then-prevailing economic conditions on our customer’s operating budgets and financial, business, regulatory and other factors, some of which are beyond our control, our ability to enter into a credit facility or other debt agreements in the future may be limited. In some situations, we may be unable to obtain financing or enter into a credit facility on acceptable terms or at all.

We may be unable to grow successfully through future acquisitions or to manage successfully future growth, and we may not be able to effectively integrate the businesses we may acquire, which may impact our operations and limit our ability to increase distributions to our unitholders.

From time to time we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations. We have not actively pursued acquisitions previously, and in the future we may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. In addition, we may not be successful in integrating any future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention. Even if we are successful in integrating future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. Our inability to make acquisitions, or to integrate successfully future acquisitions into our existing operations, may impact our operations and limit our ability to increase distributions to our unitholders.

Our ability to grow in the future is dependent on our ability to access external expansion capital.

We will distribute all of our available cash after expenses and prudent operating reserves to our unitholders. We will use approximately $31.5 million of the net proceeds received from this offering to retire intercompany indebtedness owed by our predecessor to TETRA, which we will assume as partial consideration for the assets we acquire from TETRA in connection with this offering. In addition, we will use approximately $3.5 million of the net proceeds received from this offering to reimburse TETRA for certain expenses incurred in connection with this offering. The balance of the net proceeds of this offering (approximately $9.9 million) will be available for general partnership purposes. Please read “Use of Proceeds.” When the net proceeds from this offering have been depleted, we expect that we will rely primarily upon external financing sources, including borrowings and the issuance of debt and equity securities, to fund expansion capital expenditures. However, we may not be able to enter into a credit facility or obtain other debt financing for the reasons stated in the preceding paragraph. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional partnership units in connection with other expansion capital expenditures, the payment of distributions on those additional partnership units may increase the risk that we will be unable to maintain or increase our per common unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional partnership units, including partnership units ranking senior to the common units. The incurrence of borrowings or other debt by us to finance our growth strategy would result in interest expense, which in turn would affect the available cash that we have to distribute to our unitholders.

The credit and risk profile of TETRA could adversely affect our business and our ability to make distributions to our unitholders.

The credit and business risk profile of TETRA could adversely affect our ability to incur indebtedness in the future or obtain a credit rating, as credit rating agencies may consider the leverage and credit profile of TETRA and its affiliates in assigning a rating because of their control of us, their performance of administrative functions for us, our close operational links and our contractual relationships. Furthermore, the trading price of our common units may be adversely affected by financial or operational difficulties or excessive debt levels at TETRA. In addition, if TETRA’s ownership of our general partner is pledged to TETRA’s lenders, then there is a risk that control over our general partner could be transferred to TETRA’s lenders in the event of a default.

We may be unable to negotiate extensions or replacements of our contracts with our customers, which are generally cancellable on 30 days’ notice, which could adversely affect our results of operations and cash available for distribution to our unitholders.

We generally provide production enhancement services to our customers under “evergreen” contracts that are cancellable on thirty days’ notice. We may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all, which could adversely affect our results of operations and cash available for distribution.

We are subject to environmental regulation, and changes in these regulations could increase our costs or liabilities.

We are subject to federal, national, state, provincial and local laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. Environmental laws and regulations may, in certain circumstances, impose strict and joint and several liability for environmental contamination, rendering us liable for remediation costs, natural resource damages and other damages resulting from our ownership of property or conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could adversely affect our financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties, and the issuance of injunctions delaying or prohibiting operations.

We routinely deal with natural gas, oil and other petroleum products. Hydrocarbons or other hazardous wastes may have been disposed on wellhead sites used by us to provide production enhancement services or to store inactive GasJack® units or on or under other locations where wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under foreign, federal, state and local environmental laws and regulations.

The modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also adversely affect oil and natural gas exploration and production, which in turn could have an adverse effect on us.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas our customers produce while the physical effects of climate change could disrupt production and cause us to incur costs in preparing for or responding to those effects.

On December 15, 2009, the U.S. Environmental Protection Agency, or “EPA” published its final findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Accordingly, the EPA has adopted regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and could trigger permit review for greenhouse gas emissions from certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 8, 2010, the EPA finalized regulations to expand the existing greenhouse gas monitoring and reporting rule to include onshore and offshore oil and natural gas production facilities and onshore oil and gas processing, transmission, storage, and distribution facilities. Reporting of greenhouse gas emissions from such facilities would be required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our customers’ equipment and operations could increase their operating and compliance costs and reduce demand for their products, which could reduce demand for our production enhancement services. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations. Further, Congress has considered and almost one-half of the states have adopted legislation that seeks to control or reduce emissions of greenhouse gases from a wide range of sources. Any such legislation could adversely affect demand for the oil and natural gas our customers produce and, in turn, demand for our production enhancement services. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our operations and cause us to incur costs in preparing for or responding to those effects.

TETRA and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses, which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between TETRA and us will prohibit TETRA and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, TETRA and its affiliates may acquire compression-based services business or assets in the future, without any obligation to offer us the opportunity to purchase any of that business or those assets. TETRA has significantly greater financial resources than we do, which may make it more difficult for us to compete with TETRA and its affiliates with respect to commercial activities as well as for acquisitions candidates. As a result, competition from TETRA and its affiliates could adversely affect our results of operations and cash available for distribution. Please read “Conflicts of Interest and Fiduciary Duties.”

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

Our operations are subject to inherent risks such as equipment defects, malfunction and failures, and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Our insurance may be inadequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be adversely affected. In addition, we do not maintain business interruption insurance. Please read “Our Operations — Environmental and Safety Regulations” for a description of how we are subject to federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and environment.

An increase in interest rates may cause the market price of our common units to decline.

Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

An impairment of goodwill could reduce our earnings.

In connection with this offering, our predecessor will contribute approximately $72.2 million of goodwill to us. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP requires us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Any event that causes a further reduction in demand for our services could result in a reduction of our estimates of future cash flows and growth rates in our business. These events could cause us to record impairments of goodwill. If we determine that any of our remaining balance of goodwill is impaired, we will be required to take an immediate charge to earnings with a corresponding reduction of partners’ equity and increase in balance sheet leverage as measured by debt to total capitalization.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as “Section 404.” For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 for our fiscal year ending December 31, 2011. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm’s, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

Risks Inherent in an Investment in Us

TETRA controls us and our general partner, which has sole responsibility for conducting our business and managing our operations. TETRA has conflicts of interest, which may permit it to favor its own interests to our unitholders’ detriment.

Following this offering, TETRA will own and control us and our general partner. Some of our general partner’s directors are directors of Compressco, a wholly owned subsidiary of TETRA, and a majority of our general partner’s executive officers is currently officers of Compressco. Therefore, conflicts of interest may arise between Compressco and its affiliates, including TETRA and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires TETRA or Compressco to pursue a business strategy that favors us. Compressco’s directors and officers have a fiduciary duty to make these decisions in the best interests of TETRA, the owner of Compressco, which may be contrary to our interests;

•	our general partner controls the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and TETRA, on the other hand, including provisions governing administrative services, acquisitions and non-competition provisions;

•	our general partner is allowed to take into account the interests of parties other than us, including TETRA and its affiliates, in resolving conflicts of interest;

•	our general partner has limited its liability and reduced its fiduciary duties to our unitholders and us, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus, and this determination can affect the amount of cash that is distributed to our unitholders, which, in turn, may affect the ability of the subordinated units to convert. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period”;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	our partnership agreement permits us to distribute up to $15 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us and TETRA and will determine the allocation of shared overhead expenses;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 90% of the common units;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•	our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

Please read “Conflicts of Interest and Fiduciary Duties”.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed in a manner materially adverse to our unitholders without a vote of the holders of a majority of our common units. Compressco’s control of our general partner and of over a majority of our common units would also allow Compressco to modify or repeal our cash distribution policy in a manner materially adverse to our unitholders (for a more detailed discussion of our cash distribution policy, read “Our Cash Distribution Policy and Restrictions on Distributions’’).

Our reliance on TETRA for certain general and administrative support services and our limited ability to control certain costs could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders. Cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to our unitholders.

Pursuant to an omnibus agreement to be entered into between us and TETRA, TETRA will provide to us certain general and administrative services, including, without limitation, legal, accounting, treasury, insurance administration and claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit and tax services. Our ability to execute our growth strategy will depend significantly upon TETRA’s performance of these services. Our reliance on TETRA could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders. Additionally, TETRA will receive reimbursement for the provision of various general and administrative services for our benefit. Our general partner will also be entitled to significant reimbursement for expenses it incurs on our behalf, including reimbursement for the cost of its employees who perform services for us. Payments for these services will be substantial and will reduce the amount of cash available for distribution to our unitholders. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.” In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to consider any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the partnership units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of our unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its executive officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and will retain its then-current general partner interest. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such reset. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors. The board of directors of our general partner will be chosen by its sole shareholder, Compressco, which, in turn, is a wholly owned subsidiary of and controlled by TETRA. Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Due to these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

Our unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the completion of this offering, TETRA, which indirectly owns our general partner, will directly own 83.2% of our aggregate outstanding common and subordinated units (or 80.7% of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full), giving TETRA the ability to block any attempted removal of our general partner. In addition, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

We can issue an unlimited number of partnership units in the future, including units that are senior in right of distributions, liquidation and voting to the common units, without the approval of our unitholders, and our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units, each of which would dilute our unitholders’ existing ownership interests.

Our partnership agreement does not limit the number of additional partnership units that we may issue at any time without the approval of our unitholders. In addition, we may issue an unlimited number of partnership units that are senior to the common units in right of distribution, liquidation or voting. Our general partner also has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and will retain its then-current general partner interest. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our previously existing unitholders’ proportionate ownership interests in us will decrease;

•	the amount of cash available for distribution on each common unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of the common units may decline.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of Compressco, the owner of our general partner, from transferring all or a portion of its ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with its own choices and thereby influence the decisions taken by the board of directors and executive officers.

Our unitholders will experience immediate and substantial dilution of $12.31 in tangible net book value per common unit.

The assumed initial public offering price of $20.00 per common unit exceeds our pro forma net tangible book value of $7.69 per common unit. Based on the assumed initial public offering price of $20.00 per common unit, our unitholders will incur immediate and substantial dilution of $12.31 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read “Dilution.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units, other than our general partner and its affiliates, including TETRA. Accordingly, such unitholders’ voting rights may be limited.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any partnership units held by a person that owns 20% or more of any class of partnership units then outstanding, other than our general partner, its affiliates, including TETRA, its transferees and persons who acquired such partnership units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions.

Affiliates of our general partner may sell common units in the public markets, which sales could have an adverse impact on the trading price of the common units.

After this offering, we will have 8,821,868 common units and 6,084,047 subordinated units outstanding, which include the 2,500,000 common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the 6,321,868 common units (5,946,868 if the underwriters exercise their option to purchase additional common units in full) that are issued to affiliates of TETRA will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by affiliates of TETRA or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. Under our agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read “Units Eligible for Future Sale.”

Our general partner has a limited call right that may require our unitholders to sell common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 90% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than the then-current market price. As a result, our unitholders may be required to sell common units at an undesirable time or price and may not receive any return on their investment. Our unitholders may also incur a tax liability upon a sale of common units. At the completion of this offering, our general partner and its affiliates will own an aggregate of 83.2% of our common and subordinated units (assuming the underwriters do not exercise their option to purchase additional common units). At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our general partner and its affiliates will own 83.2% of our common units. For additional information about this right, please read “The Partnership Agreement — Limited Call Right.”

Our unitholders’ liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. Our unitholders could be liable for any and all of our obligations as if they were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	our unitholders’ right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitutes “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement — Limited Liability.”

Our unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, our unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners because of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by affiliates of TETRA) after the subordination period has ended. At the closing of this offering, TETRA and its affiliates will own an aggregate of 83.2% of our common and subordinated units (assuming the underwriters do not exercise their option to purchase additional common units). Please read “The Partnership Agreement — Amendment of the Partnership Agreement.”

There is no existing market for our common units, and a trading market that will provide our unitholders with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and our unitholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be publicly traded common units, assuming the underwriters’ over-allotment option is not exercised. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Our unitholders may not be able to resell common units at or above the initial public offering price. Additionally, the lack of liquidity may contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	the level of our distributions and our earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts, acquisitions or other business developments;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts; and

•	the other factors described in these “Risk Factors.”

We will incur increased costs as a result of being a publicly traded company.

We have no history operating as a publicly traded company. As a publicly traded company, we will incur additional selling, general and administrative and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, has required changes in corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to prepare audited financial statements, comply with periodic filing requirements, have at least three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded company reporting requirements, including those related to financial audit services and Schedule K-1 preparation and distribution. We have included $2.0 million of estimated incremental costs per year associated with being a publicly traded limited partnership for purposes of our estimate of our cash available for distribution for the twelve months ending December 31, 2011 included elsewhere in this prospectus; however, it is possible that our actual incremental costs of being a publicly traded company will be higher than we currently estimate.

We are exempt from certain corporate governance requirements that provide additional protection to stockholders of other public companies.

Companies listed on the NASDAQ Global Market are required to meet the high standards of corporate governance, as set forth in the NASDAQ Listing Rules. These requirements generally do not apply to limited partnerships or to a “controlled company,” within the meaning of the NASDAQ Global Market rules. We are a limited partnership and will be a “controlled company,” within the meaning of the NASDAQ Global Market rules, and, as a result, we will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other public companies.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, please read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation for U.S. federal income tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, or IRS, on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on all of our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay additional state and local income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

We have a subsidiary that is treated as a corporation for U.S. federal income tax purposes and is subject to corporate-level income taxes.

We conduct a portion of our operations through a subsidiary that is organized as a corporation for U.S. federal income tax purposes. We may elect to conduct additional operations through this corporate subsidiary in the future. This corporate subsidiary is subject to U.S. corporate-level tax, which will reduce the cash available for distribution to us and, in turn, to our unitholders. If the IRS were to successfully assert that this corporation has more tax liability than we anticipate or legislation were enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

Current law may change to cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subjecting us to entity-level taxation. Specifically, the present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. Although the considered legislation would not have appeared to affect our treatment as a partnership, we are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be required to pay Texas franchise tax each year at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of any such taxes may substantially reduce the cash available for distribution to our unitholders.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to additional amounts of entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

Although we are not subject to U.S. federal income tax other than with respect to our operating subsidiary that is treated as a corporation for federal income tax purposes, we will be subject to certain non-U.S. taxes. If a taxing authority were to successfully assert that we have more tax liability than we anticipate or legislation were enacted that increased the taxes to which we are subject, our cash available for distribution to you could be further reduced.

Approximately 24.0% of our pro forma revenues for the twelve months ended December 31, 2009 was generated in non-U.S. jurisdictions, primarily Mexico, Canada, and Argentina. This percentage of non-U.S. revenues is expected to increase in the future, as we seek to grow our operations in these countries and expand our operations into additional non-U.S. locations. Our non-U.S. operations and subsidiaries will be subject to income, withholding and other taxes in the non-U.S. jurisdictions in which they are organized or from which they receive income, reducing the amount of cash available for distribution. In computing our tax obligation in these non-U.S. jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing tax authorities, such as whether withholding taxes will be reduced by the application of certain tax treaties. Upon review of these positions the applicable authorities may not agree with our positions. A successful challenge by a tax authority could result in additional tax being imposed on us, reducing the cash available for distribution to you. In addition, changes in our operations or ownership could result in higher than anticipated tax being imposed in jurisdictions in which we are organized or from which we receive income and further reduce the cash available for distribution. Although these taxes may be properly characterized as foreign income taxes, you may not be able to credit them against your liability for U.S. federal income taxes on your share of our earnings. For more details, please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Foreign Tax Credits.” In addition, our operations in countries in which we operate now or in the future may involve risks associated with the legal structure used, and the taxation on assets transferred into a particular country. Tax laws of non-U.S. jurisdictions are subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis. Any such changes may result in additional taxes above the amounts we currently anticipate and further reduce our cash available for distribution to you.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Unitholders’ share of our income will be taxable for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of U.S. federal income taxes and, in some cases, state and local income taxes on their share of our taxable income even if they receive no cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in that common unit, the amount, if any, of such prior excess distributions with respect to the units our unitholders sell will, in effect, become taxable income to our unitholders if they sell such units at a price greater than their tax basis in those units, even if the price they receive is less than their original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if our unitholders sell their units, they may incur a tax liability in excess of the amount of cash the unitholders receive from the sale. Please read “Material Tax Consequences — Disposition of Common Units — Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If a unitholder is a tax-exempt entity or a non-U.S. person, it should consult a tax advisor before investing in our common units.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Due to a number of factors, including our inability to match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to our unitholders’ tax returns. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction, for U.S. federal income tax purposes, between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction, for U.S. federal income tax purposes, between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the U.S. Treasury

Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we will adopt. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change our allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Tax Consequences — Disposition of Common Units — Allocations Between Transferors and Transferees.”

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units.

We will adopt certain valuation methodologies, for U.S. federal income tax purposes, that may result in a shift of income, gain, loss and deduction between our general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have technically terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same unit will be counted only once. While we would continue our existence as a Delaware limited partnership, our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1) for one fiscal year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A technical termination would not affect our classification as a partnership for U.S. federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a technical termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Unitholders will likely be subject to non-U.S., state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, unitholders will likely be subject to other taxes, including non-U.S., state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or control property now or in the future, even if they do not live in any of those jurisdictions. Unitholders will likely be required to file non-U.S., state and local income tax returns and pay non-U.S., state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. In the United States, we will initially own assets and conduct business in Arkansas, California, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, Pennsylvania, Texas, Utah, West Virginia and Wyoming. Each of these states, other than Texas and Wyoming, currently imposes a personal income tax on individuals. In addition, most of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own or control assets or conduct business in additional jurisdictions that impose a personal income tax.

Unitholders may be subject to tax in one or more non-U.S. jurisdictions, including Canada, Mexico and Argentina, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If unitholders are subject to tax in any such country, they may be required to file a tax return with, and pay taxes to, that country based on their allocable share of our income. We may be required to reduce distributions to unitholders on account of any withholding obligations imposed upon us by that country in respect of such allocation to the unitholders. In addition, the United States may not allow a tax credit for any foreign income taxes that unitholders directly or indirectly incur.

It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns and non-U.S. tax returns. Vinson & Elkins L.L.P. has not rendered an opinion on the non-U.S., state or local tax consequences of an investment in our common units.

The risks described in this prospectus are not the only risks facing the Partnership. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or financial results.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $45.0 million, after deducting the underwriting discount, structuring fees and offering expenses. Our estimate assumes an initial public offering price of $20.00 per common unit. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting the underwriting discount, structuring fees and offering expenses payable by us, to increase or decrease by approximately $2.3 million.

We will use approximately $31.5 million of the net proceeds received from this offering to retire intercompany indebtedness owed by our predecessor to TETRA, which we will assume as partial consideration for the assets we acquire from TETRA in connection with this offering. In addition, we will use approximately $3.5 million of the net proceeds received from this offering to reimburse TETRA for certain expenses incurred in connection with this offering. The balance of the net proceeds of this offering (approximately $9.9 million) will be available for general partnership purposes. The indebtedness to TETRA bears interest at a rate of 7.5% and matures on December 31, 2020.

Net proceeds to us will not change if the underwriters exercise their option to purchase additional common units because the net proceeds from any exercise of the underwriters’ option to purchase additional common units (approximately $7.5 million based on an assumed initial offering price of $20.00 per common unit, if exercised in full) will be used to make a distribution to TETRA.

CAPITALIZATION

The following table shows:

•	the cash and the capitalization of our predecessor as of September 30, 2010; and

•	our pro forma cash and capitalization as of September 30, 2010, as adjusted to reflect this offering, the other transactions described under “Summary — Formation Transactions and Partnership Structure — General” and the application of the net proceeds from this offering as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, our predecessor’s historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Summary — Formation Transactions and Partnership Structure — General,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2010
	Compressco		Compressco
	Partners		Partners
	Predecessor		Pro Forma
	(In thousands)

Cash	$1,890		$11,815

Long-term debt	145,085	(3)	—
Partners’ equity/owners’ equity:
Partners’ equity	10,291		—
Common unitholders — public interest(1)(2)	—		41,425
Common unitholders — parent interest(2)	—		73,731
Subordinated unitholders	—		70,958
General partner interest	—		3,548

Total capitalization	$157,266		$201,477

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would increase or decrease, respectively, each of total partners’ equity and total capitalization by approximately $2.3 million, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us. We may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed offering price to $21.00 per common unit, would increase total partners’ equity and total capitalization by approximately $21.9 million. Similarly, each decrease of 1.0 million common units offered by us, together with a concomitant $1.00 decrease in the assumed offering price to $19.00 per common unit, would decrease total partners’ equity and total capitalization by approximately $21.9 million. The pro forma information set forth above is illustrative only and, following the completion of this offering, will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	This table does not reflect the issuance of common units that will be issued to the underwriters and/or affiliates of TETRA upon exercise or expiration of the underwriters’ option to purchase additional common units.

(3)	We will assume approximately $31.5 million of this intercompany indebtedness owed by our predecessor to TETRA (as partial consideration for the assets we acquire from TETRA in connection with this offering), which $31.5 million will be repaid in full from the proceeds of this offering. The balance of this indebtedness will be repaid by our predecessor prior to this offering.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of September 30, 2010, after giving effect to the offering of common units and the application of the related net proceeds, our net tangible book value would be $116.9 million, or $7.69 per common unit. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Net tangible book value per common unit before the offering(1)	$9.20
Decrease in net tangible book value per common unit attributable to purchasers in the offering	(1.51)

Less: Pro forma net tangible book value per common unit after the offering(2)		7.69

Immediate dilution in net tangible book value per common unit to new investors(3)		$12.31

(1)	Determined by dividing the net tangible book value of the contributed assets and liabilities by the number of units (6,321,868 common units, 6,084,047 subordinated units and the 2.0% general partner interest represented by 304,202 notional general partner units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us. The number of units notionally represented by the 2.0% general partner interest is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98.0%) by the 2.0% general partner interest.

(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering by the total number of units (8,821,868 common units, 6,084,047 subordinated units and the 2.0% general partner interest represented by 304,202 notional general partner units).

(3)	For each increase or decrease in the initial public offering price of $1.00 per common unit, then dilution in net tangible book value per common unit would increase or decrease by $0.83 per common unit.

The following table sets forth the number of common units, subordinated units and notional general partner units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
			(dollars in millions)

General partner and affiliates(1)(2)	12,710,117	83.6%	$148.2	78.2%
New investors	2,500,000	16.4%	$41.4	21.8%

Total	15,210,117	100.0%	$189.6	100.0%

(1)	Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 6,321,868 common units, 6,084,047 subordinated units and a 2.0% general partner interest represented by 304,202 notional general partner units.

(2)	The contribution by TETRA of a portion of our predecessor’s business was recorded at historical cost in accordance with GAAP. The pro forma book value of the consideration provided by TETRA as of September 30, 2010 would have been approximately $148.2 million.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

Please read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “— Assumptions and Considerations” below. In addition, please read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

All information in this section refers to Compressco Partners Predecessor and Compressco Partners, L.P. For additional information regarding our historical and pro forma operating results, you should refer to the historical financial statements of our predecessor and the unaudited pro forma financial statements of Compressco Partners included elsewhere in this prospectus. The information presented in the following discussion assumes the underwriters’ option to purchase additional common units is not exercised.

General

Our partnership agreement requires us to distribute all of our available cash quarterly. Because we believe we will generally finance any expansion capital expenditures with additional borrowings or issuances of additional partnership units, we believe that our investors are best served by our distributing all of our available cash after reserves and expenses, rather than retaining it. For a discussion of our capital requirements, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Liquidity and Capital Resources — Capital Requirements.” Because we expect to be treated as a partnership for U.S. federal income tax purposes and, except for our Operating Corp, are not subject to entity-level federal income tax, we should have more cash to distribute to our unitholders than would be the case if we were treated as a corporation for such purposes.

Definition of Available Cash.  We define available cash in the partnership agreement, and it generally means, for each fiscal quarter, the sum of all cash and cash equivalents on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our future debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for such quarter);

•	plus, if our general partner so determines, all additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Limitations on Cash Distributions.  There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay distributions at the minimum quarterly distribution rate or at any other rate, except as provided in our partnership agreement. Our distribution policy is subject to certain restrictions and may be changed at any time. These restrictions include the following:

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reduced demand for our production enhancement services, loss of a key customer, increases in our general and administrative expense, principal and interest payments on any future borrowings, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to our unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent that such expenses increase.

•	Our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders. The establishment of those reserves could result in a reduction in cash distributions to our unitholders from the levels currently anticipated pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish.

•	Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our unitholders.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by TETRA) after the subordination period has ended. At the closing of this offering, TETRA and its affiliates will own an aggregate of 83.2% of our common and subordinated units (assuming the underwriters do not exercise their option to purchase additional common units). Please read “The Partnership Agreement — Amendment of the Partnership Agreement.”

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Any determination by our general partner of the amount of cash to be reserved and the amount of cash to be distributed to our unitholders made in good faith will be binding on all of our unitholders. Our partnership agreement provides that in order for a determination by our general partner to be made in good faith, our general partner must believe that such determination is in our best interests.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•	If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•	Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

Our Ability to Grow in the Future is Dependent on Our Ability to Access External Expansion Capital. We will distribute all of our available cash after reserves and expenses to our unitholders. We will use approximately $31.5 million of the net proceeds received from this offering to retire intercompany indebtedness owed by our predecessor to TETRA, which we will assume as partial consideration for the assets we acquire from TETRA in connection with this offering. In addition, we will use approximately $3.5 million of the proceeds received from this offering to reimburse TETRA for certain expenses incurred in connection with this offering. The balance of the net proceeds of this offering (approximately $9.9 million) will be available for general partnership purposes. Please read “Use of Proceeds.” We believe that the net proceeds from this offering will be sufficient to fund our operations for approximately the next 18 months. Once the net proceeds from this offering have been depleted, we expect that we will rely primarily upon external financing sources, including borrowings and the issuance of debt and equity securities, to fund expansion capital expenditures or potential acquisitions. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional partnership units in connection with any acquisitions or other expansion capital expenditures, the payment of distributions on those additional partnership units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional partnership units, including partnership units ranking senior to the common units. The incurrence of borrowings or other debt by us to finance our growth strategy would result in interest expense, which in turn would impact the available cash that we have to distribute to our unitholders.

Our Ability to Change Our Cash Distribution Policy.  Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed in a manner materially adverse to our unitholders without a vote of the holders of a majority of our common units.

Our Cash Distributions

We expect to pay the minimum quarterly distribution of $0.4125 per unit for each complete quarter, or $1.65 per unit on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including reimbursements to our general partner and its affiliates. This equates to an aggregate cash distribution of approximately $6.3 million per quarter, or approximately $25.1 million per year, in each case based on the number of common and subordinated units and 2.0% general partner interest to be outstanding immediately after completion of this offering. Our ability to make cash distributions equal to the minimum quarterly distribution will be subject to the factors previously described above under “— General — Limitations on Cash Distributions.” The amount of available cash needed to pay the minimum quarterly distribution on all of the common units, subordinated units and 2.0% general partner interest to be outstanding immediately after this offering for one quarter and on an annualized basis is summarized in the following table:

	Number of	Distributions
	Units	One Quarter	Annualized

Common units	8,821,868	$3,639,021	$14,556,082
Subordinated units	6,084,047	2,509,669	10,038,678
Notional general partner units(1)	304,202	125,483	501,933

Total	15,210,117	$6,274,173	$25,096,693

(1)	The number of units notionally represented by the 2.0% general partner interest is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98.0%) by the 2.0% general partner interest.

If the underwriters do not exercise their option to purchase additional common units, we will issue to our general partner 375,000 common units at the expiration of the 30-day option period. If, and to the extent, the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to such exercise will be issued to the public, and the remainder of any of the 375,000 common units not purchased by the underwriters pursuant to the option will be issued to our general partner. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units after the option period. Please read “Underwriting.”

As of the date of this offering, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. The general partner’s initial 2.0% interest in these distributions may be reduced if we issue additional partnership units in the future and our general partner does not elect to contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest.

TETRA and its affiliates will initially own all of our subordinated units. The principal difference between our common and subordinated units is that in any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will prorate the quarterly distribution for the period from the completion of this offering through December 31, 2010, based on the actual number of days that the units were outstanding during the quarterly period.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund the annualized minimum quarterly distribution of $1.65 per unit for the four-quarter period ending December 31, 2011. In those sections, we present two tables, consisting of:

•	“Unaudited Pro Forma Cash Available for Distribution,” in which we present the amount of cash we would have had available for distribution on a pro forma basis for the twelve months ended December 31, 2009 and September 30, 2010, respectively; and

•	“Estimated Cash Available for Distribution,” in which we present how we calculate the estimated EBITDA necessary for us to have sufficient cash available to pay the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011. In “— Assumptions and Considerations” below, we also present the assumptions supporting this calculation.

Pro Forma Cash Available for Distribution for the Twelve Months Ended December 31, 2009 and September 30, 2010

We must generate approximately $25.1 million (or approximately $6.3 million per quarter) of available cash to pay the aggregate minimum quarterly distribution for four quarters on all of our common units and subordinated units that will be outstanding immediately after this offering and the corresponding distribution on the general partner interest. If we had completed the transaction contemplated in this prospectus on January 1, 2009 and October 1, 2009, our pro forma cash available for distribution for the twelve months ended December 31, 2009 and September 30, 2010 would have been approximately $31.7 million and $27.0 million, respectively. These amounts would have been more than sufficient to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ended December 31, 2009 and September 30, 2010.

The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transaction contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated if we had been formed in earlier periods. Please read our unaudited pro forma financial statements included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis, for the twelve months ended December 31, 2009 and September 30, 2010, the amount of available cash (without any reserve) that would have been available for distribution on all of our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest, assuming that the offering had been consummated on January 1, 2009 and October 1, 2009, respectively. The pro forma adjustments presented below are explained in the footnotes to such adjustments.

Compressco Partners

Unaudited Pro Forma Cash Available for Distribution

	Twelve Months
	Ended
	December 31, 2009(a)	September 30, 2010(a)
	(In thousands, except per unit
	amounts)

Revenue
Compression and other services	$85,326	$76,288
Sales of compressors and parts	4,468	4,107

Total revenues	89,794	80,395
Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services(b)	37,880	34,431
Cost of sales of compressors and parts	2,851	2,513

Total cost of revenues	40,731	36,944
Selling, general and administrative expense	13,134	13,307
Depreciation and amortization	13,745	13,143
Other (income) expense	(82)	93

Income before income tax expense	22,266	16,908
Provision for income taxes(c)	2,956	1,973

Pro forma net income	$19,310	$14,935
Adjustments to reconcile pro forma net income to pro forma EBITDA:
Add:
Provision for income taxes(c)	2,956	1,973
Depreciation and amortization	13,745	13,143

Pro forma EBITDA(d)	$36,011	$30,051
Adjustments to reconcile pro forma EBITDA to pro forma cash available for distribution:
Less:
Current income tax expense and withholding(c)	2,709	1,855
Expansion capital expenditures(e)	3,021	6,383
Maintenance capital expenditures(f)	1,566	860
Incremental general and administrative expense associated with being a publicly traded limited partnership(g)	2,000	2,000
Plus:
Non-cash cost of sales of compressors(h)	1,590	1,401
Equity compensation(i)	360	237
Cash from parent to fund expansion capital expenditures(e)	3,021	6,383

Pro forma cash available for distribution by Compressco Partners	$31,686	$26,974

Implied cash distributions based on the minimum quarterly distribution per unit:
Annualized minimum quarterly distribution per unit	$1.65	$1.65
Distribution to common unitholders	$14,556	$14,556
Distribution to subordinated unitholder	$10,039	$10,039
Distribution to general partner	$502	$502

Total distributions(j)	$25,097	$25,097

Excess	$6,589	$1,877

(a)	Unaudited pro forma cash available for distribution for the year ended December 31, 2009 was derived from the unaudited pro forma financial statements included elsewhere in this prospectus. Unaudited pro forma cash available for distribution for the twelve months ended September 30, 2010 was derived by combining pro forma amounts for the three months ended December 31, 2009 (not included in this prospectus) and the nine months ended September 30, 2010 (included in this prospectus).

(b)	Includes maintenance, repair and refurbishment expense for our compressor units. These expenses were $33.6 million and $31.2 million for the twelve months ended December 31, 2009 and September 30, 2010, respectively. These amounts are not included in maintenance capital expenditures as noted in (f) below.

(c)	Reflects income taxes for our Operating Corp and from our operations in Canada, Mexico and Argentina, as well as Texas franchise tax, which, in accordance with generally accepted accounting principles, was classified as an income tax for reporting purposes.

(d)	Please read “Summary — Non-GAAP Financial Measures” for more information regarding EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization.

(e)	Reflects actual expansion capital expenditures for the periods presented. The increase in expansion capital expenditures in the twelve months ended September 30, 2010 as compared to the twelve months ended December 31, 2009 is primarily due to the expansion of our VJack™ unit fleet and the expansion of our operations into Argentina, Indonesia and Romania. Expansion capital expenditures are expenditures that result in the expansion of our assets and operations. These expenditures are primarily related to the manufacture of new compressor units added to our service fleet that are not replacements for sold units, as well as the purchase of vehicles, well monitoring assets, automated sand separation assets and other related assets that expand our asset base. For historical periods we have assumed that expansion capital expenditures were funded by TETRA.

(f)	Maintenance capital expenditures are generally capital expenditures that maintain the operating capacity of our business. Maintenance capital expenditures include capital expenditures made to replace partially or fully depreciated assets, disposed and/or sold assets, including our compressor units, vehicles, well monitoring assets and automated sand separation assets. For a compressor unit sold from our active service fleet, maintenance capital expenditures reflect the cost of the newly manufactured replacement unit in excess of the book value of the former service unit that was sold. The book value of the sold service unit is recognized above as a non-cash charge to cost of sales of compressors and parts. The cost of refurbishing our compressor units is included in our cost of compression and other services as noted in (b) above.

(g)	Reflects an adjustment for estimated incremental cash expenses associated with being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audits, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and executive officer liability insurance costs and director compensation.

(h)	Reflects the non-cash cost of sales of compressors related to Canadian units sold from our service fleet that were not replaced. Since these units were already in our service fleet, capital expenditures related to these units were incurred during prior periods.

(i)	Reflects non-cash equity compensation in accordance with TETRA’s equity compensation plan within our pro forma selling, general and administrative expense.

(j)	Represents the amount that would be required to pay the minimum quarterly distribution for four quarters on all of the common and subordinated units that will be outstanding immediately following this offering and the corresponding distribution on our general partner’s 2.0% interest.

Estimated Cash Available for Distribution for the Twelve Months Ending December 31, 2011

As a result of the factors described in this section and in “— Assumptions and Considerations” below, we believe we will be able to pay the annualized minimum quarterly distribution of $1.65 on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for in the twelve months ending December 31, 2011.

To pay the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011, we estimate that our EBITDA for the twelve months ending December 31, 2011 must be at least $25.1 million. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure our operating performance, liquidity or ability to service debt obligations. Please read “Summary — Non-GAAP Financial Measures” for an explanation of EBITDA and a reconciliation of EBITDA to cash flow from operating activities and to net income, its most directly comparable financial measure calculated in and presented in accordance with GAAP.

We believe we will generate estimated EBITDA of $30.8 million for the twelve months ending December 31, 2011. Please read “— Assumptions and Considerations” below for a discussion of the material assumptions underlying this belief. We can give you no assurance that our assumptions will be realized or that we will generate the $25.1 million in EBITDA required to pay the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011. If we do not generate the estimated EBITDA or if our maintenance capital expenditures are higher than estimated, we may not be able to pay the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011.

When considering our ability to generate our estimated EBITDA of $30.8 million, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and cash available for distribution to our unitholders to vary significantly from those set forth below.

We do not as a matter of course make public projections as to future revenues, earnings, or other results of operations. However, our management has prepared the prospective financial information set forth below to present the estimated cash available for distribution for the twelve months ending December 31, 2011. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of the above, the statement that we believe that we will have sufficient cash available for distribution to allow us to pay the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011 should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions.

The following table shows how we calculate the estimated EBITDA necessary to pay the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011. Our estimated EBITDA presents the forecasted results of operations of Compressco Partners for the twelve months ending December 31, 2011. Our assumptions that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes set forth in “— Assumptions and Considerations.”

Compressco Partners
Estimated Cash Available for Distribution

Twelve Months
Ending
December 31,
2011
(In thousands, except
per unit amounts)

Revenue
Compression and other services	$85,568
Sales of compressors and parts	6,236

Total revenues	91,804
Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services(a)	38,715
Cost of sales of compressors and parts	4,988

Total cost of revenues	43,703
Selling, general and administrative expense(b)	17,320
Depreciation and amortization	12,905
Interest expense (income)(c)	(239)

Income before income tax expense	18,115
Provision for income taxes(d)	2,251

Estimated net income	$15,864
Adjustments to reconcile estimated net income to estimated EBITDA:
Add:
Interest expense (income)(c)	$(239)
Provision for income taxes(d)	2,251
Depreciation and amortization	12,905

Estimated EBITDA	$30,781
Adjustments to reconcile estimated EBITDA to estimated cash available for distribution:
Less:
Interest expense (income)(c)	$(239)
Current income tax expense and withholding	1,994
Expansion capital expenditures(e)	5,520
Maintenance capital expenditures(f)	2,761
Plus:
Non-cash cost of sales of compressors	2,245
Equity compensation(g)	1,600
Use of offering net proceeds to fund expansion capital expenditures(e)	3,275

Estimated cash available for distribution by Compressco Partners	$27,865

Implied cash distributions based on the minimum quarterly distribution per unit:
Annualized minimum quarterly distribution per unit	$1.65
Distribution to common unitholders	$14,556
Distribution to subordinated unitholder	$10,039
Distribution to general partner	$502

Total distributions(h)	$25,097

Excess	$2,768

(a)	Includes maintenance, repair and refurbishment expense for our compressor units. We estimate these expenses to be $35.6 million for the twelve months ending December 31, 2011. This amount is not included in estimated maintenance capital expenditures as noted in (f) below.

(b)	Includes estimated incremental expenses of approximately $2.0 million associated with being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audits, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and executive officer liability insurance costs and director compensation.

(c)	We estimate that interest income will be earned on the net proceeds of the offering at a 2.0% interest rate. We will use approximately $31.5 million of the net proceeds received from this offering to retire intercompany indebtedness owed by our predecessor to TETRA, which we will assume as partial consideration for the assets we acquire from TETRA in connection with this offering. Please read “Use of Proceeds.” At the time of the offering, we will not have an outstanding credit agreement because we will retain approximately $9.9 million of the net proceeds of the offering. We may enter into a credit agreement to satisfy future liquidity needs at a later date.

(d)	We will not be subject to U.S. federal income tax, except with respect to operations conducted by our Operating Corp. We will incur state and local income taxes in certain of the states in which we conduct business. Moreover, we will incur income taxes and will be subject to withholding requirements related to our operations in Canada, Mexico, Argentina and in other foreign countries in which we operate. Furthermore, we will also incur Texas franchise tax, which, in accordance with Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” 710, is classified as an income tax for reporting purposes. The current income tax shown in the calculation of cash available for distribution includes only the cash portion of such taxes and is net of any deferred income tax expense.

(e)	Reflects estimated expansion capital expenditures for the period presented. Expansion capital expenditures are expenditures that result in the expansion of our assets and operations. These expenditures are primarily related to the manufacture of new compressor units that we expect to add to our service fleet that are not replacements for sold units, as well as our expected purchase of vehicles, well monitoring assets, automated sand separation assets and other related assets to expand our asset base.

(f)	Maintenance capital expenditures are generally capital expenditures that maintain the operating capacity of our business. Maintenance capital expenditures include capital expenditures made to replace partially or fully depreciated assets, disposed and/or sold assets, including our compressor units, vehicles, well monitoring assets and automated sand separation assets. The cost of refurbishing our compressor units is included in our estimated cost of wellhead compression and other services, as noted in (a) above.

(g)	Reflects non-cash equity compensation in accordance with TETRA’s and the Partnership’s equity compensation plans within our estimated selling, general and administrative expense.

(h)	Represents the amount that would be required to pay distributions for four quarters at our minimum quarterly distribution rate of $0.4125 per unit on all of the common and subordinated units that will be outstanding immediately following this offering, and the corresponding distribution on our general partner’s 2.0% interest.

Assumptions and Considerations

Based on a number of specific assumptions, we believe that, following the completion of this offering, we will have sufficient cash available for distribution to allow us to make the annualized minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ending December 31, 2011. We believe that our assumptions, which include the following, are reasonable.

Revenue

•	Revenue is estimated to be $91.8 million for the twelve months ending December 31, 2011, as compared to $80.4 million for the twelve months ended September 30, 2010 on a pro forma basis. The reasons for the anticipated increase in our revenue are presented below.

•	The Partnership’s pro forma revenue from wellhead compression and other services is estimated to be $85.6 million for the twelve months ending December 31, 2011, as compared to $76.3 million for the twelve months ended September 30, 2010. The main component of this category of pro forma revenue is from production enhancement (including wellhead compression) and related services, which is approximately $76.1 million for the twelve months ending December 31, 2011, as compared to $68.5 million for the twelve months ended September 30, 2010. This increase is projected to be driven primarily by a pro forma year-over-year growth rate of 11.4% in the number of compressor units in service, as well as an estimated 1.6% increase in our service fees. We estimate that the number of compressor units in service will grow from approximately 2,711 compressor units in service as of December 31, 2010 to approximately 3,021 compressor units in service as of December 31, 2011. Average compressor utilization rates are forecasted to reach approximately 80.8% for the quarter ending December 31, 2011. This estimated increase in the average number of compressor units in service is projected to result from organic growth opportunities (as opposed to growth through acquisitions) and substantial growth capital expenditures in our compressor units. We believe these anticipated growth rates are reasonable based on historic growth rates as described below, current demand for our services and the significant opportunities described in the “Business” section of this prospectus.

•	We expect all new business following the offering to be conducted by us and not by Compressco, producing growth in revenue and average compressor units in service in absolute terms that is comparable to those experienced by our predecessor. Our predecessor experienced year-over-year growth in average compressor units in service of approximately 15.1% during the year ended December 31, 2008 and year-over-year decreases of 1.8% and 5.6% during the year ended December 31, 2009 and 2010, respectively, and 5.8% for the twelve months ended September 30, 2010, each on a pro forma basis.

•	Revenue from sales of our compressor units and parts are estimated to increase from $4.1 million for the twelve months ended September 30, 2010 on a pro forma basis to $6.2 million for the twelve months ending December 31, 2011 due to several existing large purchase orders from one customer. These amounts include $2.2 million in sales of compressors for the twelve months ended September 30, 2010, and an estimated $3.9 million in sales of compressors for the twelve months ending December 31, 2011. Parts sales are estimated to increase from approximately $2.0 million during the twelve months ended September 30, 2010 to approximately $2.3 million for the twelve months ending December 31, 2011.

Cost of revenues (excluding depreciation and amortization expenses)

•	Cost of revenues (excluding depreciation and amortization expenses) is projected to be $43.7 million for the twelve months ending December 31, 2011, as compared to $36.9 million for the twelve months ended September 30, 2010 on a pro forma basis. The reasons for the anticipated increase in our cost of revenues are presented below.

•	Cost of wellhead compression and other services is estimated to be $38.7 million for the twelve months ending December 31, 2011, as compared to $34.4 million for the twelve months ended September 30, 2010 on a pro forma basis. These costs include personnel and various other field service costs that are added mostly in proportion to the addition of compressor units both domestically and globally. This increase in expense is primarily attributable to the growth of wellhead compression and other service revenue described above. Our ongoing cost of refurbishing our units is reflected within our maintenance and repair expense within cost of wellhead compression and other services. Maintenance, repair and refurbishment expense is estimated to be $35.6 million for the twelve months ending December 31, 2011, compared to $31.2 million for the twelve months ended September 30, 2010.

•	We are estimating that cost of sales of compressors and parts will increase from $2.5 million for the twelve months ended September 30, 2010 on a pro forma basis to $5.0 million for the twelve months ending December 31, 2011, as a result of the higher number of compressor units sold and higher average sales prices as described above.

Selling, general and administrative expense

•	We estimate that selling, general and administrative expense will be $17.3 million for the twelve months ending December 31, 2011, as compared to $13.3 million for the twelve months ended September 30, 2010 on a pro forma basis. This $4.0 million increase in estimated selling, general and administrative expense includes $2.0 million in incremental expenses associated with being a publicly traded limited partnership and $1.2 million in compensation expense associated with grants expected to be made under our Long-Term Incentive Plan.

Depreciation and amortization expense

•	We estimate that depreciation and amortization expense will be $12.9 million for the twelve months ending December 31, 2011, as compared to $13.1 million for the twelve months ended September 30, 2010 on a pro forma basis. Depreciation expense is assumed to continue to be based on consistent average depreciable asset lives and depreciation methodologies, taking into account estimated capital expenditures primarily for our expanded fleet of compressor units and other assets as described below.

Interest expense (income)

•	Interest income will be earned on the net proceeds of the offering at an assumed 2.0% interest rate. Net proceeds from this offering will be used, over time, for general partnership purposes. At the time of this offering, we will not have an outstanding line of credit due to the fact that we will retain approximately $9.9 million of the net proceeds of this offering. We will enter into a credit agreement to satisfy future liquidity needs at a later date.

Provision for income taxes

•	We will not be subject to U.S. federal income tax other than with respect to operations conducted by our Operating Corp. We will incur state and local income taxes in certain of the states in which we conduct business. Moreover, we will incur income taxes and will be subject to withholding requirements related to our operations in Canada, Mexico, Argentina and in the other foreign countries in which we operate. Furthermore, we will also incur Texas franchise tax, which, in accordance with FASB ASC 710, is classified as an income tax for reporting purposes. The current income tax shown in the calculation of cash available for distribution includes only the cash portion of such taxes and is net of any deferred income tax expense.

Capital expenditures

•	We project that maintenance capital expenditures will be $2.8 million for the twelve months ending December 31, 2011 compared to $0.9 million for the twelve months ended September 30, 2010 on a pro forma basis. This increase in maintenance capital expenditures during 2011 is primarily due to the postponement of major maintenance capital expenditure replacement projects during 2010. Maintenance capital expenditures in 2011 primarily relate to the replacement of field service trucks and expansion of our sand separator fleet.

•	We project that expansion capital expenditures will be $5.5 million for the twelve months ending December 31, 2011 compared to $6.4 million for the twelve months ended September 30, 2010 on a pro forma basis. This decrease is primarily due to a decrease in the expansion of our compressor unit fleet during 2011, when compared to the significant expansion of our compressor unit fleet and the expansion of our operations into Argentina, Indonesia and Romania during 2010.

•	Based on our current growth expectations, we believe the net proceeds of this offering will be sufficient to fund our working capital requirements for approximately the next 18 months. Accordingly, for the twelve months ending December 31, 2011 we do not assume any borrowings from TETRA or third-party lenders.

While we believe that our assumptions supporting our estimated EBITDA and cash available for distribution for the twelve months ending December 31, 2011 are reasonable in light of management’s current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual EBITDA and cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units for the four-quarter period ending December 31, 2011, in which event the market price of the common units may decline materially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT
RELATING TO CASH DISTRIBUTIONS

Distributions of Available Cash

General.  Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending March 31, 2011, we distribute all of our available cash to our unitholders of record on the applicable record date and to our general partner. We will adjust the minimum quarterly distribution for the period from the closing of the offering through March 31, 2011.

Definition of Available Cash.  We define available cash in the partnership agreement, and it generally means, for each fiscal quarter, the sum of all cash and cash equivalents on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our future debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for such quarter);

•	plus, if our general partner so determines, all additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings. We may borrow funds to pay quarterly distributions to our unitholders.

Intend to Pay Minimum Quarterly Distribution.  We intend to pay to the holders of common and subordinated units on a quarterly basis the minimum quarterly distribution of $0.4125 per unit, or $1.65 on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights.  Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner’s initial 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.474375 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any limited partner units that it owns.

Operating Surplus and Capital Surplus

General.  All cash distributed will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus.  Operating surplus consists of:

•	$15 million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions, which include the following:

•	borrowings that are not working capital borrowings;

•	sales of equity and debt securities;

•	sales or other dispositions of assets outside the ordinary course of business; and

•	capital contributions received; plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•	cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued by us (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $15 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time.

When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, officer compensation, repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus.  Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus from the closing of the initial public offering through the end of the quarter immediately preceding that distribution. Any excess available cash distributed by us on that date will be deemed to be capital surplus.

Characterization of Cash Distributions.  Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures.  Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity. Examples of maintenance capital expenditures include costs to replace equipment, tools, automobiles and computers. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity over the long term. Examples of expansion capital expenditures include costs to manufacture new compressors and acquire additional equipment, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the costs to manufacture new compressors and acquire additional equipment. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

As described below, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset during the period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

General.  Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4125 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient available cash from operating surplus to pay the minimum quarterly distribution on the common units.

Subordination Period.  Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2014, if each of the following has occurred:

•	distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units and the general partner interest during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period.  Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

•	distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the general partner interest equaled or exceeded $2.475 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded $2.475 (150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units and the general partner interest during those periods on a fully diluted weighted average basis and the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

We do not expect to satisfy the foregoing requirements for any four-quarter period ending on or before December 31, 2011.

Expiration Upon Removal of our General Partner.  In addition, if the unitholders remove our general partner other than for cause:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Expiration of the Subordination Period.  When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus.  Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “— Operating Surplus and Capital Surplus — Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units or the issuance of common units upon conversion of outstanding subordinated units) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%, in each case, not including distributions paid to our general partner on its 2.0% general partner interest) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.474375 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.515625 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.61875 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include distributions paid on its 2.0% general partner interest, assume our general partner has contributed any additional capital required to maintain its 2.0% general partner interest and has not transferred its incentive distribution rights, and assume that there are no arrearages on common units.

		Marginal Percentage
		Interest in Distributions
	Total Quarterly		General
	Distribution per Unit	Unitholders	Partner

Minimum Quarterly Distribution	$0.4125	98.0%	2.0%
First Target Distribution	up to $0.474375	98.0%	2.0%
Second Target Distribution	above $0.474375 up to $0.515625	85.0%	15.0%
Third Target Distribution	above $0.51565 up to $0.61875	75.0%	25.0%
Thereafter	above $0.61875	50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. In addition, our general partner will be issued a general partner interest necessary to maintain its general partner interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.70.

		Marginal
		Percentage
		Interest in		Quarterly
	Quarterly	Distribution		Distribution
	Distribution		General	per Unit
	per Unit	Common	Partner	Following
	Prior to Reset	Unitholders	Interest	Hypothetical Reset

Minimum Quarterly Distribution	$0.4125	98.0%	2.0%	$0.70

First Target Distribution	up to $0.474375	98.0%	2.0%	up to $0.805(1)

Second Target Distribution	above $0.474375 up to $0.515625	85.0%	15.0%	above $0.805(1) up to $0.875(2)

Third Target Distribution	above $0.515625 up to $0.61875	75.0%	25.0%	above $0.875(2) up to $1.05(3)

Thereafter	above $0.61875	50.0%	50.0%	above $1.05(3)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 15,405,012 common units outstanding, our general partner has maintained its 2.0% general partner interest, and the average distribution to each common unit would be $0.70 per quarter for the two quarters prior to the reset.

			Cash Distributions
		Cash	to General Partner
		Distributions	Prior to Reset
	Quarterly	to Common		2.0%
	Distribution	Unitholders		General	Incentive
	per Unit	Prior to	Common	Partner	Distribution		Total
	Prior to Reset	Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution	$0.4125	$6,354,567	$	$129,685	$—	$129,685	$6,484,252

First Target Distribution	up to $0.474375	953,185		19,453	—	19,453	972,638

Second Target Distribution	above $0.474375 up to $0.515625	635,457		14,952	97,188	112,140	747,597

Third Target Distribution	above $0.515625 up to $0.61875	1,588,642		42,364	487,184	529,548	2,118,190

Thereafter	above $0.61875	1,251,657		50,066	1,201,591	1,251,657	2,503,314

		$10,783,508	$	$256,520	$1,785,963	$2,042,483	$12,825,991

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 17,585,555 common units outstanding, our general partner’s 2.0% interest has been maintained, and the average distribution to each common unit would be $0.72. The number of common units to be issued to our general partner upon the reset was calculated by dividing (1) the average of the amounts received by our general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $1,526,380, by (2) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.70.

Cash Distributions to
		Cash	General Partner after Reset
	Quarterly	Distributions		2.0%
	Distributions	to Common		General	Incentive
	per Unit	Unitholders	Common	Partner	Distribution		Total
	After Reset	after Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution	$0.70	$10,783,508	$1,785,962	$256,520	$—	$2,042,482	$12,825,990
First Target Distribution	up to $0.805(1)	—	—	—	—	—	—
Second Target Distribution	above $0.805(1) up to $0.875(2)	—	—	—	—	—	—
Third Target Distribution	above $0.875(2) up to $1.05(3)	—	—	—	—	—	—
Thereafter	above $1.05(3)	—	—	—	—	—	—

		$10,783,508	$1,785,962	$256,520	$—	$2,042,482	$12,825,990

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made.  Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

Effect of a Distribution From Capital Surplus.  Our partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the unit, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels, after any of these distributions are made, it may be easier for our managing general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering, our partnership agreement specifies that we then make all future distributions from operating surplus, with 50.0% being paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of our general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, our general partner and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•	fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•	sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The percentage interests set forth above for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to our general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional partnership units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional partnership units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

At or prior to the completion of this offering, TETRA will contribute to us a portion of our predecessor’s business, as further described in “Business — Our Relationship with TETRA and Compressco.” Based on the business and assets of our predecessor that we will receive in connection with this offering, our pro forma revenues represent approximately 99.1% and 99.4% of our predecessor’s revenues for the year ended December 31, 2009 and nine months ended September 30, 2010, respectively, and our pro forma assets, including the impact of the retained offering net proceeds, represent approximately 104.8% of our predecessor’s assets as of September 30, 2010. All historical operations, results of operations, financial statements and notes to the financial statements presented throughout this prospectus reflect those of our predecessor and exclude the pro forma adjustments required to reflect the portion of our predecessor’s business that will not be contributed to us in connection with this offering. Because our operations will not represent the entirety of our predecessor’s business, and due to other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Items Impacting the Comparability of Our Financial Results,” certain total amounts that will be presented in our future results of operations may not be initially comparable to our predecessor’s historical results.

The table on the following page shows selected historical combined financial and operating data of our predecessor and pro forma financial and operating data of Compressco Partners for the periods and as of the dates presented. The selected historical financial data as of December 31, 2009, 2008, and 2007 as well as the selected historical financial data for the three-year period ended December 31, 2009, have been derived from the audited combined financial statements of our predecessor. The selected historical financial data as of December 31, 2005 and 2006 and as of September 30, 2010, as well as the selected historical financial data for the two-year period ended December 31, 2006 and the nine months ended September 30, 2010 and 2009, have been derived from the unaudited combined financial statements of our predecessor. The selected pro forma financial data for the year ended December 31, 2009 and nine months ended September 30, 2010 are derived from the unaudited pro forma financial statements of Compressco Partners included elsewhere in this prospectus.

The pro forma financial statements have been prepared as if certain transactions to be effected at the completion of this offering had taken place on September 30, 2010, in the case of the pro forma balance sheet, or as of January 1, 2009, in the case of the pro forma statements of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010. These transactions include:

•	the contribution to us of a portion of our predecessor’s business, as further described in “Business — Our Relationship with TETRA and Compressco;”

•	our issuance of common units to the public and affiliates of TETRA, subordinated units to affiliates of TETRA, notional general partner units and incentive distribution rights to Compressco Partners GP and restricted units to certain directors, executive officers and other employees of our general partner, TETRA and ours, as further described in “Summary — Formation Transactions and Partnership Structure;” and

•	our use of the proceeds received from the offering, as further described in “Use of Proceeds.”

We derived the information in the following table from, and that information should be read together with, and is qualified in its entirety by reference to, the historical combined and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and accompanying notes included elsewhere in this prospectus.

The following table includes the non-GAAP financial measure of EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. For a reconciliation of EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Summary — Non-GAAP Financial Measures.”

Selected Historical and Pro Forma Financial and Operating Data

								Compressco Partners
									Pro Forma
	Compressco Partners Predecessor							Pro Forma	Nine Months
						Nine Months Ended		Year Ended	Ended
	Year Ended December 31,					September 30,		December 31,	September 30,
	2005	2006	2007	2008	2009	2009	2010	2009	2010
	(unaudited)					(unaudited)		(unaudited)
	(dollars in thousands)

Statement of Operations Data:
Revenue	$52,212	$67,133	$85,985	$99,944	$90,573	$70,091	$60,492	$89,794	$60,159
Cost of revenue	24,340	30,265	38,179	44,189	40,959	31,842	28,012	40,731	27,895
Selling, general and administrative expenses	8,445	10,612	12,964	14,352	13,193	10,092	10,262	13,134	10,227
Depreciation and amortization expense	4,558	6,436	9,433	12,112	13,823	10,427	9,819	13,745	9,775
Interest expense	8,487	9,250	10,083	10,990	11,980	8,985	9,829	—	36
Other (income) expense, net	(3)	59	(31)	174	(82)	(52)	87	(82)	87

Income before income tax provision	6,385	10,511	15,357	18,127	10,700	8,797	2,483	22,266	12,139
Provision for income taxes	2,482	4,100	5,803	6,846	4,161	3,421	1,067	2,956	1,238

Net income	$3,903	$6,411	$9,554	$11,281	$6,539	$5,376	$1,416	$19,310	$10,901

General partner interest in net income								386	218
Common unitholders’ interest in net income								11,200	6,322
Subordinated unitholders’ interest in net income								7,724	4,361
Net income per common unit (basic and diluted)								$1.25	$0.72
Balance Sheet Data (at Period End):
Working capital(1)	$14,997	$19,761	$27,565	$31,308	$32,983	$24,490	$14,253		$33,683
Total assets	139,340	163,981	186,675	212,167	202,498	205,277	192,144		201,392
Partners’ capital/net parent equity	27,562	40,048	48,713	56,792	33,900	40,361	10,291		189,662
Other Financial Data:
EBITDA(2)	19,430	26,197	34,873	41,229	36,503	28,209	22,131	36,011	21,950
Capital expenditures(3)	18,349	25,917	23,929	33,036	2,997	2,233	5,078
Cash flows provided by (used in):
Operating activities	5,656	12,251	15,737	25,569	23,936	27,044	27,336
Investing activities	(18,418)	(25,862)	(23,930)	(32,997)	(2,882)	(2,169)	(5,048)
Financing activities	11,938	14,378	7,991	7,607	(17,854)	(22,435)	(24,984)
Operating Data:
Total compressor units in fleet (at period end)	1,990	2,595	3,108	3,603	3,627	3,614	3,652
Average number of compressor units in service (during period)(4)	1,613	2,054	2,530	2,913	2,862	2,897	2,702
Average compressor unit utilization (during period)(5)	91.3%	89.6%	88.7%	86.8%	79.2%	80.3%	74.2%

(1)	Working capital is defined as current assets minus current liabilities.

(2)	Please read “Summary — Non-GAAP Financial Measures” for more information regarding EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization.

(3)	Capital expenditures primarily consist of capital expenditures to expand the operating capacity or revenue of existing or new assets.

(4)	“Average number of compressor units in service” for each period shown is determined by calculating an average of two numbers, the first of which is the number of compressor units being used to provide services on customer well sites at the beginning of the period and the second of which is the number of compressor units being used to provide services on customer well sites at the end of the period.

(5)	“Average compressor unit utilization” for each period shown is determined by dividing the average number of compressor units in service during such period by the average of two numbers, the first of which is the total number of compressors units in our fleet at the beginning of such period and the second of which is the total number of compressor units in our fleet at the end of such period.

The unaudited pro forma financial information should not be considered as indicative of (i) the historical results we would have generated if we had been formed at the beginning of each respective pro forma period or (ii) the results we will actually achieve after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the combined financial statements of our predecessor and the notes thereto, and the other financial information appearing elsewhere in this prospectus. This discussion includes forward-looking statements that involve certain risks and uncertainties. Please read “Forward-Looking Statements” and “Risk Factors.”

References in this prospectus to “Compressco Partners,” “we,” “our,” “us,” “the Partnership” or like terms refer to Compressco Partners, L.P. and its wholly owned subsidiaries, including Compressco Partners Operating, LLC and Compressco Partners Sub, Inc. References to “our Operating LLC” refer to Compressco Partners Operating LLC and its wholly owned subsidiaries and references to “our Operating Corp” refer to Compressco Partners Sub, Inc. References to “TETRA” refer to TETRA Technologies, Inc., or “TETRA,” and TETRA’s controlled subsidiaries, other than us. References to “Compressco” refer to Compressco, Inc., a wholly owned subsidiary of TETRA, and Compressco’s controlled subsidiaries, other than us. References to “Compressco Partners GP” or “our general partner” refer to our general partner, Compressco Partners GP Inc., a wholly owned subsidiary of Compressco. References to “compressor units” refer to our GasJack® units and our VJacktm units. References to “Compressco Partners Predecessor” or “our predecessor” refer to the predecessor of Compressco Partners for accounting purposes. As further described elsewhere in this prospectus, our predecessor consists of (1) all of the historical assets, liabilities and operations of Compressco, combined with (2) certain assets, liabilities and operations of the subsidiaries of TETRA conducting wellhead compression-based production enhancement services and related well monitoring and automated sand separation services in Mexico.

At or prior to the completion of this offering, TETRA will contribute to us a portion of our predecessor’s business, as further described in “Our Relationship with TETRA and Compressco.” All historical operations, results of operations, financial statements and notes to the financial statements presented throughout this prospectus reflect those of our predecessor and exclude the pro forma adjustments required to reflect the portion of our predecessor’s business that will not be contributed to us in connection with this offering. Because our operations will not represent the entirety of our predecessor’s business, and due to other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Items Impacting the Comparability of Our Financial Results,” certain total amounts that will be presented in our future results of operations may not be initially comparable to our predecessor’s historical results.

Overview

We are a leading provider of wellhead compression-based production enhancement services, or “production enhancement services,” to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Internationally, we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Our production enhancement services primarily consist of wellhead compression, related liquids separation, gas metering and vapor recovery services. In certain circumstances, we also provide ongoing well monitoring services and, in Mexico, automated sand separation services in connection with our primary production enhancement services. While our services are applied primarily to mature wells with low formation pressures, our services are also employed on newer wells that have experienced significant production declines or are characterized by lower formation pressures. Our services are performed by our highly trained staffs of regional service supervisors, optimization specialists and field mechanics. In addition, we design and manufacture the compressor units we use to provide our production enhancement services and, in certain markets, sell our compressor units to customers.

Our predecessor’s business experienced substantial organic growth over the past eight fiscal years. Our predecessor’s revenues grew during that period from approximately $14.9 million during 2002 to approximately $90.6 million during 2009, representing a 508.1% increase. Our predecessor’s number of compressor units in service grew from 761 compressor units as of December 31, 2002 to 2,743 compressor units as of

September 30, 2010, representing a 260.4% increase. This growth was generated entirely by organic expansion, with no acquisitions made during that eight-year period.

Demand for our predecessor’s services declined during 2009 and the nine months ended September 30, 2010, largely due to the effect of the recent domestic and foreign economic downturn on the production enhancement services market. This economic downturn has led to a significant decrease in the industrial consumption of natural gas, lower natural gas prices compared to those of recent years (decreasing from an average Henry Hub spot price of $8.86 per million British thermal units, or “MMBtu,” in 2008 to $3.54 per MMBtu in 2009), cost cutting by our predecessor’s customers and, consequently, lower demand for our predecessor’s wellhead compression services and lower compressor utilization rates. In addition, our predecessor has experienced increasing competition in many of its key domestic operating regions, which has resulted in decreased pricing and the termination of services contracts by certain domestic customers. Also, decreased wellhead compression and other production enhancement services activity in Mexico as a result of Pemex budgetary issues and escalating security disruptions in Mexico have also resulted in decreased activity and decreased profitability. As a result, our predecessor’s revenues decreased from approximately $99.9 million during 2008 to approximately $90.6 million during 2009, a decrease of 9.4%, and our predecessor’s average number of compressor units in service decreased from 2,913 compressor units during the year ended December 31, 2008 to 2,862 compressor units during the year ended December 31, 2009, a 1.8% decrease. In addition, during the nine months ended September 30, 2010, our predecessor’s revenues decreased to approximately $60.5 million, as compared to approximately $70.0 million for the same period in 2009, a 13.7% decrease. Revenue is estimated to be $91.8 million for the twelve months ending December 31, 2011, as compared to $80.4 million for the twelve months ended September 30, 2010 on a pro forma basis. However, our predecessor’s average number of compressor units in service decreased from 2,897 compressor units during the nine months ended September 30, 2009 to 2,702 compressor units during the nine months ended September 30, 2010, a 6.7% decrease. We expect to see an increase in compressor unit utilization for the twelve months ended December 31, 2011.

How We Evaluate Our Operations

Operating Expenses.  We use operating expenses as a performance measure for each of our customers’ work sites. We also track our operating expenses on a company-wide basis, using month-to-month, year-to-date and year-to-year comparisons, and as compared to budget. This analysis is useful in identifying adverse, company-wide cost trends and allows us to investigate the cause of any adverse trends and implement remedial measures if the cause or cure is within our control. We define operating expenses as costs associated with providing production enhancement services. The most significant portion of our operating expenses are the labor costs of our field personnel, repair and maintenance of our equipment, and the fuel and other supplies consumed by us while providing our services. Other materials consumed while performing our services, ad valorem taxes, sales taxes and insurance expenses comprise the significant remainder of our operating expenses. Our operating expenses generally fluctuate depending on the level of the activities performed during a specific period. Our labor costs consist primarily of wages for our field personnel, as well as expenses related to their training and safety.

EBITDA.  We view EBITDA as one of our primary management tools, and we track this item on a monthly basis, both in dollars and as a percentage of revenue (compared to the prior month, prior year-to-date period and prior year), and as compared to budget. We define EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, including investors, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the production enhancement business, without regard to financing or capital structure;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; and

•	our ability to generate available cash sufficient to make distributions to our unitholders.

EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do. Management compensates for the limitations of EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

Average Utilization Rate of our Compressor Units.  We measure the average compressor unit utilization rate of our fleet of compressor units as the number of compressor units currently used to provide services on customer well sites during a particular period, divided by the total number of compressor units currently in our fleet at the end of such period. Our management primarily uses this metric to manage the number of idle compressor units in our fleet and to determine our future need for additional compressor units. We track our average utilization rate on a monthly basis.

The following table sets forth our predecessor’s historical fleet size and average number of compressor units being utilized to provide our production enhancement services on customer well sites during the periods shown and our predecessor’s historical average utilization rates during those periods.

	Compressco Partners Predecessor
						Nine Months
						Ended
	Year Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
						(unaudited)

Total compressor units in fleet (at period end)	1,990	2,595	3,108	3,603	3,627	3,614	3,652
Average number of compressor units in service (during period)(1)	1,613	2,054	2,530	2,913	2,862	2,897	2,702
Average compressor unit utilization (during period)(2)	91.3%	89.6%	88.7%	86.8%	79.2%	80.3%	74.2%

(1)	“Average number of compressor units in service” for each period shown is determined by calculating an average of two numbers, the first of which is the number of compressor units being used to provide services on customer well sites at the beginning of the period and the second of which is the number of compressor units being used to provide services on customer well sites at the end of the period.

(2)	“Average compressor unit utilization” for each period shown is determined by dividing the average number of compressor units in service during such period by the average of two numbers, the first of which is the total number of compressors units in our fleet at the beginning of such period and the second of which is the total number of compressor units in our fleet at the end of such period.

While our predecessor’s historical average utilization rates decreased marginally over time, this decrease generally reflects the managed growth of our predecessor’s compressor unit fleet size. However, during 2009 and 2010, our predecessor’s average utilization rates fell due to the effect of the recent domestic and foreign economic downturn on the production enhancement services market.

Net Increase in Compressor Fleet Size.  We define the net increase in our compressor fleet size during a given period of time as the difference between the number of compressor units we placed into service, less the number of compressor units we removed from service. Management uses this metric to evaluate our operating performance and specifically the effectiveness of our marketing efforts to grow our overall base of business.

Industry Trends

We believe we will be able to continue growing our business by capitalizing on the following positive, long-term fundamentals, which we believe exist for the production enhancement services industry:

•	Most of the wells that would benefit from our production enhancement services do not currently utilize those services;

•	Aging natural gas and oil wells will require more of our production enhancement services;

•	Natural gas production from unconventional sources, including tight sands, shales and coalbeds, is expected to continue to increase, according to the Energy Information Administration, and, over time, production from these unconventional sources could benefit substantially from our production enhancement services due to the relatively fast production decline rates of wells drilled to these formations; and

•	Natural gas and oil producers continue to outsource their requirements for the production enhancement services we provide.

Natural gas production from newly developed shale plays continues to increase the amount of natural gas in storage, which tends to cause natural gas prices to decrease. While these shale plays exhibit steep decline rates from their initial production rates, we do not expect these shale plays to require wellhead production enhancement services for many years.

We intend to expand our service coverage within our current domestic and international markets, pursue additional domestic and international growth opportunities, improve our service offerings, promote our additional service applications, including vapor recovery, well monitoring, automated sand separation and production enhancement services on pumping oil wells, continue to leverage our relationships with TETRA and its customers, and take advantage of selective acquisition opportunities, as further described in “Business Strategies.” Such growth is expected to be funded by cash provided by operations, from the portion of the net proceeds we will retain following completion of this offering, from issuances of additional partnership units and from future borrowings.

Items Impacting the Comparability of Our Historical Financial Results to our Future Results of Operations

The future results of our operations may initially not be comparable to our predecessor’s historical results of operations for the periods presented below, for the reasons described below:

•	Following TETRA’s contribution to us, a significant majority of our production enhancement services will be performed by our Operating LLC pursuant to contracts that our counsel has concluded will generate qualifying income under Section 7704 of the Internal Revenue Code, or “qualifying income.” We will not pay federal income taxes on the portion of our business conducted by Operating LLC. For a detailed discussion of Section 7704 of the Internal Revenue Code, please read “Material Tax Consequences — Partnership Status” and, for a summary of certain of the relevant terms of these contracts, please read “Business — Our Operations — Our Production Enhancement Services Contract Terms.” Our Operating Corp will conduct substantially all of our operations that our counsel has not concluded will generate qualifying income and it will pay federal income tax with respect to such operations. Approximately 73.0% and 74.1% of our pro forma revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, are attributable to the portion of our operations that will be conducted by our Operating LLC, and approximately 27.0% and 25.9% of our pro forma revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, are attributable to the portion of our operations that will be conducted by our Operating Corp. Going forward, we intend to conduct substantially all of our new production enhancement service business pursuant to contracts that our counsel concludes will generate qualifying income and such business will be conducted through our Operating LLC.

•	The contracts pursuant to which we provide production enhancement services that our counsel has concluded will generate qualifying income generally require us to pay certain ad valorem taxes and insurance expenses.

•	The results of our predecessor’s operations include an allocation of certain selling, general and administrative expenses from TETRA. Upon completion of this offering, we will be charged for certain selling, general and administrative costs in accordance with an omnibus agreement between TETRA and us, and the amount of such charges could vary from the amounts presented in our predecessor’s results of operations.

•	The results of our predecessor’s operations include interest expense associated with revolving credit indebtedness owed to an affiliate of TETRA. Under this indebtedness, which originated in August 2004, our predecessor could borrow up to $150 million at an interest rate of 9.0% per annum. This indebtedness was originally scheduled to mature on December 31, 2010 and the outstanding principal balance as of September 30, 2010 was $145.1 million. In December 2010, this indebtedness was refinanced to increase the maximum borrowings to $250 million, accrue interest at 7.5% and extend the maturity date to December 31, 2020. We will assume approximately $31.5 million of this indebtedness (as partial consideration for the assets we acquire from TETRA in connection with this offering), which $31.5 million will be repaid in full from the proceeds of this offering, and we will not reflect interest on this indebtedness in our future results of operations. The balance of this intercompany indebtedness will be repaid by our predecessor prior to this offering.

•	Upon completion of this offering, we anticipate that we will incur additional selling, general and administrative expenses of approximately $2.0 million per year as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to our unitholders, annual financial audits, Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, attorney fees, incremental director and executive officer liability insurance costs and director compensation.

•	Given our partnership structure and cash distribution policy, we will distribute all of our available cash from operating surplus at the end of each quarter (excluding cash reserved to operate our business).

•	We will use approximately $31.5 million of the net proceeds received from this offering to retire the intercompany indebtedness owed by our predecessor to TETRA, which we will assume as partial consideration for the assets we acquire from TETRA in connection with this offering. In addition, we will use approximately $3.5 million of the net proceeds received from this offering to reimburse TETRA for certain expenses incurred in connection with this offering. The balance of the net proceeds of this offering (approximately $9.9 million) will be available for general partnership purposes. Please read “Use of Proceeds.”

•	We are not a restricted subsidiary of TETRA for purposes of TETRA’s credit facility with J.P. Morgan Chase Bank, N.A., as Administrative Agent, which we refer to as the “TETRA Credit Facility,” or under several series of notes which TETRA has issued pursuant to certain note purchase agreements in September 2004, April 2006, April 2008 and October 2010 (which included Series A and Series B notes) and which we collectively refer to as the “TETRA Senior Notes.” As such, our ability to take certain actions, including incurring indebtedness, granting liens on our assets and making acquisitions and capital expenditures, will not be restricted by the TETRA Credit Facility and the TETRA Senior Notes.

Results of Operations

The following data should be read in conjunction with the Combined Financial Statements and the associated Notes contained elsewhere in this prospectus.

Compressco Partners Predecessor

						Period-to-Period Change
				Nine Months				Nine Months
				Ended		Year Ended		Ended
	Year Ended December 31,			September 30,		2008	2009	September 30, 2010
Combined Results of Operations	2007	2008	2009	2009	2010	vs. 2007	vs. 2008	vs. September 30, 2009
	(In thousands)
				(unaudited)

Revenues:
Compression and other services	$73,345	$91,925	$86,105	$66,912	$57,672	$18,580	$(5,820)	$(9,240)
Sales of compressors and parts	12,640	8,019	4,468	3,179	2,820	(4,621)	(3,551)	(359)

Total revenues	$85,985	$99,944	$90,573	$70,091	$60,492	$13,959	$(9,371)	$(9,599)
Cost of revenues:
Cost of compression and other services	30,588	38,736	38,108	29,806	26,315	8,148	(628)	(3,491)
Cost of compressors and parts sales	7,591	5,453	2,851	2,036	1,697	(2,138)	(2,602)	(339)

Total cost of revenues	$38,179	$44,189	$40,959	$31,842	$28,012	$6,010	$(3,230)	$(3,830)
Selling, general and administrative expense	12,964	14,352	13,193	10,092	10,262	1,388	(1,159)	170
Depreciation and amortization	9,433	12,112	13,823	10,427	9,819	2,679	1,711	(608)
Interest expense	10,083	10,990	11,980	8,985	9,829	907	990	844
Other (income) expense, net	(31)	174	(82)	(52)	87	205	(256)	139

Income before income taxes	$15,357	$18,127	$10,700	$8,797	$2,483	$2,770	$(7,427)	$(6,314)
Provision for income taxes	5,803	6,846	4,161	3,421	1,067	1,043	(2,685)	(2,354)

Net income	$9,554	$11,281	$6,539	$5,376	$1,416	$1,727	$(4,742)	$(3,960)

	Percentage of Total Revenues					Period-to-Period Change
				Nine Months				Nine Months
				Ended		Year Ended		Ended
	Year Ended December 31,			September 30,		2008	2009	September 30, 2010
Combined Results of Operations	2007	2008	2009	2009	2010	vs. 2007	vs. 2008	vs. September 30, 2009
	(In thousands)
				(unaudited)

Revenues:
Compression and other services	85.3%	92.0%	95.1%	95.5%	95.3%	25.3%	(6.3)%	(13.8)%
Sales of compressors and parts	14.7%	8.0%	4.9%	4.5%	4.7%	(36.6)%	(44.3)%	(11.3)%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	16.2%	(9.4)%	(13.7)%
Cost of revenues:
Cost of compression and other services	35.6%	38.8%	42.1%	42.5%	43.5%	26.6%	(1.6)%	(11.7)%
Cost of compressors and parts sales	8.8%	5.5%	3.1%	2.9%	2.8%	(28.2)%	(47.7)%	(16.7)%

Total cost of revenues	44.4%	44.2%	45.2%	45.4%	46.3%	15.7%	(7.3)%	(12.0)%
Selling, general and administrative expense	15.1%	14.4%	14.6%	14.4%	17.0%	10.7%	(8.1)%	1.7%
Depreciation and amortization	11.0%	12.1%	15.3%	14.9%	16.2%	28.4%	14.1%	(5.8)%
Interest expense	11.7%	11.0%	13.2%	12.8%	16.2%	9.0%	9.0%	9.4%
Other (income) expense, net	(0.0)%	0.2%	(0.1)%	(0.1)%	0.1%	661.3%	(147.1)%	267.3%
Income before income taxes	17.9%	18.1%	11.8%	12.6%	4.1%	18.0%	(41.0)%	(71.8)%

Net income	11.1%	11.3%	7.2%	7.7%	2.3%	18.1%	(42.0)%	(73.6)%

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

Revenue.  Our predecessor’s combined revenues for the nine months ended September 30, 2010 decreased $9.6 million to $60.5 million, compared to $70.1 million for the nine months ended September 30, 2009, a decrease of 13.7%. This change was primarily associated with a 13.8% decrease in services revenues, as our predecessor utilized an average of 2,702 compressor units to provide services during the nine months ended September 30, 2010 compared to an average of 2,897 compressor units during the nine months ended September 30, 2009. Domestic revenues decreased $6.2 million during the nine months ended September 30, 2010 to $46.3 million, a 11.8% decrease from the prior year’s period. This decrease in domestic services revenues was primarily due to decreased demand and increased competition. These factors also resulted in a decrease in average compressor unit monthly service rates during 2010 compared to the prior year period. Canadian revenues declined from $4.5 million for the nine months ended September 30, 2009 to $3.6 million for the nine months ended September 30, 2010, primarily due to lower capital spending by Canadian exploration and production companies caused by decreased prices for natural gas from Canada and increased production costs. Mexican revenues for the nine months ended September 30, 2010 decreased 32.5% from $12.3 million to $8.3 million, due to a decrease in our predecessor’s business in Mexico partially caused by Pemex budgetary issues and security disruptions in Mexico, as well as flooding which occurred during the third quarter of 2010. In addition to these decreases, revenues from sales of compressor units and parts decreased to $2.8 million for the nine months ended September 30, 2010 compared to $3.2 million for the prior year’s period.

Cost of revenue.  Combined cost of revenues decreased from $31.8 million for the nine months ended September 30, 2009 to $28.0 million for the same period in 2010, a decrease of $3.8 million or 12.0%. This change reflects the decreased number of compressor units being utilized to provide services, with cost of wellhead compression and other services decreasing $3.5 million during the nine months ended September 30, 2010 over the prior year’s period. This decrease was primarily driven by decreases in field labor, repair and maintenance and fuel costs, reflecting the decreased service fleet during the first nine months of 2010 compared to the prior year period. Domestic cost of revenues made up the greatest portion of this change, commensurate with a decrease in domestic services revenues. Cost of compressor units sold increased during this period as a result of increased compressor sales. As a percentage of combined revenues, cost of revenues increased to 46.3% for the nine months ended September 30, 2010 compared to 45.4% for the prior year period, as the decrease in Mexican revenues and activity resulted in lower combined operating profitability during the current year period.

Selling, general and administrative expense.  Selling general and administrative expenses increased from $10.1 million for the nine months ended September 30, 2009 to $10.3 million for the current year’s period, an increase of $0.2 million or 1.7%. As a percentage of combined revenues, our predecessor’s selling, general and administrative expense increased during the nine months ended September 30, 2010 to 17.0% compared to 14.4% for the prior year’s period. Selling, general and administrative expense includes costs allocated by TETRA for administrative costs incurred by TETRA.

Depreciation and amortization.  Depreciation and amortization expense primarily consists of the depreciation of compressor units. In addition, depreciation and amortization expense also includes the depreciation of other operating equipment and facilities locations, as well as the amortization of certain intangible assets. Depreciation and amortization expense decreased $0.6 million during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009, a decrease of approximately 5.8%. This change was primarily due to the decreased size and cost of the compressor unit fleet.

Interest expense.  Interest expense increased from $9.0 million to $9.8 million due to the increase principal balance of our predecessor’s note payable to an affiliate of TETRA.

Income before taxes and net income.  Income before taxes for the nine months ended September 30, 2010 was $2.5 million, compared to $8.8 million for the nine months ended September 30, 2009, a decrease of $6.3 million or 71.8%. As a percentage of combined total revenues, income before taxes decreased to 4.1% for the nine months ended September 30, 2010, compared to 12.6% for the prior year’s period. Net income for the nine months ended September 30, 2010 was $1.4 million, compared to $5.4 million for the prior year’s period, a decrease of $4.0 million or 73.6%. As described above, our predecessor’s profitability decreased due to decreased activity, both domestically and internationally.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue.  Our predecessor’s combined revenues decreased from $99.9 million for 2008 to $90.6 million for 2009, a decrease of $9.4 million or 9.4%. This change was primarily associated with a 6.3% decrease in services revenues, as our predecessor utilized an average of 2,862 compressor units to provide services during the year ended December 31, 2009, compared to an average of 2,913 compressor units during the year ended December 31, 2008. In addition, average compressor unit monthly service rates decreased slightly during 2009 compared to 2008. Domestic revenues decreased 11.5% during 2009 from $77.1 million for 2008 to $68.2 million for 2009. In addition, Mexican revenues decreased 2.3% during 2009, from $15.5 million during 2008 to $15.1 million during 2009. Canadian revenues declined $1.2 million, or 16.1%, from $7.2 million for 2008 to $6.0 million for 2009, primarily due to lower capital spending by Canadian exploration and production companies caused by decreased prices for natural gas from Canada and increased production costs. Approximately $3.6 million of the decrease in combined revenues was also due to decreased sales of compressor units during 2009 compared to 2008, as the number of compressor units sold decreased from 101 for 2008 to 26 for 2009 due to a decrease in demand for compressor units by our customers.

Cost of revenue.  Combined cost of revenues decreased from $44.2 million for 2008 to $41.0 million for 2009, a decrease of $3.2 million or 7.3%. This decrease was partially due to decreased cost of services, which decreased $0.6 million due to the decreased service fleet in 2009. Domestic cost of services, including field labor, repair and maintenance and fuel, decreased due to the decreased service fleet, but were offset by increased Canadian operating expenses. More significantly, cost of compressors and parts sales decreased $2.6 million as a result of decreased sales of compressor units and parts. As a percentage of combined revenues, however, cost of revenues increased from 44.2% for 2008 to 45.2% for 2009 primarily due to lower margins on sales of fewer compressor units during 2009 compared to 2008.

Selling, general and administrative expense.  As a percentage of combined revenues, our predecessor’s selling, general and administrative expense increased slightly during 2009 to approximately 14.6%, compared to 14.4% for 2008. However, selling, general and administrative expense decreased by $1.2 million from $14.4 million to $13.2 million, consistent with the overall decrease of our predecessor’s operations.

Depreciation and amortization.  Depreciation and amortization expense primarily consists of the depreciation of compressor units. In addition, depreciation and amortization expense also includes the depreciation of other operating equipment and facilities locations, as well as the amortization of certain intangible assets. Depreciation and amortization expense increased $1.7 million during 2009, or approximately 14.1%, primarily due to the increased size of the compressor unit fleet.

Interest expense.  Interest expense increased from $11.0 million to $12.0 million due to the increased principal balance of our predecessor’s note payable to an affiliate of TETRA.

Income before taxes and net income.  Income before taxes for 2009 was $10.7 million, compared to $18.1 million for 2008, a decrease of $7.4 million or 41.0%. As a percentage of combined total revenues, income before taxes was 11.8% for 2009, compared to 18.1% for 2008. Net income for 2009 was $6.5 million, compared to $11.3 million for 2008, a decrease of $4.7 million or 42.0%. As described above, our predecessor’s profitability decreased as a result of decreased activity domestically and internationally.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue.  Combined revenues increased from $86.0 million for 2007 to $99.9 million for 2008, an increase of $14.0 million or 16.2%. This change was due to a 25.3% increase in services revenues, as our predecessor utilized an average of 2,913 compressor units to provide services during the year ended December 31, 2008 compared to an average of 2,530 compressor units to provide services during the year ended December 31, 2007. Domestic revenues increased 12.9% during 2008 from $68.3 million for 2007 to $77.1 million for 2008. Mexican revenues increased 66.9% during 2008, to $15.5 million compared to $9.3 million during 2007, as our predecessor expanded its activity in Mexico. Canadian revenues decreased 14.8% during 2008 from $8.4 million for 2007 to $7.2 million for 2008. Revenues from the sales of compressor units and parts decreased by $4.6 million during 2008, as the number of compressor units sold declined from 201 for 2007 to 101 for 2008.

Cost of revenue.  Combined cost of revenues increased from $38.2 million for 2007 to $44.2 million for 2008, an increase of $6.0 million or 15.7%. This change reflects the increased number of compressor units being utilized to provide services, with cost of services increasing $8.1 million during 2008 compared to 2007. This increased cost of services was primarily due to the increased field labor and repair and maintenance costs associated with the increased service fleet. Domestic cost of revenues made up the greatest portion of this change, commensurate with domestic services revenues. The increased cost of revenues was partially offset by $2.1 million of decreased cost of compressor unit and parts sales, due to the decreased sales of compressor units discussed above. As a percentage of combined revenues, cost of revenue decreased slightly from 44.4% for 2007 to 44.2% for 2008.

Selling, general and administrative expense.  Selling, general and administrative expenses increased from $13.0 million for 2007 to $14.4 million for 2008, an increase of $1.4 million. As a percentage of combined revenues, however, selling, general and administrative expense decreased during 2008, at approximately 14.4% compared to 15.1% for 2007.

Depreciation and amortization.  Depreciation and amortization expense increased $2.7 million during 2008, or approximately 28.4%, primarily due to the increased size of our predecessor’s compressor unit fleet.

Interest expense.  Interest expense increased from $10.1 million to $11.0 million due to the increased principal balance of our predecessor’s note payable to an affiliate of TETRA.

Income before taxes and net income.  Income before taxes for 2008 was $18.1 million, compared to $15.4 million for 2007, an increase of $2.8 million or 18.0%. As a percentage of combined total revenues, income before taxes was 18.1% for 2008, compared to 17.9% for 2007. Net income for 2008 was $11.3 million, compared to $9.6 million for 2007, an increase of $1.7 million or 18.1%, largely as a result of our growth and deployment of our compressor unit fleet. As described above, our predecessor’s profitability increased primarily as a result of our overall growth and increased activity in Mexico.

Liquidity and Capital Resources

Our Predecessor’s Liquidity and Capital Resources

Operating Activities.  Net cash from operating activities decreased by $1.6 million during 2009 to $23.9 million compared to $25.6 million for 2008, primarily due to decreased earnings, and despite the use of operating cash during 2008 to increase inventories, and the increase in collection of service billings during 2009. Net cash from operating activities increased by $9.8 million during 2008 to $25.6 million compared to $15.7 million for 2007 also primarily due to the collection of increased service billings in excess of associated operating and administrative expense payments. During the nine months ended September 30, 2010, our predecessor generated an additional $27.3 million of net cash from operating activities.

Investing Activities.  Capital expenditures for 2009 decreased by $30.0 million to $3.0 million compared to $33.0 million for 2008 due to a significant reduction in the number of compressor units manufactured during the year. In particular, our predecessor significantly decreased the number of compressor units manufactured for our operations domestically, where activity during the year was slow. Total compressor units manufactured in 2009 decreased to 40, compared to 608 compressor units completed in the prior year. Capital expenditures for 2008 increased by $9.1 million to $33.0 million compared to $23.9 million for 2007, although the number of compressor units manufactured decreased to 608 compressor units from 726 compressor units manufactured during 2007. This increase was due to increased average manufacturing cost during 2008 (particularly, increased Canadian GasJack® units manufactured). Through the nine months ended September 30, 2010, our predecessor has expended an additional $5.1 million, primarily to fund the further increase of its compressor unit fleet by an additional 75 compressor units.

Financing Activities.  Historically, our predecessor’s sources of liquidity included cash internally generated from operations as well as intercompany loans and capital contributions from TETRA. Our predecessor’s cash receipts were deposited in TETRA’s bank accounts and all cash disbursements were made from these accounts. Accordingly, the amount of cash reflected in our predecessor’s historical financial statements is not indicative of its actual cash position, as TETRA retained any cash surplus, shortfalls and debt borrowings on its balance sheet. Cash transactions handled by TETRA were reflected in net parent equity. Net cash provided by and used in financing activities represents the pass through of our predecessor’s net cash flows to TETRA, pursuant to its cash management program.

Our Liquidity and Capital Resources

Liquidity.  We must generate approximately $25.1 million (or approximately $6.3 million per quarter) of available cash to pay the minimum quarterly distribution for four quarters on all of our common units and subordinated units that will be outstanding immediately after this offering and the corresponding distribution on the general partner interest. If we had completed the transaction contemplated in this prospectus on January 1, 2009 and October 1, 2009, our pro forma cash available for distribution for the twelve months ended December 31, 2009 and September 30, 2010 would have been approximately $31.7 million and $27.0 million, respectively. These amounts would have been more than sufficient to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the corresponding distribution on the general partner’s 2% interest for the twelve months ended December 31, 2009 and September 30, 2010. For a calculation of our ability to make distributions to our unitholders based on our pro forma results for the twelve months ended December 31, 2009 and September 30, 2010, please read “Our Cash Distribution Policy and Restrictions on Distributions — Pro Forma Cash Available for Distribution for the Twelve Months Ended December 31, 2009 and September 30, 2010.” Following this offering, we plan to maintain our own bank accounts, although TETRA’s personnel will manage our cash and investments.

In addition to distributions on our partnership units, our primary short-term liquidity needs are to fund the working capital requirements of our business. We anticipate that our primary source of funds for our short-term liquidity needs will be the remainder of the net proceeds retained from this offering of approximately $9.9 million and cash generated from our operations, which we believe will be sufficient to meet our working capital requirements for the next 18 months.

Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including borrowings and issuance of additional partnership units, to fund capital expenditures or acquisitions. We cannot assure you that we will be able to raise additional funds on favorable terms. For more information, please read “— Capital Requirements” below.

Capital Requirements.  The natural gas production enhancement services business is capital intensive, requiring significant investment to maintain, expand and upgrade existing operations. Our predecessor’s capital requirements historically have been primarily for the expansion of our compressor unit fleet. Our predecessor’s capital requirements historically have been funded with internally generated cash flows as well as loans and capital contributions from TETRA. Given our primary objective of growth through the expansion of our operations, both domestically and internationally, over the long term, we anticipate that we will continue to invest significant amounts of capital to manufacture additional compressor units. As more completely discussed in “Our Cash Distribution Policy and Restrictions on Distributions — Assumptions and Considerations,” for the twelve months ending December 31, 2011, we estimate that our capital expenditures will be approximately $8.3 million, consisting of $2.8 million of maintenance capital expenditure requirements and $5.5 million of expansion capital expenditure requirements. We anticipate capital expenditures of approximately $3.0 million to replace a significant portion of our Mexican automated sand separator fleet during the next three years, beginning in 2011. We currently have approximately 800 compressor units not currently being utilized, which we can utilize to provide our production enhancement services as our business grows. Once those compressor units are utilized, we would expect our expansion capital expenditures to increase to fund the construction of additional compressor units. In addition to organic growth, we may also consider a variety of assets or businesses for potential acquisition. We expect to fund any future acquisitions with capital from external financing sources and issuance of debt and equity securities, including our issuance of additional partnership units as appropriate, given market conditions, and, if necessary, future debt offerings by us.

Our Long-Term Ability to Grow will Depend on Our Ability to Access External Expansion Capital.  The amount of cash we have to distribute to our unitholders will be reduced by cash reserves established by our general partner to provide for the proper conduct of our business (including for future capital expenditures). Although we believe the remainder of the net proceeds from this offering of approximately $9.9 million and cash generated from our operations will be sufficient to fund our working capital requirements for approximately the next 18 months, over the long term, we expect that we will rely primarily upon external financial sources, including borrowings and the issuance of debt and equity securities, rather than depleting the remaining cash reserves established by our general partner to fund our expansion capital expenditures and acquisitions. To the extent we are unable to finance our long-term growth externally, our cash distribution policy may significantly impair our ability to grow. In addition, because we will distribute all or a portion of our distributable cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional partnership units in connection with any expansion capital expenditures or acquisitions, the payment of distributions on those additional partnership units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional partnership units, including units ranking senior to the common units.

Contractual Obligations.  The following table summarizes our predecessor’s total contractual cash obligations as of December 31, 2009:

	Compressco Partners Predecessor
	Payments Due
							More than
		Less than					5 Years
		1 Year	2 Years	3 Years	4 Years	5 Years	(Beyond
	Total	(2010)	(2011)	(2012)	(2013)	(2014)	2014)
	(In thousands)

Long-term debt(a)	$145,085	$—	$—	$—	$—	$—	$145,085
Interest on debt	67,100	13,058	10,881	10,881	10,881	10,881	10,881
Operating leases obligations	1,568	494	410	336	281	47	—

Total contractual cash obligations	$213,753	$13,552	$11,291	$11,217	$11,162	$10,928	$155,966

(a)	Reflects the December 2010 refinancing of our predecessor’s revolving credit promissory note to an affiliate of TETRA whereby the maturity date was extended from December 2010 to December 2020. We will assume approximately $31.5 million of this indebtedness (as partial consideration for the assets we acquire from TETRA in connection with this offering), which $31.5 million will be repaid in full from the proceeds of this offering. The balance of this indebtedness will be repaid by our predecessor prior to this offering.

Critical Accounting Policies and Estimates

This discussion and analysis of our predecessor’s financial condition and results of operations is based upon our predecessor’s combined financial statements. Our predecessor’s management prepared these financial statements in conformity with United States generally accepted accounting principles. In preparing our predecessor’s combined financial statements, management makes assumptions, estimates, and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Management bases these estimates on historical experience, available information and various other assumptions it believes to be reasonable under the circumstances. Management periodically evaluates these estimates and judgments, including those related to potential impairments of long-lived assets, the useful life of long-lived assets, the collectability of accounts receivable, and the allocation of certain parent company administrative costs. These judgments and estimates may change as new events occur, as new information is acquired, and with changes in our operating environment. Actual results are likely to differ from current estimates, and those differences may be material. The following critical accounting policies reflect the most significant judgments and estimates used in the preparation of our predecessor’s and our financial statements.

Impairment of Long-Lived Assets — The determination of impairment of long-lived assets is conducted periodically whenever indicators of impairment are present. If such indicators are present, the determination of the amount of impairment is based on our judgments as to the future operating cash flows to be generated from these assets throughout their estimated useful lives. If an impairment of a long-lived asset is warranted, we estimate the fair value of the asset based on a present value of these cash flows or the value that could be realized from disposing of the asset in a transaction between market participants. The estimation of future operating cash flows is inherently imprecise and, if our estimates are materially incorrect, it could result in an overstatement or understatement of our financial position and results of operations. In particular, the oil and gas industry is cyclical, and estimates of the period over which future cash flows will be generated, as well as the predictability of these cash flows, can have an additional significant impact on the carrying value of these assets and, particularly in periods of prolonged down cycles, may result in impairment charges. While we have not experienced significant impairments in the past, impairments of our long-lived assets could occur in the future, particularly as a result of a significant and sustained deterioration of natural gas production.

Impairment of Goodwill — The impairment of goodwill is also assessed whenever impairment indicators are present but not less than once annually. The assessment for goodwill impairment for our predecessor consists of a comparison of the net parent equity to the estimation of the fair value of our predecessor. If the net parent equity exceeds its estimated fair value, an impairment loss is calculated by comparing the carrying amount of our predecessor’s goodwill to our estimated implied fair value of that goodwill. Our estimates of fair value are imprecise and are subject to our estimates of the future cash flows of each business and our judgment as to how these estimated cash flows translate into each business’ estimated fair value. These estimates and judgments are affected by numerous factors, including the general economic environment at the time of our assessment. If we over-estimate the fair value of our predecessor, the balance of our predecessor’s goodwill asset may be overstated. Alternatively, if our estimated fair values are understated, impairments might be recognized unnecessarily or in excess of the appropriate amounts. We believe our estimates of the fair value are reasonable. However, given the current volatile economic environment, the likelihood of material impairments of goodwill in future periods is high.

Bad Debt Reserves — Reserves for bad debts are calculated on a specific identification basis, whereby we estimate whether or not specific accounts receivable will be collected. Such estimates of future collectability may be incorrect, which could result in the recognition of unanticipated bad debt expenses in future periods. A significant portion of our revenues come from oil and gas exploration and production companies, and historically our estimates of uncollectible receivables have proven reasonably accurate. If, due to adverse circumstances, however, certain customers are unable to repay some or all of the amounts owed, an additional bad debt allowance may be required, and such amount may be material.

Depreciation — Property and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives and salvage values. Estimates of the useful lives and salvage values of our property and equipment, including our compressor fleet, are inherently imprecise and subject to errors in judgment particularly due to unexpected operating conditions, quality of materials and components, and changing market conditions. Although our estimates of useful lives and salvage values have proven reasonably accurate in the past, if the actual useful life of property and equipment is less than the estimate used for purposes of computing depreciation expense, we could experience an acceleration in depreciation expense, which could result in unexpected volatility in our results of operations.

Stock-Based Compensation — In the past, TETRA granted to certain of Compressco’s employees stock options and restricted shares of TETRA common stock that remain outstanding. Such compensation cost associated with Compressco employees has been included in our predecessor’s financial statements. In addition to the grants of employee options and restricted stock grants of TETRA common stock, our general partner intends to adopt the 2008 Long-Term Incentive Plan, which will provide for the granting of options, restricted units, and other unit-based awards. The compensation cost for all unit-based payments granted pursuant to the 2008 Long-Term Incentive Plan will also be based on the grant date fair value estimated in accordance with SFAS 123R.

TETRA estimates the fair value of share-based payments of stock options using the Black-Scholes option-pricing model. This option-pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate, and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility is calculated based upon actual historical stock price movements over the most recent periods equal to the expected option term. Expected pre-vesting forfeitures are estimated based on actual historical pre-vesting forfeitures over the most recent periods for the expected option term. All of these estimates are inherently imprecise, and may result in compensation cost being recorded that is materially different from the actual fair value of the stock options granted. While the assumptions for expected stock price volatility and pre-vesting forfeiture rate are updated with each year’s option-valuing process, there have not been significant revisions made in these estimates to date.

Methodologies Used by Our Predecessor to Allocate Parent Company Administrative Costs — TETRA and Compressco employed various allocation methodologies to separate certain general and administrative costs incurred by TETRA and recorded in our predecessor’s financial statements presented herein. TETRA provides Compressco with centralized corporate functions such as legal, accounting and financial reporting, treasury, insurance administration, claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and other corporate services and the use of facilities that support these functions. The allocation methodologies are based on an estimate by each parent company function of the time spent on behalf of our business. While the use of incorrect cost allocation estimates could significantly impact our levels of general and administrative expenses, we believe that the methodology and estimates used to allocate indirect costs are reasonable. If certain selling, general and administrative expenses were allocated using different methodologies, our predecessor’s results of operations could have been significantly different from those presented herein.

Recently Issued Accounting Pronouncements

The accounting treatment required by Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 260 affects how a master limited partnership, or “MLP,” allocates income between the limited partners and its general partner, which typically holds incentive distribution rights along with its general partner interest. It is not uncommon for MLPs to experience timing differences between the recognition of income and partnership distributions. The amount of incentive distributions is typically calculated based on the amount of distributions paid to the MLP’s partners. When current period earnings are in excess of cash distributions, the undistributed earnings should be allocated to the holders of the general partner interest, the holders of the limited partner interest and the holders of incentive distribution rights, based upon the terms of the partnership agreement. Under this scenario, contractual limitations on distributions to holders of incentive distribution rights should be considered when determining the amount of earnings to allocate to them. That is, undistributed earnings should not be considered available cash for purposes of allocating earnings to the holders of incentive distribution rights. Conversely, when cash distributions are in excess of earnings, net income (or loss) should be reduced (increased) by the distributions made to the holders of the general partner interest, the holders of the limited partner interest and the holders of incentive distribution rights. The resulting net loss should then be allocated to the holders of the general partner interest, and the holders of the limited partner interest, based on their respective sharing of the losses based upon the terms of the partnership agreement. This accounting treatment is required on all financial statements presented for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We do not expect the impact of the adoption of this item on our presentation of earnings per unit to be significant.

PRODUCTION ENHANCEMENT SERVICES INDUSTRY

Compression is used by oil and natural gas exploration and production companies, or “producers,” to assist with the production of oil and natural gas, for transportation of natural gas from one point to another and for enhancing the recovery of crude oil from reservoirs. Low pressure or aging natural gas wells require compression for transportation of produced natural gas into higher pressured natural gas gathering or pipeline systems. Compression at the wellhead is often required because, over the life of a natural gas or crude oil well, reservoir pressure typically declines as reserves are produced.

We believe the primary demand driver for production enhancement services for natural gas and oil wells is the growing number of wells with declining production rates. Our production enhancement services improve the production rates and recoverable reserves of natural gas and oil wells, in both domestic and international locations. As of September 30, 2010, we utilized 2,544 compressor units to provide our production enhancement services in the United States and 199 compressor units to provide our production enhancement services in foreign locations. Along with compression at the wellhead, the production enhancement services that we provide with our compressor units include the following:

•	removal of liquids in natural gas well production tubing, which reduces surface pressure and allows natural gas to flow more freely, resulting in increased production and total recoverable reserves;

•	separation of oil, condensates and water from natural gas;

•	metering of natural gas, liquids, and oil; and

•	various other applications, including the capture of vapors and corresponding reduction of pressures in natural gas condensate holding tanks, and the reduction of pressures caused by well casing head gas in oil wells.

We believe that our production enhancement services offer:

•	increased cash flow from producing higher volumes of natural gas and oil;

•	reduced operating, maintenance and equipment costs; and

•	the ability to more efficiently meet changing wellhead compression needs over time, while limiting capital investments in wellhead compression equipment.

General Activity Levels for Oil and Natural Gas Drilling

According to Baker Hughes, there are currently 1,732 rotary rigs currently drilling in the United States as of January 28, 2011, of which 809 are drilling for oil and 913 are drilling for natural gas. The total rig count has increased significantly from its 2009 low of 876 on June 12, 2009. Horizontal and directional rigs, which are commonly utilized to explore and develop unconventional resources, now account for 69.9% of the total rig count.

Figure 1: Baker Hughes Total Rig Count

Source: Baker Hughes

U.S. Natural Gas Market and Production Enhancement Overview

Natural gas production enhancement activity is driven primarily by the number of producing natural gas wells. Of those wells, those most suitable for production enhancement are characterized by low, declining pressure and production rates between 24 and 300 thousand cubic feet of natural gas per day, or “Mcf/d.”

We primarily target natural gas wells in our operating regions that produce between 30 thousand and 300 Mcf/d and, to maximize our compressor units’ ability to separate fluids effectively, we only target wells that produce less than 50 barrels of water per day. According to the Annual Energy Outlook 2011, or “AEO 2011,” issued by the Energy Information Administration, or “EIA,” approximately 219,000 natural gas wells in the United States produced approximately 24 Mcf/d to 300 Mcf/d in 2009, an increase of approximately 22% of the number of such wells since 2004 as shown in Figure 2. With the rapid pace of drilling over the last several years, we believe that the number of wells with daily production within this 24 Mcf/d to 300 Mcf/d range described by the AEO 2011 has grown since 2009, although not all of these wells will be candidates for our production enhancement services. We believe that our long-term growth opportunities are strong, based on the small size of most of our competitors and the significant number of wells that may be candidates for our service.

Figure 2: U.S. Lower 48 Natural Gas Wells by Production Rate (Mcf/Day)

Source: AEO 2011.

According to the AEO 2011, U.S. natural gas production is expected to increase by 22.4% from 2010 to 2035, driven primarily by the continued growth in production of shale gas. However, despite advances in drilling and completion techniques, including horizontal drilling, the average well productivity declined by 34.5% from 1999 to 2009. This declining productivity per well has required an increasing number of natural gas wells to be drilled in order to maintain production at existing levels. According to the AEO 2011, the number of natural gas wells drilled per year has increased by 71.3% from 1999 to 2009, while total production has only increased 9.3%. Should the productivity per well continue to decline, an increasing number of wells will need to be drilled to maintain or increase natural gas production, leading to a growing market for our natural gas production enhancement services. Further, the AEO 2011 predicts that dry natural gas production in the United States from unconventional sources will increase by 108.9% while production from conventional sources will decline by 22.7% from 2010 to 2035.

Figure 3: U.S. Producing Natural Gas Wells and Well Productivity

Source: AEO 2011.

Wells from unconventional resources are often characterized by more significant decline rates than typical conventional wells, which we believe will provide additional opportunities to employ our production enhancement services. While our production enhancement services cannot be applied to these wells in the early years of their productive life, they present a significant growth opportunity as these wells reach terminal decline. We believe that we will provide our production enhancement services to a growing number of unconventional wells as they reach production and pressure rates that are suitable for our services. We are currently providing our services on approximately 136 natural gas wells in the Fort Worth Basin and Barnett Shale, one of the largest unconventional natural gas resources in the United States that has begun to reach maturity. Other major natural gas shales include the Haynesville Shale (East Texas and Northern Louisiana), Marcellus Shale (West Virginia, Pennsylvania and New York), Fayetteville Shale (Arkansas), Eagle Ford Shale (South Texas), Woodford Shale (Oklahoma), New Albany Shale (Illinois) and Antrim Shale (Michigan).

U.S. Crude Oil Market and Production Enhancement Overview

Crude oil production enhancement activity is driven primarily by the number of producing crude oil wells. Of those wells, those most suitable for production enhancement are characterized by high producing gas-to-oil ratios.

Figure 4: U.S. Producing Crude Oil Wells and Well Productivity

Source: AEO 2011.

According to the AEO 2011, U.S. crude oil production is expected to increase by 15.8% from 2010 to 2035, spurring advances in horizontal drilling and hydraulic fracturing techniques, improved drill bits, steering systems, and instrumentation monitoring equipment that, according to the AEO 2011, will aid future growth. However, despite advances in drilling and completion techniques, including horizontal drilling, the average well productivity declined by 6.3% from 1999 to 2009. This declining productivity per well has required an increasing number of crude oil wells to be drilled in order to maintain production at existing levels. According to the AEO 2011, the number of crude oil wells drilled per year has increased by 170.4% from 1999 to 2009, while total production has only increased 5.7%. Should the productivity per well continue to decline, an increasing number of wells will need to be drilled to maintain or increase crude oil production, leading to a growing market for our crude oil production enhancement services.

Foreign Production Enhancement Services Overview

Foreign demand for oil and gas continues to increase throughout many regions of the world and declining production rates from existing foreign wells makes meeting this demand a challenge. As we have continued to expand internationally, it has been our experience that foreign conventional natural gas and crude oil wells have similar characteristics to those in the United States and can benefit from our production enhancement services utilizing our compressor units. These factors contribute to a growing foreign demand for production enhancement services, particularly in countries with mature producing wells. Global interest in reducing greenhouse gas emissions has also created more opportunities for production enhancement services to be used in applications where natural gas is otherwise being vented or flared to the atmosphere. Our production enhancement services can capture the gas and compress it to the required pressure for re-injection into the gas collection system.

BUSINESS

Overview

We are a leading provider of wellhead compression-based production enhancement services, or “production enhancement services,” to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Internationally, we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Our production enhancement services primarily consist of wellhead compression, related liquids separation, gas metering and vapor recovery services. In certain circumstances, we also provide ongoing well monitoring services and, in Mexico, automated sand separation services in connection with our primary production enhancement services. We primarily target natural gas wells in our operating regions that produce between 30 thousand and 300 thousand cubic feet of natural gas per day, or “Mcf/d,” and, to maximize our compressor units’ ability to separate fluids effectively, we only target wells that produce less than 50 barrels of water per day. While our services are applied primarily to mature wells with low formation pressures, our services are also employed on newer wells that have experienced significant production declines or are characterized by lower formation pressures. Our services are performed by our highly trained staffs of regional service supervisors, optimization specialists and field mechanics. In addition, we design and manufacture the compressor units we use to provide our production enhancement services and, in certain markets, sell our compressor units to customers.

Our predecessor’s business experienced substantial organic growth over the past eight fiscal years. Our predecessor’s revenues grew during that eight-year period from approximately $14.9 million during 2002 to approximately $90.6 million during 2009, representing a 508.1% increase. Our predecessor’s number of compressor units in service grew from 761 compressor units as of December 31, 2002 to 2,743 compressor units as of September 30, 2010, representing a 260.4% increase. This growth was generated entirely by organic expansion, with no acquisitions made during that eight-year period. During the nine months ended September 30, 2010, our predecessor’s services revenues decreased to $57.7 million, as compared to $66.9 million for the same period in 2009. For more detail on our predecessor’s operating results, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Business Strategies

We intend to grow our business by executing the following strategies:

•	Increase service coverage within our current domestic and international markets. We provide services to more than 400 natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Most of our services are performed in the Ark-La-Tex region (encompassing east Texas, north Louisiana and southwest Arkansas), San Juan Basin and Mid-Continent region of the United States. Internationally we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. We believe that our long-term growth opportunities are strong, based on the small size of most of our competitors and the significant number of wells that may be candidates for our service. To realize the potential of this market opportunity, we intend to expand our highly trained service staffs as well as utilize our in-house manufacturing capabilities to increase our fleet of compressor units.

•	Pursue additional domestic and international growth opportunities. Along with focusing on our existing markets, we also intend to expand our service coverage into other natural gas producing areas of the United States, Mexico, Canada and Argentina, as well as other select international markets in South America, Eastern Europe and the Asia-Pacific region.

•	Improve our service offerings. We are constantly seeking to improve our services by increasing the efficiency and capabilities of our compressor units, as well as expanding the expertise of our field service personnel through enhanced training and education. For example, utilizing our ePumper® system, a state-of-the-art SCADA satellite telemetry-based reporting system, we remotely monitor, in real time, whether our services are being continuously provided at each well site. The ePumper® system has been instrumental in improving the response time of our field personnel and, consequently, reducing well downtime and increasing production for our customers. We believe that the value, breadth and quality of services that we provide to natural gas and oil producers gives us an advantage over our competitors who primarily provide only equipment and maintenance services, without ongoing monitoring and modification services.

•	Promote our additional service applications. While our production enhancement services improve the value of customers’ natural gas wells by increasing daily production and total recoverable reserves, they also have other applications, such as vapor recovery and solids removal. Certain types of natural gas wells produce substantial amounts of condensate, which are stored in closed tanks after production. Due to evaporation, the condensate in these tanks emits vapors, resulting in a loss of condensate and the creation of undue pressure within these tanks. Our compressor units capture such vapors and reduce tank pressures. Our production enhancement services can also be used to reduce pressures caused by casing head gas in oil wells with pumping units, which results in an increased flowing bottom hole pressure and typically results in increased oil and natural gas production for our customers. Our automated sand separation services are utilized at the well to remove and discharge solids that would otherwise cause abrasive wear damage to production enhancement and other equipment that is installed downstream and inhibit the production from the well.

•	Leverage our relationships with TETRA and its customers. We intend to leverage our relationships with TETRA and its customers in the natural gas industry to grow our production enhancement services business. As our coverage grows, we believe that we will have opportunities to offer our production enhancement services to some of TETRA’s customers that are not currently using them. For example, the production enhancement services that we provide in Mexico resulted, in large part, from TETRA’s relationship with Pemex. We expect to continue to work with TETRA to identify opportunities for us to provide our production enhancement services to TETRA’s existing and future customers.

•	Take advantage of selective acquisition opportunities. From time to time we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations. This may involve the acquisition of a competing business or a business that is complementary to ours. We will consider acquisitions that (i) are compatible with our operating philosophy and long-term business objectives, (ii) represent opportunities in existing geographic areas of operations or new geographic areas identified to represent high growth potential, (iii) meet certain economic thresholds and (iv) for which financing is available. While there are no pending acquisitions under current consideration, we will continually consider acquisitions.

Competitive Strengths

We believe that we are well positioned to successfully execute our business strategies for the following reasons:

•	Our ability to increase the value of natural gas wells. Our customers retain our services because of our ability to identify their underperforming natural gas wells and, through our production enhancement services, increase their production rates. We typically increase hydrocarbon production by more than 120 Mcfd of natural gas, while consuming approximately only 8 to 10 Mcfd of natural gas as fuel. This increase in production extends the well’s productive life and, ultimately, increases total recoverable reserves and cash flows.

•	Our superior customer service and highly trained field personnel. We provide our services through our staffs of regional service supervisors, optimization specialists and field mechanics. Regional service supervisors manage the field mechanics that install, operate, monitor and maintain the compressor units we use to provide our standard production enhancement services, while optimization specialists spend extra time on particular wells to optimize their production, thereby providing an additional level of service at no further cost to the customer. Each member of our staffs has completed a rigorous, customer-focused training program and continues to receive ongoing technical and safety training.

•	Our proactive, engineered approach to marketing and service. Central to our marketing efforts is our emphasis on performing well data analyses at our petroleum engineering office in Houston, Texas. Our engineering staff focuses on geologic basins with reservoir characteristics that are known to be responsive to our technology and analyzes publicly available production data to identify wells within those basins that we believe could benefit from our production enhancement services. We proactively market to producers in these basins and our marketing services range from a low cost two-week trial of our production enhancement services up to a comprehensive well-test project that allows our customers to confirm the effectiveness of our services prior to entering into a service contract. We believe that a majority of the customers who elect to participate in these tests ultimately enter into contracts with us. We also believe this proactive strategy of performing well data analyses and approaching producers with targeted solutions increases our marketing and application success rates and further differentiates us from our competitors.

•	Our GasJack® units and VJacktm units. We believe that our 46-horsepower natural gas powered GasJack® unit is more fuel-efficient, produces lower emissions, and handles variable liquid conditions encountered in natural gas and oil wells more effectively, than the higher horsepower screw and reciprocating compressors utilized by many of our competitors. Our compact GasJack® unit allows us to perform wellhead compression, liquids separation and optional gas metering services all from one skid, thereby providing services that otherwise would generally require the use of multiple, more costly pieces of equipment from our competitors. We also believe that our 40-horsepower electric VJacktm unit provides production uplift with zero engine-driven emissions and requires significantly less maintenance than a natural gas powered compressor. Our VJacktm unit is primarily designed for vapor recovery applications (to capture natural gas vapors emitting from closed storage tanks after production and to reduce storage tank pressures) and backside pumping applications on oil wells (to reduce pressures caused by casing head gas in oil wells with pumping units). Centered on GasJack® unit technology, the VJacktm unit is capable of full wellbore stream production, and can handle up to 50 barrels per day, or “bpd,” of liquids on a standard skid package. Each of these compressor platforms provides a reliable, compact and low emission package that is easy to transport and install on our customer’s well site.

•	Our broad geographic presence in domestic markets and growing international presence. Our domestic service area covers most of the onshore producing regions of the United States. While most of our services are performed in the Ark-La-Tex region, San Juan Basin and Mid-Continent region of the United States, we have a substantial presence in other U.S. producing regions, including the Permian Basin, North Texas, Gulf Coast, Central and Northern Rockies, and California. Our services have historically focused on customers with conventional production in mature fields, but we also service customers in some of the largest and fastest growing unconventional gas resource markets in the United States, including the Cotton Valley Trend, Barnett Shale, Fayetteville Shale, Woodford Shale, Piceance Basin, and Marcellus Shale. We are also well positioned to eventually serve the Jonah Field/Pinedale Anticline and emerging Haynesville Shale. Internationally, we have significant operations in Western Canada and Northern and Southern Mexico (revenues from these countries represented approximately 6.6% and 16.7% of our predecessor’s 2009 revenues, respectively) and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region.

•	Our experienced management team with proven ability to deliver strong, long-term, growth. The management team of our general partner, which averages 26.5 years of oil and gas industry experience, is led by Ronald J. Foster (President), who has over 32 years of experience in the oil and gas industry, Gary L. McBride (Chief Financial Officer and Corporate Secretary), Kevin W. Book (Vice President of International Operations), Larry W. Brickman (Vice President of Field Services), Ted D. Garner (Vice President of Engineering), Sheri J. Vanhooser (Vice President of Marketing and Business Development), Francis M. Wimbish, Jr. (Vice President of Sales) and Kenneth R. Sylvester (Vice President of Production Operations). Most of this team has been involved in the management of our predecessor over the past eight years and was integral to its strong growth during that period.

•	Our record of maintaining established customer relationships. We currently have over 400 customers, including BP, Pemex, Devon Energy Corporation, EXCO Resources and Conoco Phillips. Although we enter into short-term contracts and have added a significant number of new customers over the last few years, many of our largest customers have been with us for over five years. Because of the value, quality and breadth of our services, we typically have enjoyed long-term relationships with our customers, despite the short-term nature of our contracts.

While we have set forth our strategies and competitive strengths above, our business involves numerous risks and uncertainties, which may prevent us from executing our strategies. These risks include a long-term reduction in the demand for or production of natural gas in the locations where we operate, the loss of key customers, the short-term nature of our contracts and the inability to grow our business. We operate in a highly competitive environment and face competition primarily from various local and regional companies that utilize packages consisting of a screw compressor with a separate engine driver or a reciprocating compressor with a separate engine driver. These local and regional competitors tend to compete with us on the basis of price rather than equipment specifications. In addition, large national and multinational companies, which have traditionally focused on higher-horsepower gathering and transportation equipment and services, but which have greater financial resources than are available to us could elect to compete in the wellhead compression-based production enhancement business. For a more complete description of the risks associated with an investment in us, please read “Risk Factors.”

Our Relationship with TETRA and Compressco

We are a Delaware limited partnership formed by TETRA and our general partner is an indirect, wholly owned subsidiary of TETRA. TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression and selected offshore services, including well plugging and abandonment, decommissioning and diving, with a concentrated domestic exploration and production business. Through Compressco and certain other subsidiaries of TETRA, TETRA provides wellhead compression-based and certain other production enhancement services to the natural gas and oil industry in the United States, Canada and Mexico and in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco designs and manufactures the compressor units used to provide these production enhancement services and, in certain markets, Compressco sells compressor units to customers.

Following this offering, and as a result of the formation transactions that will occur in connection with this offering, TETRA will retain a significant economic interest in us. For more information about these formation transactions and TETRA’s retained economic interest in us, please read “Summary — Formation Transactions and Partnership Structure.” While we believe our relationship with TETRA provides many benefits to us, it may also be a source of conflicts. For example, neither TETRA nor its affiliates are prohibited from competing with us. TETRA and its affiliates may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please read “Conflicts of Interest and Fiduciary Duties.”

The Contributed Business

At or prior to the completion of this offering, TETRA will contribute to us substantially all of our predecessor’s business, operations and related assets and liabilities. Based on the business and related assets of our predecessor that we will receive in connection with this offering, our pro forma revenues represent approximately 99.1% and 99.4% of our predecessor’s revenues for the year ended December 31, 2009 and nine months ended September 30, 2010, respectively, and our pro forma assets, including the impact of the retained offering net proceeds, represent approximately 104.8% of our predecessor’s assets as of September 30, 2010. For more pro forma financial and operating information about the portion of our predecessor’s business that will be contributed to us in connection with this offering, please read “Selected Historical and Pro Forma Financial and Operating Data.”

Following TETRA’s contribution to us, a significant majority of our production enhancement services will be performed by our Operating LLC pursuant to contracts that our counsel has concluded will generate qualifying income under Section 7704 of the Internal Revenue Code, or “qualifying income.” We will not pay federal income taxes on the portion of our business conducted by Operating LLC. For a detailed discussion of Section 7704 of the Internal Revenue Code, please read “Material Tax Consequences — Partnership Status’’ and, for a summary of certain of the relevant terms of these contracts, please read “Business — Our Operations — Our Production Enhancement Services Contract Terms.” Our Operating Corp will conduct substantially all of our operations that our counsel has not concluded will generate qualifying income and it will pay federal income tax with respect to such operations. Approximately 73.0% and 74.1% of our pro forma revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, are attributable to the portion of our operations that will be conducted by our Operating LLC, and approximately 27.0% and 25.9% of our pro forma revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, are attributable to the portion of our operations that will be conducted by our Operating Corp. Going forward, we intend to conduct substantially all of our new production enhancement service business pursuant to contracts that our counsel concludes will generate qualifying income and such business will be conducted through our Operating LLC.

Following the completion of this offering, all of Compressco’s employees will become our or our general partner’s employees and will devote substantially all of their time to conducting our business. In addition, TETRA will provide certain employees of its Mexican subsidiaries to conduct our Mexican operations, as well as certain corporate staff and general and administrative support services that are necessary to conduct our operations, and we will reimburse TETRA for those employees and services. For more information about the employees that will conduct our business and operations, please read “Business — Our Operations — Employees” and “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business.”

Omnibus Agreement

Following this offering, our relationship with TETRA will be governed by an omnibus agreement. Pursuant to the omnibus agreement, we will reimburse TETRA and our general partner for services they provide to us. For the year ending December 31, 2011, we expect reimbursements to TETRA to be approximately $1.2 million.

TETRA will indemnify us against certain potential claims, losses and expenses associated with environmental, title and tax issues. For a further description of the omnibus agreement, please read “Certain Relationships and Related Party Transactions — Omnibus Agreement.”

Our Operations

We provide our production enhancement services to over 400 natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Internationally, we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Our production enhancement services primarily include wellhead compression, related liquids separation, gas metering and vapor recovery services. We primarily utilize our compressors units to provide our wellhead compression services. In certain circumstances, we also provide ongoing well monitoring services and, in Mexico, automated sand separation services in connection with our primary production enhancement services. Our services are performed by our highly trained staffs of regional service supervisors, optimization specialists and field mechanics that are located throughout our operating regions. In addition, we design and manufacture the compressor units we use to provide our production enhancement services and, in certain markets, sell our compressor units to customers.

GasJack® unit fleet

We primarily utilize our natural gas powered GasJack® compressors, or “GasJack® units,” to provide our wellhead compression services. Our GasJack® units increase gas production by reducing surface pressure to allow wellbore liquids that would normally block gas flow to produce up the well. The fluids are separated from the gas and liquid-free gas flows into the GasJack® unit, where the gas is compressed. That gas is then cooled before being sent to the gas sales line. The separated fluids are either stored in an on-site customer-provided tank or injected into the gas sales line for separation downstream.

The 46-horsepower GasJack® unit is an integrated power/compressor unit equipped with an industrial 460-cubic inch, V-8 engine that uses natural gas from the well to power one bank of cylinders that, in turn, powers the other bank of cylinders, which provide compression. This configuration is capable of creating vacuum conditions of up to 12 in/hg (inches of mercury) and discharge pressures of up to 450 PSIG (Pounds per Square Inch Gauge).

Our GasJack® units enable us to provide reliable service and their compact size makes them easy to transport to the customer’s well site. We believe that our GasJack® unit is more fuel-efficient, produces lower emissions, and handles variable liquid conditions encountered in natural gas and oil wells more effectively, than the higher horsepower screw and reciprocating compressors utilized by many of our competitors. Our compact GasJack® unit allows us to perform wellhead compression, liquids separation and optional gas metering services all from one skid, thereby providing services that otherwise would generally require the use of multiple, more costly pieces of equipment from our competitors. As of September 30, 2010, we had a fleet of 3,625 GasJack® units, 2,727 of which were being utilized.

Our cold-weather GasJack® package is completely enclosed in an insulated and heated building. The building allows us to operate and provide routine maintenance in relative comfort.

We design and manufacture our GasJack® units to meet many regional customer and government regulatory health, safety and environmental requirements. Certain of our GasJack® units are designed to meet Class 1 Division II electrical classification compliance. Furthermore, each GasJack® unit operated in the European market must be “CE certified.” A CE certified GasJack® unit complies with the essential requirements of the relevant European health, safety and environmental protection legislation and we obtain CE certification for every GasJack® unit we operate in the European market. Many raw materials on our CE certified GasJack® units are different from those used to manufacture our standard GasJack® units. In addition, our cold weather GasJack® package is compliant with Canadian safety and environmental codes, including the Canadian Electrical Codes and the Certificate of Recognition Industry Recognized Safety Program, and Canadian Standards Association requirements and operates within an Alberta Boilers Safety Association (ABSA)-approved facility. Our ability to meet these stringent manufacturing requirements further differentiates us from our competitors and is fundamental to our growing presence in the European and Canadian markets.

VJacktm unit fleet

We recently introduced our electric 40-horsepower VJacktm compressors, or “VJacktm units,” to provide our production enhancement services on wells located in larger, mature oil fields, such as the Permian Basin in West Texas and New Mexico, and in environmentally sensitive markets, such as California, when electric power is available at the production site. We believe that our 40-horsepower VJacktm unit provides production uplift with zero engine-driven emissions and requires significantly less maintenance than a natural gas powered compressor. Our VJacktm unit is primarily designed for vapor recovery applications (to capture natural gas vapors emitting from closed storage tanks after production and to reduce storage tank pressures) and backside pumping applications on oil wells (to reduce pressures caused by casing head gas in oil wells with pumping units). Centered on GasJack® unit technology, the VJacktm unit is capable of full wellbore stream production, and can handle up to 50 bpd of liquids on a standard skid package. As of September 30, 2010, we had a fleet of 27 VJacktm units, 16 of which were being utilized under services contracts.

ePumper® system

Utilizing our ePumper® system, a state-of-the-art SCADA satellite telemetry-based reporting system, we remotely monitor, in real time, whether our services are being continuously provided at each well site. The ePumper® system has been instrumental in improving the response time of our field personnel and, consequently, reducing well downtime and increasing production for our customers. We believe that the value, breadth and quality of services that we provide to natural gas and oil producers gives us an advantage over our competitors who primarily provide only equipment and maintenance services, without ongoing monitoring and modification services.

Well Monitoring and Automated Sand Separation Services

In certain circumstances, we provide ongoing well monitoring services and, in Mexico, automated sand separation services in connection with our primary production enhancement services.

Our well monitoring services involve the ongoing testing and evaluation of wells to determine how our wellhead compression services can be used to optimize the production from a well. We utilize well-testing equipment to gather well data that our personnel assess to determine the expected production uplift that may be achieved by the provision of our wellhead compression services on the well, as well as to determine the optimal way to utilize our wellhead compression services to provide for maximum production uplift. These services allow well operators to make informed decisions about how to maximize the production from a well.

Our automated sand separation services are utilized to protect installed production enhancement equipment and further enhance the productivity of a well. We utilize our automated sand separator, a high-pressure vessel with automated valve operation functions, at the well to remove and discharge solids that would otherwise cause abrasive wear damage to production enhancement and other equipment that is installed downstream and inhibit the production from the well. The solids removed in this automated process are collected in tanks for later disposal.

Production Enhancement Services Contract Terms

A significant portion of the production enhancement services we perform will be conducted pursuant to contracts that our counsel has concluded will generate qualifying income. The following discussion describes the material terms generally common to such contracts.

•	Operation and Maintenance. As owner and operator, we are responsible for operating and maintaining the equipment we use to provide production enhancement services.

•	Term and Termination. Our domestic production enhancement services contracts typically have an initial term of one month and, unless terminated by us or our customers with 30-days notice, our production enhancement services contracts continue on a month-to-month basis thereafter.

•	Fees and Expenses. We charge our customers a fixed monthly fee for the production enhancement services specified in each service order. The fees we charge are based, in large part, on the operating conditions at the particular service site.

•	Service Availability. If the level of production enhancement services we provide falls below certain contractually specified percentages, other than as a result of factors beyond our control, our customers are generally entitled, upon request, to limited credits against our service fees. To date, we have not issued material credits as a result of these provisions.

•	Service Standards and Specifications. Under our services contracts, we are responsible for providing production enhancement services in accordance with the particular specifications of a job.

•	Title; Risk of Loss. We retain title to the equipment used to provide services to our customers, and we bear the risk of loss for our equipment to the extent not caused by (i) a breach of certain customer obligations primarily involving the service site and the fuel gas being supplied to us, (ii) an uncontrollable well condition or (iii) in the case of a service site located offshore, the failure of a platform on which our equipment is located.

•	Ad Valorem Taxes and Insurance. As owner of the equipment, we are obligated to pay ad valorem taxes levied on the equipment we use to provide production enhancement services and certain insurance expenses and cannot seek reimbursement for such taxes and expenses from our customers.

Manufacturing

We design and manufacture most of our compressor units in a manufacturing facility located in Oklahoma City, Oklahoma that we own. Our manufacturing facility is currently capable of producing up to 80 new compressor units per month. If necessary, we believe we could expand our domestic production to as many as 160 units per month. Additionally, we lease a smaller manufacturing facility in Calgary, Alberta, Canada, where we manufacture GasJack® units for use in serving our Canadian customers. The GasJack® units that we use to provide services in Canada are partially assembled in Oklahoma City first and are then sent to Canada, where we complete the manufacturing process. The GasJack® unit production output at our Canadian facility varies, but we expect it to produce only a small number of units (approximately three to four) each month going forward.

We are able to manufacture our compressor units in what we believe is an efficient process because only a small percentage of them require customization. Additionally, the majority of the components we use to manufacture our compressor units are obtained from third-party suppliers, which makes our manufacturing process primarily an assembly operation. We are can hire and train new employees on the manufacturing and assembly processes quickly and without any significant training costs. As a result, we believe that we could double the scale of our manufacturing operations, if necessary, without requiring a significant increase in capital expenditures.

Maintenance and repair of our compressor units that are already in service occurs at our customers’ field locations, while major refurbishment occurs at our manufacturing facilities and separate service facilities.

Inventories

We take quarterly physical inventories of our parts and equipment at all of our manufacturing and storage facilities and on all of our field mechanics’ trucks. We adjust all variances in our inventories during the following month and none of our net adjustments has ever exceeded 1.5% of our inventory. Additionally, we maintain and track all of our physical inventories centrally in a database at our Oklahoma City manufacturing facility, while our field mechanics also maintain and track the inventories stored on their own trucks using a laptop computer.

Marketing

We utilize various marketing strategies to promote our production enhancement services. We believe that all of our personnel, from our engineers and marketing representatives to our field service and support staff, are key components of our overall marketing program.

Central to our marketing efforts is our emphasis on performing well data analyses at our petroleum engineering office in Houston, Texas. Our engineering staff focuses on geologic basins with reservoir characteristics that are known to be responsive to our technology and analyzes publicly available production data to identify wells within those basins that we believe could benefit from our production enhancement services. We proactively market to producers in these basins and our marketing services range from a low cost two-week trial of our production enhancement services up to a comprehensive well-test project that allows our customers to confirm the effectiveness of our services prior to entering into a service contract. We believe that a majority of the customers who elect to participate in these tests ultimately enter into contracts with us. We also believe this proactive strategy of performing well data analyses and approaching producers with targeted solutions increases our marketing and application success rates and further differentiates us from our competitors.

We deploy 19 marketing representatives across our target geographic markets. Our marketing representatives attempt to build close working relationships with our existing and potential customers and educate them about our services by scheduling personal visits and consultations, hosting and attending various production enhancement-focused tradeshows and conferences and participating in industry organizations, such as the Independent Petroleum Association and the Society of Petroleum Engineers. We often sponsor and make presentations at industry events that are targeted to production managers, compression specialists and other related decision makers. Our marketing representatives also use these marketing opportunities to promote our value-added service initiatives, such as the use of our ePumper® SCADA satellite telemetry-based system, our well site optimization program, and our call center, which we believe give us a competitive edge.

We stay informed of new technologies and growth markets, such as unconventional gas resources in the Marcellus Shale and the Fayetteville Shale, and position ourselves to take advantage of marketing opportunities that are available in those new growth markets. We continue to hire additional marketing representatives for new growth markets.

Customers

We provide our production enhancement services to over 400 natural gas and oil producers throughout most of the onshore producing regions of the United States. Internationally, we have significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Our customers primarily use our services to extend production on mature wells prior to being plugged and abandoned after production is no longer economic. To provide our customers with flexibility, our agreements may be terminated upon thirty days’, or sometimes less, notice. We charge a monthly fee for all of our services under our services contracts and our marketing services range from a low cost two-week trial of our production enhancement services up to a comprehensive well-test project that allows our customers to confirm the effectiveness of our services prior to entering into a service contract. We believe that a majority of the customers who elect to participate in these tests ultimately enter into contracts with us. Because of the value, quality and breadth of our services, we typically have enjoyed long-term relationships with our customers, despite the short-term nature of our contracts. Although we enter into short-term contracts and have added a significant number of new customers over the last few years, many of our largest customers have been with us for over five years. For a more complete description of the terms of our production enhancement agreements, please read “Our Operations — General Production Enhancement Services Contract Terms.”

Our top five customers include BP, Pemex, Devon Energy Corporation, EXCO Resources and Conoco Phillips, who generated approximately 13.8%, 15.3%, 4.7%, 4.6% and 2.1% of our pro forma revenues for the twelve months ended December 31, 2009, respectively, and approximately 21.2%, 12.3%, 5.0%, 4.0% and 3.1% of our pro forma revenues for the nine months ended September 30, 2010, respectively. The loss of all or even a portion of the production enhancement services we provide to these customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Suppliers and Service Providers

Some of the components used in our compressor units are obtained from a single supplier or a limited group of suppliers. Our reliance on these suppliers involves several risks, including a potential inability to obtain an adequate supply of required components in a timely manner. We do not have long-term contracts with these suppliers, and partial or complete loss of certain of them could have a negative impact on our results of operations and could damage our customer relationships. Further, since any increase in component prices for compressor units manufactured by us could decrease our margins, a significant increase in the price of one or more of these components could have a negative impact on our results of operations. Nonetheless, should we experience unexpected unavailability of the components we use to manufacture our compressor units or permanently lose one of the major suppliers of the components used to manufacture our compressor units, we believe there are adequate, alternative suppliers of these components and that we would not experience a material adverse effect on our business, results of operations, financial condition or ability to make cash distributions to our unitholders.

Our material suppliers of GasJack® unit components are Folks Auto Machine, Eliminator Products and AXH Air-Coolers. If and to the extent any of these suppliers should be unavailable to us, we believe alternative suppliers for these components are readily available or we will be able to manufacture them ourselves.

Competition

The production enhancement services business is highly competitive. Primary competition for our production enhancement services business comes from various local and regional companies that utilize packages consisting of a screw compressor with a separate engine driver or a reciprocating compressor with a separate engine driver. These local and regional competitors tend to compete with us on the basis of price rather than equipment specifications. To a lesser extent, we face competition from large national and multinational companies with greater financial resources than ours. While these large companies have traditionally focused on higher-horsepower natural gas gathering and transportation equipment and services and have represented limited competition to-date, one or more of these companies could elect to compete in the wellhead compression-based production enhancement services business segment. In addition, our competitors include plunger lift and other artificial lift service providers and companies engaged in leasing compressors and other equipment.

Many of our competitors attempt to compete on the basis of price. We believe our pricing has proven to be competitive because of the significant increases in the value of natural gas wells that result from use of our services, our superior customer service and highly trained field personnel and the quality of the compressor units we use to provide the services. In addition, because of the value, quality and breadth of our services, we typically have enjoyed long-term relationships with our customers, despite the short-term nature of our contracts.

Seasonality

Our results of operations have not historically reflected any material seasonal tendencies, nor do we currently have reason to believe seasonal fluctuations will have a material impact in the near future.

Insurance

We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the production enhancement services industry, we review our safety equipment and procedures and carry insurance against most, but not all, risks of our business. Losses and liabilities not covered by insurance would increase our costs. The production enhancement services operations can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third-party general liability insurance, employer’s liability, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. Under the terms of our standard production enhancement services contract, we are responsible for the maintenance of insurance coverage on our compressor units.

Environmental and Safety Regulations

We are subject to federal, national, state, provincial and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and the environment. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this trend will continue in the future. In addition, the clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in these laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

The primary environmental laws that impact our operations include:

•	the Clean Air Act and comparable state laws, and regulations thereunder, which regulate air emissions;

•	the Clean Water Act and comparable state laws, and regulations thereunder, which regulate the discharge of pollutants into regulated waters, including industrial wastewater discharges and storm water runoff;

•	the Resource Conservation and Recovery Act, or “RCRA,” and comparable state laws, and regulations, thereunder, which regulate the management and disposal of solid and hazardous waste; and

•	the federal Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA,” and comparable state laws and regulations thereunder, known more commonly as “Superfund,” which impose liability for the cleanup of releases of hazardous substances in the environment.

Our operations are also subject to regulation under the Occupational Safety and Health Act, or “OSHA,” and comparable state laws, and regulations thereunder, which regulate the protection of the health and safety of workers.

The Clean Air Act and implementing regulations and comparable state laws and regulations regulate emissions of air pollutants from various industrial sources and also impose various monitoring and reporting requirements, including requirements related to emissions from certain stationary engines. These laws and regulations impose limits on the levels of various substances that may be emitted into the atmosphere from our GasJack® units and require us to meet more stringent air emission standards and install new emission control equipment on all of our engines built after July 1, 2008. We do not expect these rules and requirements to have a material adverse effect on our operations or financial condition. We have developed a cost effective emission control device to meet the more stringent air standards for our newly manufactured engines, as well as an emission control device that is easily retrofitted onto existing engines when necessary. Nevertheless, there can be no assurance that these rules or any other new regulations requiring the installation of more sophisticated emission control equipment would not have a material adverse impact. In any event, we believe that, in most cases, costs and responsibilities associated with these obligations would be allocated to our customers under our standard services contracts, as discussed below. Moreover, we expect that such requirements would not have any more significant effect on our operations or financial condition than on any similarly situated company providing production enhancement services.

In some instances, permits for emissions from our GasJack® units must be obtained from either state or federal agencies, depending on the level of emissions. Our standard services contracts provide that our customers are responsible for obtaining permits required for the operation of our equipment at the customer site and maintaining compliance with all permits. In addition, these agreements require our customers to indemnify us for certain environmental liabilities, including liabilities arising from their failure to comply with environmental laws and certain releases of contaminants into the environment.

On December 15, 2009, the U.S. Environmental Protection Agency, or “EPA,” published its final findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Accordingly, the EPA has adopted regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and could trigger permit review for greenhouse gas emissions from certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 8, 2010, the EPA finalized regulations to expand the existing greenhouse gas monitoring and reporting rule to include onshore and offshore oil and natural gas production facilities and onshore oil and gas processing, transmission, storage, and distribution facilities. Reporting of GHG emissions from such facilities would be required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. Further, Congress has considered, and almost one-half of the states have adopted, legislation that seeks to control or reduce emissions of greenhouse gases from a wide range of sources.

The Clean Water Act and implementing regulations and comparable state laws and regulations prohibit the discharge of pollutants into regulated waters without a permit and establish limits on the levels of pollutants contained in these discharges. In addition, the Clean Water Act and other comparable laws and regulations regulate storm water discharges associated with industrial activities depending on a facility’s primary standard industrial classification. Federal laws also mandate the implementation of spill prevention, control, and countermeasure requirements for the storage of oil, including appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak at such facilities. Our facilities are in compliance with these requirements, as necessary.

RCRA and implementing regulations and state laws and regulations control the management and disposal of solid and hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes. We believe we are in substantial compliance with these requirements, as applicable. We are considered a conditionally exempt small quantity generator under the RCRA.

In the United States, CERCLA and comparable state laws and regulations impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner or operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at a site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs.

Many of the sites we own or operate or at which we provide our services have been utilized for many years by Compressco and third parties over whom we have no control, in support of natural gas production enhancement services or other industrial operations. Our standard services contracts allocate liability for releases of contaminants at the service sites between us and our customers, such that we may be responsible only for small superficial releases and our customers are responsible for larger, more extensive releases. We are not currently responsible for any remedial activities at these service sites. There is, however, always the possibility that our current or future use of such properties, or of other properties where we provide production enhancement services, may result in spills or releases of petroleum hydrocarbons, wastes, or other regulated substances into the environment or otherwise result in liability, although limited, that may cause us to become subject to remediation costs and liabilities under CERCLA, RCRA or other environmental laws. We cannot provide any assurance that the costs and liabilities associated with the future imposition of such remedial obligations upon us would not have a material adverse effect on our operations or financial position.

We are subject to the requirements of OSHA and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements and with other comparable laws.

Properties

Our facilities include an owned manufacturing facility, a leased rebuild facility, a leased executive headquarters facility in Oklahoma, a leased manufacturing facility in Calgary, Alberta, Canada, three leased service facilities in California, Mexico and Argentina, five leased sales offices in Oklahoma, Colorado, Louisiana, Canada and Argentina, one leased service and sales facility in New Mexico and approximately sixty leased storage facilities located across the geographic markets we serve. We also utilize one of TETRA’s facilities in Texas as a sales office.

Employees

As of September 30, 2010, an aggregate of 280 employees of Compressco and certain other subsidiaries of TETRA provided services to conduct our predecessor’s operations in the United States, Canada, Mexico and certain other countries located in South America, Eastern Europe and the Asia-Pacific region. Following this offering, Compressco’s 266 domestic employees will become employed by our general partner, Compressco’s 19 Canadian employees and 8 Argentinean employees will remain employed by the Canadian and Argentinean subsidiaries of Compressco that will become our subsidiaries, and 76 employees of a TETRA Mexican subsidiary will continue to support our Mexican operations on a part-time basis. All of our general partner’s employees and all of our employees will be dedicated to managing our operations and conducting our business on a full-time basis. Our general partner’s domestic employees and our employees in Canada are not subject to a collective bargaining agreement. Our employees in Argentina are subject to a collective bargaining agreement that lacks an automatic expiration date. The employees of TETRA who provide services to us in Mexico are subject to fourteen collective labor agreements, four of which automatically expire on July 1, 2011, August 10, 2011, September 30, 2011 and December 31, 2012, respectively. The remainder of these collective labor agreements are “evergreen” contracts that have no expiration date, so all of their terms remain in full force and effect from year to year, unless the parties agree to negotiate new terms. The employees subject to these “evergreen” agreements may, however, request a renegotiation of their employee compensation terms on an annual basis or a renegotiation of the entire agreement on a biannual basis, although we are not required to honor any such request. We believe that we have good relations with these employees and we have not experienced work stoppages in the past.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

Compressco and TETRA International Incorporated are named defendants in certain lawsuits arising in the ordinary course of business. While the outcome of lawsuits against Compressco and TETRA International Incorporated cannot be predicted with certainty, management does not expect these matters to have a material adverse impact on our predecessor’s financial statements.

MANAGEMENT OF COMPRESSCO PARTNERS

Our general partner, Compressco Partners GP, is an indirect, wholly owned subsidiary of TETRA and has sole responsibility for conducting our business and managing our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. All of the directors of our general partner will be elected by TETRA. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation.

Upon the completion of this offering, our general partner will have four directors, one of whom, William D. Sullivan, will be independent as defined under the independence standards established by the NASDAQ Global Market. In compliance with the rules of the NASDAQ Global Market, a second independent director will be appointed within 90 days of listing and a third independent director will be appointed within twelve months of listing. The NASDAQ Global Market does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.

Our general partner will have a conflicts committee to which it will appoint at least two independent directors to review specific matters that the board believes may involve conflicts of interest between us, TETRA and Compressco. Two independent directors will be appointed to the conflicts committee when additional independent directors are appointed to the board of directors of our general partner. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be executive officers or employees of our general partner or non-independent directors, officers, or employees of its affiliates, including TETRA or Compressco, and must meet the independence and experience standards established by the NASDAQ Global Market and the Exchange Act to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

In addition, our general partner will have an audit committee of at least three directors who meet the independence and experience standards established by the NASDAQ Global Market and the Exchange Act. Mr. Sullivan will serve as the initial independent member of the audit committee and Messrs. Hertel and Brightman will serve as initial members of the audit committee until additional independent directors are appointed to the board of directors of our general partner. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

We will utilize employees of our general partner to manage and operate our business and employees of TETRA to provide us with general and administrative services. We will reimburse our general partner for allocated expenses of personnel who manage our operations and perform services for our benefit, and we will reimburse TETRA for allocated general and administrative expenses. Please read “— Reimbursement of Expenses of Our General Partner.” All of these reimbursements will be made at cost and without mark-up.

Directors, Executive Officers and Other Management

The following table shows information regarding the current directors, director nominees, executive officers and other management of our general partner, Compressco Partners GP. Directors are elected for one-year terms.

Directors and Executive Officers

Name	Age	Position with Compressco Partners GP

Geoffrey M. Hertel	65	Chairman of the Board of Directors
Stuart M. Brightman	54	Director
William D. Sullivan	54	Independent Director
Ronald J. Foster	54	President and Director
Gary L. McBride	57	Chief Financial Officer and Corporate Secretary
Kevin W. Book	36	Vice President of International Operations
Larry W. Brickman	45	Vice President of Field Services

Other Management

Name	Age	Position with Compressco Partners GP

Ted D. Garner	66	Vice President of Engineering
Sheri J. Vanhooser	51	Vice President of Marketing and Business Development
Francis M. Wimbish, Jr.	44	Vice President of Sales
Kenneth R. Sylvester	45	Vice President of Production Operations

Directors and Executive Officers

Our general partner’s directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Our general partner’s executive officers serve at the discretion of the board of directors. There are no family relationships among any of our general partner’s directors or executive officers.

Geoffrey M. Hertel has served as Chairman of the Board of our general partner since October 31, 2008. Mr. Hertel also serves as a member of TETRA’s Board of Directors (since 1984) and as a member of Compressco’s Board of Directors (since October 2004). Prior to May 2009, Mr. Hertel served as TETRA’s President (since May 2000) and Chief Executive Officer (since May 2001). Mr. Hertel remains employed by TETRA, assisting in strategic planning. Mr. Hertel received his B.A. and M.B.A. degrees from Michigan State University.

Stuart M. Brightman has served as a Director of our general partner since October 31, 2008. Mr. Brightman also serves as TETRA’s President and Chief Executive Officer (since May 2009), as a member of TETRA’s Board of Directors (since May 2009) and as a member of the Board of Directors of Compressco (since October 1, 2008). Prior to May 2009, Mr. Brightman served as an Executive Vice President of TETRA and Chief Operating Offer (since April 2005) and as a Vice President of Compressco (since October 1, 2008). Mr. Brightman received his B.S. degree from the University of Pennsylvania and his M.B.A. degree from the Wharton School of Business.

William D. Sullivan is an Independent Director of our general partner and has served as a Director of TETRA since August 2007. Mr. Sullivan currently serves on TETRA’s Nominating and Corporate Governance Committee, Reserves Committee and Management and Compensation Committee. Mr. Sullivan is the non-executive chairman of the board of directors and serves on the Nominating and Corporate Governance and Compensation Committees of SM Energy Company, a publicly traded exploration and production company (since May 2004). Mr. Sullivan is also a Director, serves on the Audit and Nominating and Corporate Governance Committees, and is Chairman of the Conflicts Committee of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets (since March 2006), primarily in the Permian Basin. Mr. Sullivan is a Director, and serves on the

Conflicts and Audit Committees of Targa Resources GP, LLC, the general partner of Targa Resources LP, a publicly traded limited partnership focused on midstream gas gathering, processing, liquids fractionation, and transportation (since February 2007). From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as Executive Vice President, Exploration and Production. From August 2003 to June 2005 Mr. Sullivan was not, and since August 2005 Mr. Sullivan has not, entered into an employment relationship with any employer. From June 2005 through August 2005, Mr. Sullivan served as President and Chief Executive Officer of Leor Energy LP. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Ronald J. Foster has served as President and a Director of our general partner since October 31, 2008. Mr. Foster also serves as President and a Director of Compressco (since October 1, 2008). From August 2002 to September 30, 2008, Mr. Foster served as Senior Vice President of Sales and Marketing of Compressco. Mr. Foster has over 30 years of energy-related work experience that also includes positions with Wood Group, Halliburton and Dresser. He is an active member of several regional industry trade organizations, including the American Petroleum Institute (API), the Society of Petroleum Engineers (SPE) and the Oklahoma Independent Petroleum Association (OIPA). Mr. Foster attended Oklahoma State University, earning a B.S. degree in Economics in 1978.

Gary L. McBride has served as Chief Financial Officer and Corporate Secretary of our general partner since October 31, 2008. Mr. McBride also serves as Chief Financial Officer of Compressco. Mr. McBride joined Compressco in November 2000 and, effective January 1, 2001, became Compressco’s Chief Financial Officer. Mr. McBride has over 19 years of experience in the oil and gas industry. Mr. McBride attended the University of Central Oklahoma earning a B.S. degree in Accounting and is a Certified Public Accountant.

Kevin W. Book has served as Vice President of International Operations of our general partner since October 31, 2008 and also serves as Vice President — International Operations of Compressco (since May 2008). Mr. Book joined Compressco in 2001 and in May 2008 was promoted to Vice President — International Operations of Compressco from Vice President-Canada. Mr. Book has over nine years of experience in the oil and gas industry. Mr. Book holds a Bachelors of Science degree in Petroleum Engineering with Special Distinction from the University of Oklahoma, and a Bachelors of Science degree in Mathematics with Distinction from the University of Alberta.

Larry W. Brickman has served as Vice President of Field Services of our general partner since October 31, 2008. Mr. Brickman also serves as Vice President of Field Services of Compressco (since February 2006). Mr. Brickman was employed with Compressor Systems, Inc. from October 1998 until February 2006. Mr. Brickman has over nine years of experience in the oil and gas industry. Mr. Brickman earned his Associates Degree in Automotive Technology from Oklahoma State University Okmulgee.

Other Management

The following key managers serve at the discretion of the board of directors. There are no family relationships among any of these key managers.

Ted D. Garner has served as Vice President of Engineering of our general partner since October 31, 2008. Mr. Garner also serves as Vice President of Engineering of Compressco (since September 2003). Mr. Garner is a 42-year member of the Society of Petroleum Engineers (SPE) and was a charter member of the American Association of Drilling Engineers — Houston, Texas. Mr. Garner has over 40 years of experience as both an Engineer and Executive Manager in the onshore and offshore petroleum industry. He earned a B.S. Degree in Petroleum Engineering from Mississippi State University and studied Economics at Louisiana State University in New Orleans, Louisiana.

Sheri J. Vanhooser has served as Vice President of Marketing and Business Development of our general partner since October 15, 2010 and, prior to that time, as Vice President of Marketing Development of our general partner since October 31, 2008. Ms. Vanhooser also serves as Vice President of Marketing and Business Development for Compressco (since March 2010) and, prior to that time, as Vice President of Marketing Development of Compressco (since July 2008) and as a Senior Marketing Analyst (since July

2007). From January 2007 to July 2007, Ms. Vanhooser operated her own consulting company, Superior Energy Solutions, where she provided consulting services to various companies in the natural gas industry. From 1993 to January 2007, Ms. Vanhooser served as President of DRV Energy, an EPA small volume manufacturer/converter of vehicles to natural gas and propane. Ms. Vanhooser has over 16 years of experience in marketing and the natural gas industry. Ms. Vanhooser received her B.S. degree in Biology/General Physical Science from Oklahoma Christian University.

Francis M. Wimbish, Jr. has served as Vice President of Sales of our general partner since October 15, 2010. Mr. Wimbish also serves as Vice President of Sales of Compressco (since March 2010). Mr. Wimbish originally joined Compressco in 2001 as a Sales Engineer and departed in 2004, rejoined Compressco in March 2007 as Vice President of Business Development and was promoted to Vice President of Sales in March 2010. From 2004 to 2007, Mr. Wimbish was employed by Hanover Companies as a Consultant to British Petroleum and an Alliance Director. Overall, Mr. Wimbish has nearly 20 years of experience in the natural gas compression industry and is an active member of several industry trade organizations, including the American Petroleum Institute (API) and Society of Petroleum Engineers (SPE). Mr. Wimbish received his B.S. degree in Political Science from Texas A&M University.

Kenneth R. Sylvester has served as Vice President of Production Operation of our general partner since October 15, 2010. Mr. Sylvester also serves as Vice President of Production Operation of Compressco (since August 2009). Prior to joining Compressco, Mr. Sylvester served ten years in several roles with Mercury Marine, including as Plant Operations Manager and Director of Safety, and was certified as a Six Sigma Green Belt while working with Mercury Marine. Mr. Sylvester earned his B.S. degree at Oklahoma State University and a Masters Degree in Industrial Safety from the University of Central Oklahoma.

Reimbursement of Expenses of Our General Partner

Our general partner will not receive any management fee for its management of us. Our general partner, however, may receive incentive fees resulting from holding the incentive distribution rights. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash — General Partner Interest and Incentive Distribution Rights.” Under the terms of the omnibus agreement, our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf, including the compensation of employees of our general partner or its affiliates that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and that are allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. There is no cap on the amount that may be paid or reimbursed to our general partner or its affiliates for compensation or expenses incurred on our behalf. Please read “Certain Relationships and Related Party Transactions — Omnibus Agreement — Provision of Services Necessary to Operate Our Business.”

EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

Our general partner has sole responsibility for conducting our business and for managing our operations and its board of directors and executive officers make decisions on our behalf. We will reimburse our general partner and its affiliates for the expense of the services our general partner provides to us, including compensation expenses for executive officers and directors of our general partner. Please read “Management of Compressco Partners — Reimbursement of Expenses of Our General Partner.”

Historically, including the year ended December 31, 2010, the compensation committee of TETRA made all decisions regarding the compensation of the president of Compressco. Compressco’s president then made compensation recommendations regarding the remaining Compressco executive officers to TETRA’s president and chief executive officer (TETRA’s principal executive officer, or “PEO”), who then made the final compensation decisions for these remaining executive officers. We have not formed, and will not form, a compensation committee, and for the immediate future the board of directors of our general partner intends to continue its practice of having the TETRA compensation committee, or the PEO, as applicable, make the compensation decisions for our named executive officers.

In 2010, the named executive officers of Compressco were:

•	Ronald J. Foster — President

•	Gary L. McBride — Chief Financial Officer

•	Kevin W. Book — Vice President — International Operations

•	Larry W. Brickman — Vice President — Field Services

For purposes of this Compensation Discussion and Analysis and the tables that follow, these individuals are referred to as the “Named Executive Officers.” The historical compensation discussion of the Named Executive Officers that follows reflects the total compensation those individuals received for services provided to Compressco for the year ended December 31, 2010, and the philosophy and policies of TETRA and Compressco that drove the compensation decisions for these Named Executive Officers, whether implemented by TETRA’s compensation committee or the principal executive officers of TETRA and Compressco. Our general partner’s compensation philosophy, policies, and practices initially will be largely a continuation of the compensation practices employed by TETRA and Compressco.

Compensation Philosophy and Objectives

TETRA and Compressco employ a compensation philosophy that emphasizes pay for performance. TETRA and Compressco designed the executive compensation program applicable to the Named Executive Officers to provide a total compensation package to allow Compressco to attract, retain and motivate skilled executives to manage its business. The general philosophy and programs established by TETRA and Compressco initially will be adopted by our general partner. These programs are guided by several key objectives:

•	to design competitive total compensation programs to enhance our general partner’s ability to attract and retain knowledgeable and experienced senior management employees;

•	to motivate employees to meet or exceed applicable financial, operational, heath, safety, and environmental and individual performance goals;

•	to target salary and annual cash incentive levels that reflect competitive market conditions and that are generally within the median range for the relevant peer group;

•	to provide long-term incentive compensation opportunities that are consistent with our general partner’s overall compensation philosophy;

•	to provide a significant percentage of total compensation that is contingent on satisfying predetermined performance criteria; and

•	to ensure that a significant portion of the total compensation package for employees is determined by increases in equity value, thus assuring an alignment of senior management level employees and TETRA and Compressco’s equity holders.

By following these objectives, our general partner hopes to optimize long-term unit holder value.

Compensation Setting Process

Role of the Compensation Committee and Independent Consultants

While TETRA’s compensation committee determined the overall compensation philosophy and set the final compensation of the president of Compressco, it also considered the recommendations of TETRA’s PEO and the compensation consultant engaged by the compensation committee, if any for that year, when making decisions with respect to specific compensation matters. TETRA’s compensation committee retained the final decision-making authority as to compensation decisions, however, in order to ensure such recommendations were consistent with the overall good of Compressco and its equity holder, TETRA.

In September 2009, TETRA’s compensation committee retained the services of Stone Partners, Inc., an independent human resource consulting firm, to provide an analysis of TETRA’s executive compensation program, including appropriate peer comparisons, evolving compensation trends and regulatory initiatives, the impact of the turmoil in the financial markets and world economy on executive compensation plan design and outstanding equity compensation awards. Stone Partners utilized a peer group of fifteen companies, the Stone Partners Oilfield Services and Manufacturing Industry Executive Compensation Survey 2009, the Mercer Energy and Executive Compensation Surveys 2009, and the Watson Wyatt Top Management Compensation Survey 2009 to benchmark base salary, annual cash incentives, and long-term incentives paid to senior management against the 25th, 50th and 75th percentiles of the averaged peer group and survey data, employing scope factors or regression analysis to predict compensation levels for some positions. The peer companies included in this group are as follows:

Carbo Ceramics	Newpark Resources	Superior Energy Services
Lufkin Industries	Basic Energy Services	Oceaneering International
Core Laboratories	Global Industries	Oil States International
RPC Inc.	Key Energy Services	Helix Energy Solutions Group
Cal Dive International	Complete Productions Services	Exterran Holdings

Stone Partners provided this data and its analysis to TETRA’s compensation committee and certain members of TETRA’s senior management. TETRA’s compensation committee retained and exercised sole control and authority over Stone Partners. Following its review of the report and data provided by Stone Partners, TETRA’s compensation committee further engaged Stone Partners to provide specific recommendations related to modifying the structures of its discretionary performance-based annual cash incentive program and its long term equity incentive program. TETRA’s compensation committee has implemented certain of these recommended modifications in an effort to bring TETRA’s total compensation package into closer alignment with market medians, as described below. One of the plans that TETRA revised was the TETRA Bonus Plan. On a going forward basis, TETRA utilizes a new cash incentive plan, as described below, in which our Named Executive Officers participated during the 2010 year.

The president of Compressco made recommendations concerning the compensation packages of the remaining Named Executive Officers to TETRA’s PEO, but not to the full TETRA compensation committee. After receiving these recommendations (described in greater detail below), TETRA’s PEO then made final decisions concerning the compensation packages for the remaining Named Executive Officers.

Role of the Named Executive Officers

TETRA’s PEO made compensation recommendations for 2010 compensation for all executive officers, including Mr. Foster, to TETRA’s compensation committee. As background to these recommendations he provided a detailed annual report that included the following items:

•	a summary of such officers’ historical compensation, including base salaries, cash incentive bonuses and equity awards in a tally sheet format;

•	the current equity ownership position of such officers;

•	an analysis of our annual performance relative to budgeted expectations for the year; and

•	an assessment of such officers’ individual performances for the year.

Historically, our president has made recommendations to TETRA’s PEO regarding compensation for the Named Executive Officers other than himself. Although our president did not prepare a report supporting his recommendations for our remaining executive officers, information similar to that contained in TETRA’s compensation report was available to TETRA’s PEO and was considered during the decision-making process for the remaining Named Executive Officers. The remaining Named Executive Officers have not historically provided TETRA’s compensation committee with recommendations as to compensation decisions, and it is not anticipated that any executive officer, other than our president, shall provide such recommendations in the future.

Timing of Compensation Decisions

TETRA’s PEO typically distributes his year-end compensation report to TETRA’s compensation committee, as well as the entire TETRA Board of Directors, prior to TETRA’s December board and committee meetings. TETRA’s compensation committee reviews TETRA’s PEO’s compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information it considers relevant, and typically approves prospective changes in compensation for employees over which it has decision-making authority that may be implemented during the following year at the discretion of TETRA’s PEO. Also at its December meeting, TETRA’s compensation committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on performance. The actual amount of the annual cash incentive compensation available for awards is finalized, individually allocated, and approved by TETRA’s compensation committee at a meeting early the following year prior to payment, based upon our audited full year financial and operating results (for the bonus plan that was newly implemented for the 2010 year, both TETRA’s and our own results were considered). Our general partner intends to continue TETRA’s timing and administrative guidelines for determining compensation, which shall include year-end compensation review recommendations from our president.

Elements of Compensation

The following discussion on the elements of compensation provided to the Named Executive Officers reflects TETRA’s and Compressco’s historical philosophy concerning the division of the elements of senior management employees’ compensation packages, which our general partner intends to continue. The principal elements of compensation for the Named Executive Officers are base salary, annual and long-term cash incentives, and equity incentive compensation. We believe a material amount of executive compensation should be tied to our performance, and a significant portion of the total prospective compensation of each Named Executive Officer should be tied to measurable financial, operational and individual goals. These goals may include absolute performance or performance relative to a peer group. During periods when performance meets or exceeds established goals, the Named Executive Officers should be compensated at or above targeted levels, respectively. When our performance does not meet these goals, incentive award payments, if any, should be less than such targeted levels. TETRA’s compensation committee has historically sought to balance strong short-term annual results and long-term viability and success. To achieve this balance, each executive officer is annually provided with both short and long-term incentives. Currently, short-term incentive opportunities are in the form of annual cash incentives that are based on both objective and subjective performance goals. Long-term incentives include equity awards that vest over multiple years and performance-based cash awards that vest at the end of a three-year period based on the attainment of established performance goals. To align the interests of the Named Executive Officers with TETRA’s security holders, a substantial portion of the value of the long-term incentives provided to the Named Executive Officers is tied to TETRA’s share price appreciation.

While the mix of salary, annual cash incentives, and long-term incentives given to Named Executive Officers can vary from year-to-year, TETRA’s compensation committee believes that a significant portion of potential compensation in any year should be in the form of long-term incentives. Our general partner intends to adopt this policy as well. In connection with this initial public offering, the board of directors of our general partner intends to continue providing equity-based awards by implementing a long-term incentive plan, which our general partner believes will further incentivize its executive officers to perform their duties in a way that will enhance our long-term success.

Base Salary

Base salary is designed to compensate executives for the responsibilities associated with the positions they hold. We agree with TETRA’s compensation committee that a competitive salary program is an important factor in our ability to attract and retain talented senior management employees. TETRA’s compensation committee generally targets a median range for base salaries in the survey data it utilizes for salaries in its industry, and reviews the salaries of senior management employees at least annually to evaluate where salaries for employees fall within our targeted range. We agree that identifying median salaries is helpful in structuring competitive compensation packages, although publicly available data for all of our peer companies is not always readily available. To the extent that relevant salary compensation information is available for analysis, the compensation offered by peer companies will be considered in establishing target levels of base salaries. Target levels of salaries may be adjusted for performance, which may be individual, business unit and/or company-wide performance, or expansion of duties. In considering salary adjustments each year, the compensation committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our president’s analysis of the individual’s performance and our president’s specific compensation recommendations (for officers other than himself). However, the compensation committee does not rely on formulas and considers all factors when evaluating salary adjustments.

As of December 31, 2010, Messrs. Foster, McBride, Book and Brickman were eligible to receive base salaries of $250,000; $162,700; $200,550 and $150,000, respectively. In its December 2010 review process, neither TETRA’s compensation committee (with respect to Mr. Foster) nor TETRA’s PEO (with respect to Messrs. McBride, Book and Brickman) reviewed prospective changes in base salary levels for 2011. It is anticipated that TETRA’s compensation committee or TETRA’s PEO will consider changes in Named Executive Officer base salary levels on an as-needed basis during 2011.

Cash Incentive Awards (Bonus Awards)

The Named Executive Officers and other key employees of Compressco have historically been eligible to receive discretionary cash bonus awards pursuant to a program maintained by TETRA (the “TETRA Bonus Plan”). The TETRA Bonus Plan was intended to provide incentive compensation relating to annual performance, including consolidated or divisional pre-tax profits, other financial and operational metrics, health, safety and environmental statistics, and subjective individual performance goals.

As part of its engagement by TETRA’s compensation committee in 2009, Stone Partners Inc. submitted recommendations to assist TETRA in developing a cash incentive compensation plan that would further our compensation philosophy, emphasize pay-for-performance, and provide competitive compensation opportunities. In March 2010 TETRA’s compensation committee adopted a Cash Incentive Compensation Plan that provides for both annual and long-term cash incentive opportunities to our officers, including the Named Executive Officers, managers, other key employees and consultants beginning in 2010. The plan provides for award opportunities based upon financial and operational performance goals, health, safety and environmental performance goals, as well as personal performance goals. For each annual incentive award, a threshold, target and stretch performance goal is established for each applicable performance measure and the amount of the award payment that may be received is based upon the level of achievement of such goals. In addition, recipients of annual incentive awards have the opportunity to participate in an over achievement bonus pool that may be established under the plan. While the Cash Incentive Compensation Plan is generally intended to provide bonus amounts to participants based solely on the achievement of specific performance measures, the TETRA compensation committee retained the authority to modify the final payment amount.

The following table sets forth the 2010 annual incentive award opportunities for the Named Executive Officers as a percentage of base salary under the Cash Incentive Compensation Plan:

Executive	Threshold	Target	Stretch

Mr. Foster	9%	45%	72%
Mr. McBride	5%	25%	40%
Mr. Book	5%	25%	40%
Mr. Brickman	5%	25%	40%

Annual incentive compensation may be earned by our Named Executive Officers based on the achievement of weighted performance measures. The specific performance measures applicable to each Named Executive Officer are based on his scope of responsibility. Certain performance measures may also be weighted differently for the Named Executive Officers. The following table describes the individual measures that apply to each Named Executive Officer for the 2010 measurement year:

	TETRA	Compressco
	Consolidated	Profit	Compressco
	Earnings	Before Tax	PBT	Compressco		Personal
	per Share	(“PBT”)	Margin	Safety	Net Sets	Goals	Total
Name	(%)(1)	(%)	(%)(2)	(%)	(%)	(%)	(%)

Mr. Foster	10	30	10	20	10	20	100
Mr. McBride	10	30	10	20	10	20	100
Mr. Brickman	10	30	10	20	10	20	100
Mr. Book	10	30	10	20	10	20	100

(1)	TETRA’s consolidated earnings per share are calculated on a fully diluted basis.

(2)	Compressco’s profit before tax margin is calculated by dividing Compressco’s profit before tax by Compressco’s revenues, excluding the financial results of Compressco’s Latin American operations.

TETRA’s compensation committee utilized the following performance measures for 2010 cash awards: TETRA consolidated earnings per share, Compressco pre-tax profitability, Compressco pre-tax profitability margin, the net number of compressor units placed into service, and health, safety and environmental metrics. Achievement of the financial, health, safety and environmental components of the 2010 annual incentive plan will be determined based on actual results. With regard to TETRA earnings per share on a consolidated basis and Compressco pre-tax profitability, TETRA’s compensation committee set the 2010 target performance level at 100% of its 2010 budget. The threshold performance level is 80% of budget, and the stretch performance level is 115% of budget. If 2010 results are below the threshold performance level for any performance measure, the percentage of the incentive award associated with that measure will be forfeited. For results between threshold and target, and target and stretch, straight-line interpolation will be used to determine the amount of incentive compensation earned. With regard to the health, safety and environmental component, target 2010 performance levels established by TETRA’s compensation committee represent at least a 10% improvement in health, safety and environmental performance compared to 2009 results. TETRA’s compensation committee will evaluate the achievement of each Named Executive Officer’s personal component based on individual achievement of established objectives and the committee’s assessment of individual contributions to our organization.

If TETRA’s consolidated earnings per share or Compressco’s profitability exceeds 115% of budget in any performance year, an additional pool of unallocated cash incentive awards will be available to Compressco. The Named Executive Officers would be eligible to participate in any such bonus pool, if over achievement levels are earned for that year.

Under the terms of TETRA’s Cash Incentive Compensation Plan, TETRA’s compensation committee will determine the levels of achievement of performance measures relative to a completed annual performance period only after it has received and reviewed TETRA’s audited financial statements, and the financial results of each applicable subsidiary, division, business and geographical unit, for the relevant period. It is anticipated that TETRA’s compensation committee will make such determination with respect to 2010 performance measures during the last week of February, 2011. In connection with its determination of whether or to what extent performance measures were met for the 2010 year, the TETRA compensation committee will also determine whether or not adjustments, either positive or negative, should be made to the amounts that will ultimately be paid to the Named Executive Officers pursuant to the 2010 Cash Incentive Compensation Plan annual bonus awards. Similarly, performance measures and target performance levels for the 2011 fiscal year may be established by TETRA’s compensation committee following its review of TETRA’s final 2011 budget on or before March 31, 2011.

During 2010, the TETRA compensation committee also awarded long-term cash incentive awards that will be measured over a performance period of three years. These long-term cash incentive awards were granted to certain members of TETRA’s senior management team, including Mr. Foster. The long-term cash incentive awards may be earned by the grantees based on the level of achievement of performance goals established by the TETRA compensation committee for the performance period commencing on January 1, 2010 and ending on December 31, 2012. As with the annual cash incentive awards described above, the TETRA compensation committee will retain the discretion over the amounts, if any, that are ultimately paid out with respect to the awards.

The first performance measure for the long-term cash incentive awards is TETRA’s total stockholder return relative to a designated TETRA peer group (“TSR”), and the second performance measure is TETRA’s average return on net capital employed (“Return on Capital”); each of the two performance measures determines 50% of the total long-term cash incentive award opportunity. For each performance measure, a threshold, target, stretch and over achievement award opportunity will be equal to 10%, 50%, 80% or 100%, respectively, of the target award opportunity determined by the TETRA compensation committee to be appropriate for each individual recipient. To achieve the 10%, 50%, 80% or 100% award opportunity for the TSR performance measure, TETRA’s TSR must meet the 40th, 50th, 75th or 90th percentiles of TETRA’s peer group; if TETRA’s TSR falls below the 40th percentile relative to the peer group, no portion of the award attributable to TSR will be considered achieved. To achieve the 10%, 50%, 80% or 100% award opportunity for the Return on Capital performance measure, TETRA’s Return on Capital must meet 60%, 100%, 120% or 140% of target numbers; if TETRA’s Return on Capital does not meet 60% of TETRA’s target numbers, no portion of the award attributable to Return on Capital will be considered achieved. The TETRA compensation committee will retain discretion over the amounts ultimately paid, however, taking into account special or nonrecurring events or circumstances with respect to TETRA or any company in the peer group. The level of achievement of performance measures for the January 2010 to December 2012 performance period will be determined by TETRA’s compensation committee following its receipt and review of TETRA’s audited financial statements, and the financial results of each applicable subsidiary, division, business and geographical unit, for the 2012 fiscal year.

It is anticipated that TETRA’s compensation committee will establish long-term performance measures and performance goals with respect to the January 1, 2011 through December 31, 2013 performance period in conjunction with its consideration of 2011 annual equity awards on or before May 20, 2011.

Equity Incentive Awards

Equity incentives, predominately awards of TETRA stock options and restricted stock, have historically comprised a significant portion of the Named Executive Officers’ total compensation package. TETRA’s compensation committee has sought to strike a balance between achieving short-term annual results and ensuring strong long-term success through its use of stock options and restricted stock, both of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three- or five-year period, and their values are materially affected by TETRA’s stock price appreciation. These equity incentives are designed to be consistent with TETRA’s at-risk pay philosophy, which our general partner intends to adopt for making future grants of equity compensation awards.

Historically, most equity incentives have been awarded on the same date to each of the Named Executive Officers, and the timing of these equity-based grants are designed so that they are not made in close proximity to TETRA’s release of material non-public information. To formalize this practice, TETRA’s compensation committee has adopted Procedures for Grants of Awards under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, TETRA’s compensation committee determines the total number of shares available for awards after consultation with TETRA’s PEO, who then makes a recommendation to TETRA’s compensation committee as to the number and type of awards. TETRA’s compensation committee considers such recommendations and, after considering such factors and information as it deems appropriate, the committee makes any adjustments it feels are needed and approves the individual awards at a meeting of the compensation committee held in conjunction with its annual meeting of its stockholders. To avoid timing of equity-based awards ahead of the release of its quarterly earnings and other material non-public information, the annual awards under the Grant Procedures typically have a grant date of May 20. With respect to newly hired employees, however, the Grant Procedures provide that awards made to new hires may be made on a monthly basis. The Grant Procedures provide that TETRA’s compensation committee may refrain from or delay regularly scheduled awards if it or the senior management level employees themselves are aware of any material non-public information. Our general partner also intends to adopt formal procedures similar to the Grant Procedures to govern the grant of equity incentive awards to our general partner’s employees who provide services to us.

While TETRA’s compensation committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends creates significant year-to-year variances in the value of TETRA’s equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks is extremely limited. TETRA’s compensation committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value in the total compensation packages offered by peer group companies, and our general partner intends to adopt this practice for making future grants of equity compensation awards.

Based, in part, on the recommendations of Stone Partners, TETRA’s compensation committee determined that 2010 long-term incentive awards should consist of a mix of stock options, restricted stock, and, for Mr. Foster and other members of TETRA’s senior management group, long-term cash incentive awards. Although it did not rely on formulas, TETRA’s compensation committee anticipated that the equity-based portion of the 2010 long-term incentive awards would be divided more-or-less equally between stock options and restricted stock and that, for grantees also receiving long-term cash incentive awards, the equity-based awards would comprise approximately 80% of the total value of long-term awards granted to them during 2010. On May 18, 2010, TETRA’s compensation committee approved awards of stock options and restricted stock to be effective as of May 20, 2010 pursuant to the TETRA Technologies, Inc. 2007 Long Term Incentive Plan or, the “2007 Plan.” The stock options, granted at 100% of the market price on the effective grant date, together with the shares of restricted stock, vest ratably over a period of three years following the grant date. Each of the Named Executive Officers received awards of stock options and restricted stock on May 20, 2010, as described in the narrative to the Summary Compensation Table. In the future, the majority of the long-term equity compensation for employees of our general partner will likely be awarded pursuant to the Compressco Partners, L.P. 2011 Long-Term Incentive Plan or, the “Long-Term Incentive Plan” (discussed below), although our employees will remain eligible to receive awards under the 2007 Plan or other TETRA equity plans that may be in effect, as well.

Other Compensation Related Matters

Retirement and Health Benefits

Compressco offers (and our general partner intends to continue to offer) a variety of health and welfare and retirement programs to all eligible employees. TETRA is the sponsor of each of these plans and Compressco employees, as employees of a TETRA affiliate, are eligible to participant in such plans. The 401(k) retirement plan provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Employees may contribute on a pretax basis up to 70.0% of their compensation, subject to annual limitations in the Internal Revenue Code of 1986, as amended (the “Code”). We make company matching contributions to the participants accounts equal to 50.0% of the first 6.0% of a participant’s annual contributions.

The Named Executive Officers participate in the 401(k) plan on the same basis as all other employees. The Named Executive Officers are eligible to participate in additional employee benefits available generally to the full time employees of Compressco, such as medical and dental benefit plans. Our general partner intends for our full time employees to continue to receive benefits that are currently made available to full time employees of Compressco. The Named Executive Officers will continue to be eligible to participate in these benefit programs on the same terms and conditions as all other eligible employees.

Perquisites and Other Compensation

The Named Executive Officers receive fringe benefits and perquisites on the same basis as other similarly situated employees of Compressco pursuant to the company policies that may then be in effect. These perquisites include paid holiday and vacation time, provided that no earned but unused compensated absences may be carried over for use in a subsequent year. Our general partner intends to continue to provide such benefits to our Named Executive Officers.

Employment Agreements

The Named Executive Officers have entered into standard form employment agreements with Compressco. Each of these employment agreements provide that the executives shall be employed on an “at will” basis, and for an indefinite period of time. Both Compressco and the executive may terminate the agreement at any time. The agreements prohibit the executives from disclosing our confidential information or our affiliates’ confidential information during the employment relationship period or at any time following the employment period. The agreements to do not provide for severance or change of control payments, nor do they govern specific compensation elements such as salary or bonus.

Severance Benefits and Change in Control Benefits

The Named Executive Officers are not currently eligible to receive severance benefits pursuant to their employment agreements or any other formal company policy. Certain equity compensation awards may receive accelerated vesting or payment in connection with a change in control of TETRA, but this benefit is neither guaranteed nor promised to our Named Executive Officers. See “Narrative Description to Summary Compensation Table; Equity Incentive Plan Compensation” for a more detailed discussion of potential change in control acceleration for equity awards.

Tax Deductibility of Compensation

With respect to the deduction limitations under Section 162(m) of the Code, we are a limited partnership and do not meet the definition of a “corporation” under Section 162(m). Nonetheless, the taxable compensation paid to each of the Named Executive Officers in 2010 was substantially less than the Section 162(m) threshold of $1,000,000.

Stock Ownership Guidelines

TETRA’s board of directors has adopted stock ownership guidelines for its directors and executive officers. The stock ownership guidelines are intended to further align the interests of its directors and executive officers with the interests of stockholders. Under these guidelines, executive officers must hold shares of TETRA common stock equal to a multiple of their base salaries, based upon their positions. Executive officers as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008 will have five years following attainment of executive officer status to be in compliance. Mr. Foster became subject to these guidelines during 2009.

Actions Taken following Fiscal Year 2010: Long-Term Incentive Plan

Equity compensation awards have historically been awarded pursuant to plans maintained by TETRA. Our general partner intends to adopt the Compressco Partners, L.P. 2011 Long-Term Incentive Plan, or the “Long-Term Incentive Plan,” for the employees, consultants and the directors of our general partner and its affiliates who perform services for us. To date, no awards have been made under the Long-Term Incentive Plan, although it is contemplated that our general partner’s employees will receive an initial grant of an award immediately following the initial public offering and annual grants of awards under this plan thereafter. The description of the Long-Term Incentive Plan set forth below is a summary of the material features of the plan. This summary, however, does not purport to be a complete description of all the provisions of the Long-Term Incentive Plan. This summary is qualified in its entirety by reference to the Long-Term Incentive Plan, a copy of which has been filed as an exhibit to the registration statement. The purpose of the Long-Term Incentive Plan is to provide a means to enhance our profitable growth by attracting and retaining individuals to serve as directors of our general partner as well as the employees and consultants of our general partner and its affiliates who will provide services to us through affording such individuals a means to acquire and maintain ownership or awards the value of which is tied to the performance of common units. The Long-Term Incentive Plan seeks to achieve this purpose by providing for grants of restricted units, phantom units, unit awards and other unit-based awards.

Securities to be Offered

The Long-Term Incentive Plan will limit the number of units that may be delivered pursuant to awards granted under the plan to           common units. Units withheld to satisfy exercise prices or tax withholding obligations will again be available for new awards under the plan. In addition, if an award is forfeited, cancelled or otherwise terminates, expires or is settled without the delivery of units, the units subject to such award will again be available for new awards under the plan. The units delivered pursuant to awards may be units acquired in the open market or acquired from any person, units issued by us, or any combination of the foregoing, as determined in the discretion of the plan administrator (as defined below).

Administration of the Plan

The Long-Term Incentive Plan will be approved by the board of directors of our general partner prior to the completion of this offering. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator. The plan administrator may terminate or amend the Long-Term Incentive Plan or any part of the plan at any time with respect to any units for which a grant has not yet been made, including increasing the number of units that may be granted, subject to the requirements of the exchange upon which the common units are listed at that time, of the Code and of the Securities Exchange Act of 1934, as amended. We expect the securities exchange upon which the common units will be listed will require the unit holders to approve any increase in the number of units reserved for issuance under the Long-Term Incentive Plan, and we would receive such unit holder approval before amending the plan in this manner. No change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire upon the earlier of (i) the date units are no longer available under the plan for grants, (ii) its termination by the board, or (iii) the tenth anniversary of the date approved by our general partner.

Awards

In General.  The plan administrator may make grants of restricted units, and unit awards and other unit-based awards, which grants shall contain such terms as the plan administrator shall determine, including terms governing the service period and/or other performance conditions pursuant to which any such awards will vest and/or be settled, as applicable.

The availability and grant of unit and other unit-based awards are intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders. In addition, the grant of restricted units and phantom units under the plan is intended to serve as a means of incentive compensation for performance and, to a lesser extent, to provide an opportunity for plan participants to participate in the equity appreciation of our common units. Plan participants will not pay any consideration for the common units they receive pursuant to an award of restricted units, or in connection with the settlement of an award of phantom units, and we will receive no remuneration for such units. The number of units subject to awards will be determined by the board of directors (or a committee thereof) of our general partner. Grant levels in any given year may deviate on a discretionary basis based on measuring our financial, operational, strategic or other appropriate performance, as well as the individual performance of plan participants. Since no awards have been made under the plan to date, no such performance objectives have been established at this time, although the board of directors (or a committee thereof) of our general partner will consider its general compensation policies and philosophies in making such determinations.

Restricted Units.  A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The plan administrator may, in its discretion, provide that the restricted units will vest upon a “change of control,” as defined in the plan or an applicable award agreement. Distributions made on restricted units may be subjected to the same or different vesting provisions as the restricted unit. In addition, the plan administrator may provide that such distributions be used to acquire additional restricted units. If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless and to the extent the plan administrator or the terms of the award agreement provide otherwise.

Phantom Units.  A phantom unit entitles the grantee to receive a common unit upon or as soon as reasonably practicable following the phantom unit’s settlement date or, in the discretion of the plan administrator, a cash payment equivalent to the fair market value of a common unit. The plan administrator may, in its discretion, provide that phantom units will vest upon a “change of control” as defined in the plan or an applicable award agreement. If a grantee’s employment, consulting arrangement or membership on the board of directors of our general partner terminates for any reason, the grantee’s unvested phantom units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

The plan administrator may, in its discretion, grant distribution equivalent rights, or “DERs,” with respect to phantom unit awards. DERs entitle the participant to receive cash or additional awards equal to the amount of any cash distributions made by us during the period the phantom unit is outstanding. Payment of a DER may be subject to the same vesting terms and/or settlement terms as the award to which it relates or different vesting terms and/or settlement terms, in the discretion of the plan administrator.

Unit Awards.  The Long-Term Incentive Plan will permit the grant of units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual. The availability of unit awards is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

Other Unit-Based Awards.  The Long-Term Incentive Plan will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the award may be paid in common units, cash or a combination thereof, as provided in the award agreement.

Other Provisions

Tax Withholding.  Unless other arrangements are made, the plan administrator is authorized to withhold from any award, from any payment due under any award, or from any compensation or other amount owing to a participant the amount (in cash, units, units that would otherwise be issued pursuant to such award, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

Anti-Dilution Adjustments.  If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to awards with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the plan administrator will adjust the number and type of units with respect to which future awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the plan administrator shall have complete discretion to adjust awards in the manner it deems appropriate. In the event the plan administrator makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the plan and the kind of units or other securities available for grant under the plan.

Summary of Compensation

Summary Compensation Table

A discussion of the fiscal 2010 base salaries paid by Compressco is included above in “Compensation Discussion and Analysis.” The following table sets forth the cash and non-cash compensation earned and actually paid for the years ended December 31, 2010 and 2009 by each of the individuals who served as the principal executive officer, principal financial officer and the other highest paid executive officers of Compressco during such years 2010 (i.e., the Named Executive Officers).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and	Fiscal		Bonus	Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)(5)

Ronald J. Foster — President	2010	250,000	$—	87,210	86,565	55,591	8,228	487,594
	2009	233,654	56,250	—	78,120	—	1,817	369,841
Gary L. McBride — Chief Financial Officer	2010	162,700	$—	19,584	19,403	—	6,216	207,903
	2009	168,958	12,000	—	17,360	—	1,314	199,632
Kevin W. Book — Vice President of International Operations	2010	199,081	$—	19,584	19,403	—	19,239	257,307
	2009	198,346	18,000	—	14,880	—	21,250	252,476
Larry W. Brickman — Vice President of Field Services	2010	130,875	$—	12,648	12,537	—	16,668	172,728
	2009	124,731	10,000	—	14,880	—	10,974	160,585

(1)	The Bonus column for 2010 does not include the discretionary bonuses that the Named Executive Officers may receive for the 2010 year but which have not been determined at the time of this filing. We will disclose the actual discretionary bonus amounts, if any, as soon as practicable following their determination, which we expect shall occur at the end of March 2011.

(2)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years 2010 and 2009 in accordance with FASB ASC Topic 718. The value of option awards granted during 2010 has been estimated as of the date of grant of each award using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility, 65% to 73%; expected life of options, 4.7 years; risk free interest rate, 1.9% to 2.6%; and, no expected dividend yield. Restricted stock granted during 2010 is valued at the closing market price of TETRA’s common stock on the date of the award. For awards granted in 2009, a discussion of the assumptions used in valuation of stock and option awards may be found in “Note L — Equity-Based Compensation” in the Notes to Consolidated Financial Statements of TETRA’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010.

(3)	The amount included in the “Non-Equity Incentive Plan Compensation” column reflects, for Mr. Foster, the target amount of the long-term cash incentive opportunity accrued during 2010 for the January 1, 2010 through December 31, 2012 performance period that may be paid, to the extent earned and at the discretion of TETRA’s compensation committee, in February 2013; in the event that the amount was eventually paid out at “maximum” amounts for the three-year performance period the amount reported above would instead be $111,182. Any actual amounts of the annual cash incentive awards granted under TETRA’s Cash Incentive Compensation Plan that were earned based on 2010 performance would be included in this column, had those amounts been determined at the time of this filing.

(4)	The amounts included in the “All Other Compensation” column are comprised of the following amounts:

				Long and
				Short Term
Executive	Car Allowance	401(k) Match	Basic Life	Disability	Health

Ronald J. Foster	—	4,615	1,860	925	828
Gary L. McBride	—	3,567	1,210	611	828
Kevin W. Book	10,200	5,972	1,492	747	828
Larry W. Brickman	10,200	3,926	1,116	565	861

(5)	This column does not include bonus or non-equity incentive compensation plan amounts that may be paid to the Named Executive Officers for the 2010 measurement year, with respect to annual awards, following this filing due to the fact that such amounts are not yet determinable.

Grants of Plan-Based Awards

The following table and accompanying narrative disclosure provide information related to grants of plan-based awards to our named executive officers during the 2010 fiscal year.

							All Other
						All Other	Option
						Stock	Awards:		Grant Date
		Date of	Estimated Future Payouts			Awards:	Number of	Exercise	Fair Value
		Comp.	Under Non-Equity			Number of	Securities	Price of	of Stock
	Grant	Committee	Incentive Plan Awards(2)			Shares of	Underlying	Option	and Option
Name	Date	Action(1)	Threshold	Target	Maximum	Stock	Options	Awards	Awards(3)

Ronald J. Foster	3/8/10	3/8/10	$22,500	$112,500	$180,000	—	—	—	—
	5/20/10	5/18/10	$11,118	$55,591	$111,182	8,550	14,500	$10.20	$173,775
Gary L. McBride	3/8/10	3/8/10	$8,135	$40,675	$65,080	—	—	—	—
	5/20/10	5/18/10	—	—	—	1,920	3,250	$10.20	$38,987
Kevin W. Book	3/8/10	3/8/10	$10,028	$50,138	$80,220	—	—	—	—
	5/20/10	5/18/10	—	—	—	1,920	3,250	$10.20	$38,987
Larry W. Brickman	3/8/10	3/8/10	$7,500	$37,500	$60,000	—	—	—	—
	5/20/10	5/18/10	—	—	—	1,240	2,100	$10.20	$25,185

(1)	Under TETRA’s Grant Procedures, TETRA may designate effective grant dates following the date of its compensation committee’s action.

(2)	The non-equity incentive plan awards granted on March 8, 2010 are the threshold, target and maximum amounts of the annual cash incentive granted for 2010 performance under TETRA’s Cash Incentive Compensation Plan. The non-equity incentive plan award granted on May 20, 2010 to Mr. Foster is the threshold, target and maximum amounts of the long-term cash incentive granted for the January 1, 2010 through December 31, 2012 performance period that may be paid, to the extent earned and at the discretion of TETRA’s compensation committee, in February 2013; the remaining Named Executive Officers did not receive a long-term cash incentive award during the 2010 year.

(3)	The FASB ASC Topic 718 value of the stock options granted on May 20, 2010 was $5.97 per option. The value of option awards granted during 2010 has been estimated as of the date of grant of each award using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility, 72% to 73%; expected life of options, 4.7 years; risk free interest rate, 1.3% to 2.8%; and, no expected dividend yield. Restricted stock granted during 2010 is valued at the closing market price of TETRA’s common stock on the date of the award.

Narrative Description to Summary Compensation Table

Explanation of Salary and Bonus in Proportion to Total Compensation

The following table shows the amount of salary actually paid for each Named Executive Officer in proportion to their total compensation. This table does not include bonus or non-equity incentive compensation plan amounts that may be paid to the Named Executive Officers for the 2010 measurement year following this filing due to the fact that such amounts are not yet determinable.

		Percentage to
		Total Compensation
Name	Salary ($)	(%)

Ronald J. Foster	$250,000	58%
Gary L. McBride	162,700	78%
Kevin W. Book	199,081	77%
Larry W. Brickman	130,875	76%

Employment Agreements with Named Executive Officers

The Named Executive Officers have entered into standard form employment agreements with Compressco. Each of these employment agreements provide that the executives shall be employed on an “at will” basis, and for an indefinite period of time. Both Compressco and the executive may terminate the agreement at any time. The agreements prohibit the executives from being directly or indirectly connected with any business that competes in any way with us or any of our affiliates, which includes passive investments in other companies such as stock ownership. The employees are prohibited from disclosing our confidential information or our affiliates’ confidential information during or after the employment relationship period, and the employees agree to assign to us all inventions, processes or any improvements that they assist in developing or discovering during their employment. The agreements to do not provide for severance or change of control payments, nor do they govern specific compensation elements such as salary or bonus.

Equity Incentive Plan Compensation

The stock option and restricted stock awards made to the named executive officers in 2010 were granted under the 2007 Plan. Under the terms of the stock option awards for each Named Executive Officer, the stock options are intended to qualify as “incentive stock options” under Section 422 of the Code. Each stock option was granted with an exercise price of $10.20, which was determined to the fair market value of one share of common stock on the grant date. The stock options will expire on the tenth anniversary of the grant date if they have not been exercised by that time.

One-third of the stock options granted to each Named Executive Officer will vest on the one year anniversary of the grant date and additional 2.7778% portions of the stock option awards will vest on the 9th day of each month thereafter; the awards will be fully vested on May 20, 2013. One-third of the restricted stock granted to each Named Executive Officer will vest on the one-year anniversary of the grant date and additional 16.6667% portions of the restricted stock awards will vest once every six months thereafter; the awards will be fully vested on May 20, 2013. TETRA’s compensation committee may accelerate the vesting for the stock options and restricted stock upon the participant’s death, disability or retirement, although the default treatment of the awards, assuming that the committee does not take this action, would be that any unvested portion of the awards would be forfeited upon the participant’s death, disability or retirement. Disability is defined for these purposes as the inability to perform services for a period of 90 consecutive days or a total of 180 days during any 365-day period, as a result of either a mental or physical illness. TETRA’s compensation committee also has the authority, but not the obligation, to accelerate the time of vesting in the event of a change in control. A change of control under the 2007 Plan is generally defined as: (1) any person other than TETRA, its subsidiaries or any employee benefit plan of TETRA or its subsidiaries, becomes the beneficial owner of more than 50% of the voting stock of TETRA; (2) the consummation of a merger or similar business combination or consolidation which results in TETRA’s equity holders owning less than 50% of the voting securities of the surviving entity; (3) TETRA’s complete liquidation or dissolution; or (4) individuals who constitute TETRA’s board of directors cease to constitute at least a majority of the board of directors. Holders of restricted stock are stockholders entitled to vote and receive dividends prior to vesting.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on the outstanding option and restricted share awards held by the named executive officers as of December 31, 2010. Each equity grant is shown separately for each Named Executive Officer.

						Stock Awards
	Option Awards							Market Value
	Number of Securities					Number of		of Shares
	Underlying Unexercised			Option	Option	Shares of Stock		of Stock
	Options			Exercise	Expiration	That Have		That Have Not
Name	Exercisable	Unexercisable		Price(1)	Date	Not Vested		Vested(2)

Ronald J. Foster	8,334	0		$8.30	7/15/2014
	10,201	0		$9.2067	12/28/2014
	3,733	267	(3)	$23.055	4/12/2016
	3,666	334	(4)	$28.075	5/12/2016
	4,133	3,867	(5)	$21.10	5/20/2018
	17,500	14,000	(6)	$4.17	4/9/2019
	0	14,500	(10)	$10.20	5/20/2020
						600	(7)	$7,122
						8,550	(11)	$101,489
Gary L. McBride	30,000	0		$8.30	7/15/2014
	10,500	0		$9.2067	12/28/2014
	1,866	134	(3)	$23.055	4/12/2016
	2,583	2,417	(5)	$21.10	5/20/2018
	3,888	3,112	(6)	$4.17	4/9/2019
	0	3,250	(10)	$10.20	5/20/2020
						100	(8)	$1,187
						600	(7)	$7,122
						1,920	(11)	$22,790
Kevin W. Book	10,500	0		$9.2667	12/9/2014
	1,866	134	(3)	$23.055	4/12/2016
	1,833	167	(4)	$28.075	5/12/2016
	2,583	2,417	(5)	$21.10	5/20/2018
	3,333	2,667	(6)	$4.17	4/9/2019
	0	3,250	(10)	$10.20	5/20/2020
						300	(7)	$3,561
						1,920	(11)	$22,790
Larry W. Brickman	6,999	501	(9)	$18.80	3/1/2016
	3,100	2,900	(5)	$21.10	5/20/2018
	3,333	2,667	(6)	$4.17	4/9/2019
	0	2,100	(10)	$10.20	5/20/2020
						450	(7)	$5,342
						1,240	(11)	$14,719

(1)	Each of the awards in this table relates to shares of TETRA’s common stock and has been granted under one of the equity compensation plans maintained by TETRA. Under the terms of each plan, the option exercise price must be greater than or equal to 100% of the closing market price of the common stock on the date of grant. The value of option awards granted during 2010 has been estimated as of the date of grant of each award using the Black-Scholes option pricing model with the following assumptions:

expected stock price volatility, 72% to 73%; expected life of options, 4.7 years; risk free interest rate, 1.3% to 2.8%; and, no expected dividend yield. Restricted stock granted during 2010 is valued at the closing market price of TETRA’s common stock on the date of the award.

(2)	Market value is determined by multiplying the number of shares of stock that had not vested on December 31, 2010 by $11.87, the closing price of the common stock on December 31, 2010.

(3)	The stock option award vested 20% on April 12, 2007, vests an additional 1.6667% of the award each month, and will become fully vested on April 12, 2011.

(4)	The stock option award vested 20% on May 12, 2007, vests an additional 1.6667% of the award each month and will become fully vested on May 12, 2011.

(5)	The stock option award vested 20% on May 20, 2009, vests an additional 1.6667% of the award each month and will become fully vested on May 20, 2013.

(6)	The stock option award vested 33.33% on April 9, 2010, vests an additional 2.7778% of the award each month and will become fully vested on April 9, 2012.

(7)	The restricted stock award vested 20% on May 20, 2008, vests an additional 10% of the award once every six months and will become fully vested on May 20, 2012.

(8)	The restricted stock award vested 20% on May 12, 2007, vests an additional 10% of the award once every six months and will become fully vested on May 12, 2011.

(9)	The stock option award vested 20% on March 1, 2007, vests an additional 1.6667% of the award each month and will become fully vested on March 1, 2011.

(10)	The stock option award will vest 33.33% on May 20, 2011, will vest an additional 2.7778% of the award each month thereafter, and will become fully vested on May 20, 2013.

(11)	The restricted stock award will vest 33.33% on May 20, 2011, will vest an additional 16.6667% of the award once every six months thereafter, and will become fully vested on May 20, 2013.

Option Exercises and Stock Vested in 2010

The following table sets forth, for each of the named executive officers, information regarding the value of restricted share awards that vested during the fiscal year ended December 31, 2010.

	Stock Awards
	Number of
	Shares	Value Realized
	Acquired on	on Vesting
Name	Vesting	$(1)

Ronald J. Foster	400	$4,126
Gary L. McBride	600	$6,382
Kevin W. Book	200	$2,063
Larry W. Brickman	300	$3,095

(1)	Calculated by multiplying the number of restricted shares by the market value of the underlying shares on the vesting date.

Pension Benefits

We do not intend to provide pension benefits to the employees of our general partner that provide services to us, nor did Compressco provide such benefits.

Nonqualified Deferred Compensation Table for 2010

TETRA maintains the TETRA Technologies, Inc. Nonqualified Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan, which allows participants to defer a portion of their base salaries, and performance-based compensation. The Named Executive Officers do not currently participate in this plan. We will not assume this arrangement and, at this time, we do not intend to adopt a nonqualified deferred compensation plan.

Potential Payments upon a Change in Control or Termination

As of December 31, 2010, none of the Named Executive Officers was entitled to payments upon a change in control or a termination of employment pursuant to any employment agreement, severance agreement or change in control agreement. The equity compensation awards that a Named Executive Officer holds at the time of a change in control may be accelerated at the discretion of TETRA’s compensation committee, but for purposes of this disclosure we have assumed that no awards will receive accelerated treatment.

Director Compensation Table

None of Messrs. Hertel, Brightman or Foster was paid for services as a director of Compressco during the 2010 year.

Mr. Foster was compensated for his services as the president of Compressco as noted above in the Summary Compensation Table, and he did not receive additional compensation for his services as a director of Compressco. Messrs. Hertel and Brightman are not employed by Compressco, but were named executive officers of TETRA during the 2010 year, and neither executive received compensation in addition to their employee compensation during the 2010 year.

On a going-forward basis, we anticipate that each non-employee director will receive cash compensation of $      per year for attending regularly scheduled quarterly board meetings, and following the adoption of the Long-Term Incentive Plan, will be eligible to receive equity compensation awards. Each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees.

Each director will be fully indemnified for actions associated with being a director to the extent permitted under Delaware law and the First Amended and Restated Agreement of Limited Partnership of Compressco Partners, L.P. (the “Partnership Agreement”). The Partnership Agreement states that the directors will not be liable for monetary damages to us or our affiliates for losses sustained or incurred as a result of any act or omission of a director, unless there has been a court determination that such director acted in bad faith or engaged in fraudulent conduct in connection with the act giving rise to the claim. We also intend to enter into individual indemnification agreements with each of the directors in order to enhance the indemnification rights provided under Delaware law and the Partnership Agreement. We expect that the individual agreements will provide the director with indemnification rights to receive his or her costs of defense if the individual is a party or witness to any proceeding that is brought by or in the right of, or other than by or in the right of, us, provided that the director has not acted in bad faith or engaged in fraud with respect to the action that gave rise to his or her participation in the proceeding. Each director will also be covered under directors’ and officers’ liability insurance in customary and reasonable amounts during the period of time the director provides services to us in such a capacity.

Compensation Policies and Risk Management

To the extent that risks may arise from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for compensating our employees (including our employees that are not Named Executive Officers) as they relate to our risk management practices and risk-taking incentives. We have determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us, thus no such disclosure exists at this time. We seek to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. We believe that providing both short- and long-term awards also helps to minimize any risk to us or our unitholders that could arise from excessive focus on short-term performance. Compressco’s board of directors is aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units and subordinated units that will be issued upon the consummation of this offering and the related transactions and held by:

•	each person who then will beneficially own 5% or more of the then outstanding common units;

•	all of the directors and director nominees of our general partner;

•	each executive officer of our general partner; and

•	all directors and executive officers of our general partner as a group.

Percentage of
		Percentage of		Percentage of		Common and
	Common	Common	Subordinated	Subordinated		Subordinated
	Units to be	Units to be	Units	Units		Units
	Beneficially	Beneficially	Beneficially	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)(2)	Owned(2)	Owned	Owned		Owned(2)

Compressco Partners GP Inc.		%			%	%
TETRA International Incorporated		%			%	%
Ronald J. Foster	—	*	—	—		*
Gary L. McBride	—	*	—	—		*
Kevin W. Book	—	*	—	—		*
Larry W. Brickman	—	*	—	—		*
Geoffrey M. Hertel	—	*	—	—		*
Stuart M. Brightman	—	*	—	—		*
William D. Sullivan	—	*	—	—		*
All directors and executive officers as a group ( persons)	—	*	—	—		*

Total		%		100%		%

*	Less than 1%.

(1)	Includes common units as to which such person has the right to acquire beneficial ownership within 60 days.

(2)	Assuming no exercise of the underwriters’ overallotment option.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

After this offering, TETRA and its affiliates will own all of our subordinated units, representing a 40.0% limited partner interest in us, and 6,321,868 common units, representing a 41.6% limited partner interest in us, and will own and control our general partner, which will maintain its 2.0% general partner interest in us and will be issued the incentive distribution rights, and will appoint all of the directors of our general partner.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations. Such terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Compressco Partners.

Formation Stage

The consideration received by TETRA and its subsidiaries for the contribution to us of a portion of our predecessor’s business	• 6,321,868 common units;

• 6,084,047 subordinated units;

• 304,202 notional general partner units; and

• the incentive distribution rights.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98.0% to our unitholders, including our general partner and its affiliates, as the holders of an aggregate of 6,321,868 common units and all of the subordinated units, and 2.0% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions above the highest target level.

Assuming we have sufficient available cash to pay the minimum quarterly distribution on all of our outstanding common and subordinated units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.5 million on their 2.0% general partner interest and approximately $20.5 million on their common units and subordinated units.

Payments to our general partner and its affiliates	We will reimburse our general partner and its affiliates for the payment of all direct and indirect expenses incurred on our behalf. For further information regarding the reimbursement of these expenses, please read “— Omnibus Agreement.’’

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement — Withdrawal or Removal of Our General Partner.’’

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties have entered into or will enter into the various documents and agreements that will effect the transactions relating to our formation and this offering, including our acquisition of interests in our Operating LLC and our Operating Corp, the vesting of assets in, and the assumption of liabilities by, us, our Operating LLC and our Operating Corp, and the application of the net proceeds of this offering. These agreements will not be the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the net proceeds of this offering.

Omnibus Agreement

Upon the completion of this offering, we will enter into an omnibus agreement with TETRA and its other controlled affiliates. The following discussion describes provisions of the omnibus agreement. The omnibus agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate on a change of control of our general partner.

Provision of Services Necessary to Operate Our Business

Following the completion of this offering, our general partner’s board of directors and executive officers will manage our operations, while our general partner’s employees, our employees and certain employees of a TETRA Mexican subsidiary will conduct our business. In addition, TETRA will provide certain corporate staff and general and administrative support services that are necessary to conduct our business. These services will be provided to us in a manner that is, in the good faith judgment of TETRA, commercially reasonable and upon the reasonable request of our general partner and may include, without limitation, legal, accounting and financial reporting, treasury, insurance administration, claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit and tax services.

Pursuant to the omnibus agreement, we will reimburse our general partner and TETRA for services they provide to us. For the year ending December 31, 2011, we expect reimbursements to TETRA to be approximately $1.2 million.

Employees of TETRA or its affiliates that provide support services to us pursuant to the omnibus agreement will be eligible to participate in our compensation plans, subject to the eligibility provisions and other employment restrictions contained in such plans.

Indemnification for Environmental and Related Liabilities

Under the omnibus agreement, TETRA will indemnify us for three years after the completion of this offering against certain potential environmental claims, losses and expenses associated with operation of our predecessor prior to the completion of this offering. TETRA’s maximum liability for this indemnification obligation will not exceed $5.0 million and TETRA will not have any obligation under this indemnification until our aggregate losses exceed $250,000. TETRA will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of this offering. We will also indemnify TETRA for environmental claims arising following the completion of this offering regarding the business contributed to us.

TETRA will also indemnify us for liabilities related to:

•	certain defects in title to our assets as of the completion of this offering and any failure to obtain, prior to the completion of this offering, certain consents and permits necessary to own and operate such assets, to the extent we notify TETRA within three years after the completion of this offering; and

•	tax liabilities attributable to the operation of our assets prior to the completion of this offering.

Related-Party Transactions

Transactions

During 2007, 2008 and 2009, we made payments to Curtis1000, a provider of marketing, human resources and safety services, of approximately $89,000, $160,475 and $80,083, respectively. For the year ended December 31, 2010, payments to Curtis1000 totaled approximately $53,147. The sales representative of Curtis1000 responsible for Compressco business is the wife of Ronald J. Foster, the President of our general partner. We believe the costs of the services provided by Curtis1000 are comparable to the costs that would be charged by an unaffiliated third party.

Policy and Procedure

The conflicts committee of the board of directors of our general partner will be responsible for the review, approval and ratification of transactions involving us and “related persons” (our general partner’s directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding common units). Going forward, our general partner’s policy will be to review any related-person transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions with us involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In determining whether to approve or ratify a related-party transaction, the conflicts committee shall consider whether the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). Currently, our only transactions with related persons (other than in their capacity as our employees) are those described in this section.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including TETRA, Compressco and their subsidiaries) on the one hand, and our partnership and our limited partners, on the other hand. The directors and executive officers of our general partner have fiduciary duties to manage our general partner and our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

While our general partner will use reasonable efforts to prevent the occurrence of a conflict of interest, it may not always be able to do so. Our general partner is responsible for identifying any such conflict of interest and our general partner may choose to resolve the conflict of interest by any one of the methods described in the following sentence. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee in good faith, although our general partner is not obligated to seek such approval; or

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates; or

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee consisting of at least two independent directors. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the Partnership.

Conflicts of interest could arise in the situations described below, among others.

TETRA and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses, which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between TETRA and us will prohibit TETRA and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, TETRA and its affiliates may acquire compression-based services business or assets in the future, without any obligation to offer us the opportunity to purchase any of that business or those assets.

TETRA has significantly greater financial resources than we do, which may make it more difficult for us to compete with TETRA and its affiliates with respect to commercial activities as well as for acquisitions candidates. As a result, competition from TETRA and its affiliates could adversely affect our results of operations and cash available for distribution.

Neither our partnership agreement nor any other agreement requires TETRA or Compressco to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. TETRA’s directors have a fiduciary duty to make these decisions in the best interests of the holders of TETRA’s common stock, which may be contrary to our interests. In addition, Compressco’s officers and directors owe fiduciary duties to TETRA as Compressco’s sole stockholder, and those duties may be similarly adverse to ours.

Because certain of the directors of our general partner are also directors and/or officers of Compressco, such directors have fiduciary duties to Compressco that may cause them to pursue business strategies that disproportionately benefit Compressco or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as TETRA and Compressco, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any sale, merger or consolidation of the partnership or amendment to the partnership agreement.

We will rely on the directors, executive officers and employees of our general partner and its affiliates, including TETRA and Compressco.

We will rely on the directors, executive officers and employees of our general partner and its affiliates, including TETRA and Compressco, to manage our operations, conduct our business and make decisions on our behalf. In addition, Compressco will own and control our general partner and Compressco, in turn, is a wholly owned subsidiary of TETRA. TETRA and its controlled affiliates will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of these directors, executive officers and employees. In addition, TETRA will allocate expenses of personnel who perform general and administrative services for us and we will reimburse TETRA and any of its controlled affiliates for those expenses.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Actions of our general partner, which are made in its individual capacity, will be made by its sole shareholder, Compressco, which, in turn, is a wholly owned subsidiary of and controlled by TETRA. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any sale, merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its executive officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement — Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;

•	the amount of our borrowings;

•	the amount, nature and timing of our capital expenditures;

•	our issuance of additional partnership units;

•	asset purchases, transfers and sales and other acquisitions and dispositions; and

•	the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $15 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of: (a) enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or (b) accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and subordinated units for each quarter in the twelve months ending December 31, 2011, our partnership agreement permits us to borrow funds, which may enable us to make this distribution on all of our outstanding common and subordinated units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

Our general partner determines which costs incurred by TETRA and its controlled affiliates are reimbursable by us.

We will reimburse our general partner and its affiliates, including TETRA, for all direct and indirect costs incurred in managing and operating us. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the completion of this offering will be the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the completion of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations. Our general partner will determine, in good faith, the terms of any of these transactions entered into after the completion of this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 90% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for our general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash — General Partner Interest and Incentive Distribution Rights.”

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to our unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors will have fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would require a general partner to act in good faith and would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. “Good faith” requires that the person or persons making such determination or taking or declining to take such other action believe that the determination or other action is in the best interests of the Partnership or the holders of the common units, as the case may be. Therefore, the only claim available to us or our unitholders based on a breach of fiduciary duty by our general partner is a claim that our general partner did not act in “good faith.” In any such action, our general partner will be presumed to have acted in “good faith,” and the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or our unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its executive officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its executive officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special provisions regarding affiliated transactions	Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of our unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement provides for the allocation of overhead costs to us by our general partner and its affiliates in such amounts deemed to be fair and reasonable to us.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its executive officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our general partner’s directors, executive officers or persons pursuant to the such indemnification provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Securities Act of 1933 and is therefore unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of common units and the subordinated units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common and subordinated units in and to partnership distributions, please read this section and “Cash Distribution Policy and Restrictions on Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties.  Computershare Trust Company, N.A. will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, executive officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.  The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the proper completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is entitled to be admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	executes and agrees to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

A transferee that executes and delivers a properly completed transfer application will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

•	will not receive cash distributions;

•	will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes; and

•	may not receive some federal income tax information or reports furnished to record holders of common units;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read “The Partnership Agreement — Status as Limited Partner.”

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was organized on October 31, 2008 and will have a perpetual existence.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that without the approval of unitholders holding at least 90% of the outstanding units (including units held by our general partner and its affiliates) voting as a single class, our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of providing natural gas production enhancement services, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read “— Issuance of Additional Interests.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional partnership units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2020 in a manner that would cause a dissolution of our partnership. Please read ‘‘— Withdrawal or Removal of our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding partnership units, including partnership units held by our general partner and its affiliates. Please read ‘‘— Withdrawal or Removal of our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2020. Please read “— Transfer of Notional General Partner Units.”

Transfer of incentive distribution rights	No approval right. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in our General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; and

•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Following the offering we will conduct business in several states and we may have subsidiaries that conduct business in additional states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units to TETRA and its affiliates upon expiration of the underwriters’ option to purchase additional common units, the issuance of partnership interests in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership interests upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s 2.0% interest in us will be reduced if we issue additional common units in the future (other than the issuance of common units upon exercise by the underwriters of the option to purchase additional common units) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.  Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of partnership units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding partnership units voting together as a single class (including partnership units owned by our general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own an aggregate of 83.2% of our common and subordinated units (assuming the underwriters do not exercise their option to purchase additional common units).

No Unitholder Approval.  Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating limited liability company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, executive officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment necessary to require limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of partnership units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.  Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our partnership units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in the partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of partnership units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in it ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of partnership units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating limited liability company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2020 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2020, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of our unitholders. Please read “— Transfer of Notional General Partner Units.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the completion of this offering, our general partner and its affiliates will own an aggregate of 83.2% of our common and subordinated units (assuming the underwriters do not exercise their option to purchase additional common units).

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•	all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of our general partner, will immediately and automatically convert into common units on a one-for-one basis; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Alternatively, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of Notional General Partner Units

Except for a transfer by our general partner of all, but not less than all, of its notional general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its notional general partner units to another person prior to December 31, 2020 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

At any time, Compressco and its affiliates may sell or transfer all or part of their shares in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units or incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. Please read “— Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership units, that person or group loses voting rights on all of its partnership units. This loss of voting rights does not apply in certain circumstances. Please read “— Meetings; Voting.”

Our partnership agreement also provides that, if our general partner is removed under circumstances where cause does not exist and notional general partner units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its notional general partner units into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 90% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of partnership units then outstanding, record holders of partnership units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of our unitholders will be called in the near future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of partnership units necessary to authorize or take that action at a meeting. Meetings of our unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding partnership units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding partnership units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by our unitholders requires approval by holders of a greater percentage of the partnership units, in which case the quorum will be the greater percentage.

Each record unitholder has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership units then outstanding, that person or group will lose voting rights on all of its partnership units and the partnership units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By the transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under ‘‘— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner will determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record unitholder with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep trade secrets or other information, the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep, confidential from the limited partners.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts, commissions and structuring fees. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, TETRA’s affiliates will hold an aggregate of 6,321,868 common units and 6,084,047 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

The partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right, subject to certain limitations, to cause us to register under the Securities Act and state securities laws the offer and sale of any common units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any partnership units or other partnership securities to require registration of any of these partnership units or other partnership securities and to include them in a registration by us of other partnership units, including partnership units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its executive officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts, commissions and structuring fees. Except as described below, our general partner and its affiliates may sell their partnership units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

We, our subsidiaries, our general partner and its affiliates, including the executive officers and directors of our general partner, have agreed, with exceptions, not to sell or transfer any of our common units for 180 days after the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Compressco Partners, L.P. and our operating company.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs) or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read ‘‘— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the production, transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating companies for U.S. federal income tax purposes or whether our gross income is “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our non-corporate operating subsidiaries will be disregarded as entities separate from us for U.S. federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include:

(a) Neither we, nor our operating LLC or other non-corporate operating subsidiaries, has elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

(b) For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current or accumulated earnings and profits, and, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Compressco Partners, L.P. will be treated as partners of Compressco Partners, L.P. for U.S. federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Compressco Partners, L.P. for U.S. federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Compressco Partners, L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Compressco Partners, L.P. for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  Aside from U.S. federal income taxes paid by our U.S. corporate subsidiary and subject to the discussion below under “— Entity-Level Collections,” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under ‘‘— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” which includes depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.  We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2013, will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be approximately     % of the cash distributed with respect to that period. Thereafter, the ratio of allocable taxable income to cash distributions to our unitholders could substantially increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

•	we make a future offering of common units and use the net proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities at the time of purchase. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Gross income may also be allocated to holders of subordinated units after the close of the subordination period to the extent necessary to give them economic rights at liquidation identical to the rights of common units. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (1) any difference between the tax basis and fair market value of our assets at the time of an offering and (2) any difference between the tax basis and fair market value of any property contributed to us by our general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to our general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of our income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners in us for U.S. federal income tax purposes and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

A new 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election.  We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS, unless there is a constructive termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets, or “inside basis,” under Section 743(b) of the Internal Revenue Code to reflect his purchase price of units acquired from another unitholder. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets, or “common basis,” and (2) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method with respect to all of our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Disposition of Common Units — Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “Disposition of Common Units — Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Foreign Tax Credits.  Subject to detailed limitations set forth in the Internal Revenue Code, a unitholder may be able to claim a credit against its liability for U.S. federal income tax for the unitholder’s share of certain foreign income taxes paid by us. The amount and availability of such credit will be dependent upon several factors, such as whether the unitholder has sufficient income from foreign sources, whether such income is in the same foreign tax credit category as our income, and the rate of foreign tax to which our income is subject. Given the complexity of the rules relating to the determination of the foreign tax credit, prospective unitholders are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credits. Unitholders who do not elect to claim foreign tax credits may instead claim a deduction for their shares of foreign taxes paid by us.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in his taxable income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than 12 months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (1) this offering will be borne by our general partner and its affiliates, and (2) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use a similar simplifying convention, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder also generally is required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there are sales or exchanges that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest within a twelve-month period are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and could result in unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The

IRS has recently announced a relief procedure whereby the IRS may allow a publicly traded partnership that has technically terminated to provide only a single Schedule K-1 to each unitholder for the two tax years in the fiscal year in which the termination occurs.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non- uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on our unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on our unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts (IRAs) and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and non-U.S. corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly cash distributions to non-U.S. unitholders will be subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of our U.S. activities, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner, Compressco Partners GP, as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all our unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of our unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

1. a person that is not a U.S. person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of our unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for our unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit our unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking “economic substance.” To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own or control property or in which you are a resident. In the United States, we will initially own or control property and conduct business in Arkansas, California, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, Pennsylvania, Texas, Utah, West Virginia and Wyoming. Each of these states, other than Texas and Wyoming, currently imposes a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we conduct business or own or control property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to you if you are not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to our unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

Unitholders may also be subject to tax in one or more non-U.S. jurisdictions, including Canada, Mexico and Argentina, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If unitholders are subject to tax in any such country, they may be required to file a tax return with, and pay taxes to, that country based on their allocable share of our income. We may be required to reduce distributions to unitholders on account of any withholding obligations imposed upon us by that country in respect of such allocation to the unitholders. In addition, the United States may not allow a tax credit for any foreign income taxes that unitholders directly or indirectly incur.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

INVESTMENT IN COMPRESSCO PARTNERS
BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) The equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(b) the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement dated          , 2010, the underwriters named below, for whom Raymond James & Associates, Inc. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to them, the number of common units set forth opposite their names below:

Underwriter	Number of Common Units

Raymond James & Associates, Inc.

J.P. Morgan Securities LLC

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common units offered by this prospectus are subject to satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial market; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are obligated to purchase and accept delivery of all the common units offered by this prospectus, if any are purchased, other than those covered by the option to purchase additional common units described below.

The underwriters propose to offer the common units directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $      per unit. If all of the common units are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The common units are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject any order for the purchase of the common units in whole or in part.

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase from time to time, in whole or in part, up to an aggregate of 375,000 additional common units to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional common units based on the underwriters’ percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the option to purchase additional common units only to cover over-allotments made in connection with the sale of the common units offered in this offering.

If the underwriters do not exercise their option to purchase additional common units, we will issue to our general partner 375,000 common units at the expiration of the 30-day option period. If, and to the extent, the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to such exercise will be issued to the public, and the remainder of any of the 375,000 common units not purchased by the underwriters pursuant to the option will be issued to our general partner. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding after the option period. The net proceeds from any exercise of the underwriters’ option to purchase additional common units (approximately $7.5 million based on an assumed initial offering price of $20.00 per common unit, if exercised in full, after deducting the estimated underwriting discount) will be used to make a distribution to TETRA.

Discounts and Expenses

The following table shows the amount per unit and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per unit amounts). The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

		Total without	Total with
		Over-Allotment	Over-Allotment
	Per Unit	Exercise	Exercise

Public Offering Price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds to us (before offering expenses)	$	$	$

In addition, we will pay a structuring fee equal to an aggregate of $      million to the representatives in consideration for evaluation, analysis and structuring of our partnership. The other expenses of the offering that are payable by us are estimated to be $     (exclusive of underwriting discounts and commissions and structuring fee).

Indemnification

We, and our general partner, and TETRA have agreed to indemnify the underwriters against certain liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for those liabilities.

Lock-up Agreements

Subject to specified exceptions, we, our general partner and its affiliates and the executive officers and directors of our general partner and its affiliates, as well as purchasers of in excess of 1,000 common units under the directed unit program, have agreed with the underwriters, for a period of 180 days after the date of this prospectus, without prior written consent of Raymond James & Associates, Inc. and J.P. Morgan Securities LLC:

•	not to offer, sell, contract to sell, announce the intention to sell or pledge any of the common units;

•	not to grant or sell any option or contract to purchase any of the common units;

•	not to enter into any swap or other agreement that transfers any of the economic consequences of ownership of or otherwise transfer or dispose of, directly or indirectly, any of the common units; and

•	not to enter into any hedging, collar or other transaction or arrangement that is designed or reasonably expected to lead to or result in a transfer, in whole or in part, of any of the economic consequences of ownership of the common units, whether or not such transfer would be for any consideration.

These agreements also prohibit us from entering into any of the foregoing transactions with respect to any securities that are convertible into or exchangeable for the common units.

Raymond James & Associates, Inc. and J.P. Morgan Securities LLC may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements. Raymond James & Associates, Inc. and J.P. Morgan Securities LLC do not have any present intent or any understanding to release all or any portion of the securities subject to these agreements.

The 180-day period described in the preceding paragraphs will be extended if:

•	during the last 17 days of the 180-day period, we issue an earnings release or release concerning distributable cash or announce material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day period, we announce that we will release earnings results or distributable cash results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release, the announcement of the material news or the occurrence of the material event.

Directed Units Program

At our request, the underwriters have reserved up to     % of the common units being offered by this prospectus for sale to persons who are directors, executive officers or employees of our general partner and its affiliates, including TETRA, at the initial public offering price. The sales will be made by Raymond James through a directed unit program. We do not know if these persons will choose to purchase all or any portion of these reserved units, but any purchases they do make will reduce the number of units available to the public. To the extent the allotted units are not purchased in the directed unit program, we will offer these common units to the public on the same basis as all other common units offered by this prospectus. These persons must commit to purchase no later than before the open of business on the day following the date of this prospectus, but in any event, these persons are not obligated to purchase common units. The executive officers and directors of our general partner and its affiliates, including TETRA, as well as purchasers of in excess of 1,000 common units under the directed unit program, will be subject to a 180-day lock-up, subject to extension as described above in the event of earnings releases or material announcements. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the reserved units.

Stabilization

Until this offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase the common units. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common units, including:

•	short sales,

•	syndicate covering transactions,

•	imposition of penalty bids, and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common units while the offering is in progress. Stabilizing transactions may include making short sales of the common units, which involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering and purchasing common units from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional common units referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its option to purchase additional common units, in whole or in part, or by purchasing units in the open market. In making this determination, each underwriter will consider, among other things, the price of units available for purchase in the open market compared to the price at which the underwriter may purchase units pursuant to the option to purchase additional common units.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase units in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase units in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those units as part of the offering to repay the selling concession received by them.

As a result of these activities, the price of the common units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NASDAQ Global Market or otherwise.

Conflicts/Affiliates

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for our affiliates from time to time, for which they have received customary fees and expenses. Certain of the underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

Discretionary Accounts

The underwriters may confirm sales of the common units offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common units offered by this prospectus.

Listing

We intend to apply to list the common units on the NASDAQ Global Market under the symbol “GSJK.” In connection with the listing of the common units on the NASDAQ Global Market, the underwriters will undertake to sell round lots of 100 units or more to a minimum of 400 beneficial owners.

Determination of Initial Offering Price

Prior to this offering, there has been no public market for the common units. Consequently, the initial public offering price for the common units will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price will be:

•	estimates of distributions to our unitholders;

•	overall quality of our properties and operations;

•	industry and market conditions prevalent in the energy industry;

•	the information set forth in this prospectus and otherwise available to the representatives; and

•	the general conditions of the securities markets at the time of this offering.

Electronic Prospectus

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

FINRA Rules

Because the Financial Industry Regulatory Authority, or the “FINRA,” is expected to view the common units offered hereby as interests in a direct participation program, this offering is made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. The validity of the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Austin, Texas.

EXPERTS

The combined financial statements of Compressco Partners Predecessor at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Compressco Partners, L.P. at December 31, 2009 and 2008 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those described in “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

INDEX TO FINANCIAL STATEMENTS

COMPRESSCO PARTNERS PREDECESSOR COMBINED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2008 and 2009, and September 30, 2010 (unaudited)	F-3
Combined Statements of Operations, Comprehensive Income and Changes in Net Parent Equity for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 (unaudited) and 2010 (unaudited)
F-4
Combined Statements of Cash Flows for the years ended December 31, 2007, 2008, and 2009 and for the nine months ended September 30, 2009 (unaudited) and 2010 (unaudited)	F-5
Notes to Combined Financial Statements	F-6
COMPRESSCO PARTNERS, L.P. UNAUDITED PRO FORMA FINANCIAL STATEMENTS:
Introduction	F-15
Unaudited Pro Forma Balance Sheet as of September 30, 2010	F-16
Unaudited Pro Forma Statement of Operations for the year ended December 31, 2009	F-17
Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2010	F-18
Notes to Unaudited Pro Forma Financial Statements	F-19
COMPRESSCO PARTNERS, L.P. FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheet as of December 31, 2008 and 2009, and September 30, 2010 (unaudited)	F-23
Note to Balance Sheet	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of TETRA Technologies, Inc.:

We have audited the accompanying combined balance sheets of Compressco Partners Predecessor, or “Predecessor,” as of December 31, 2009 and 2008, and the related combined statements of operations, comprehensive income and changes in net parent equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Compressco Partners Predecessor as of December 31, 2009 and 2008, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/  ERNST & YOUNG LLP

Houston, Texas
February 9, 2011

COMPRESSCO PARTNERS PREDECESSOR

COMBINED BALANCE SHEETS

	December 31		September 30,
	2008	2009	2010
	(In thousands)
			(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$976	$4,578	$1,890
Accounts receivable, net of allowance for doubtful accounts of $83, $615, and $322 as of December 31, 2008, 2009, and September 30, 2010	14,313	12,617	9,812
Inventories	18,922	18,504	18,619
Deferred tax assets	478	543	332
Prepaid expenses and other current assets	709	608	740

Total current assets	35,398	36,850	31,393
Property, plant and equipment
Land and building	2,074	2,165	2,142
Compressors and other equipment	120,228	122,360	126,338
Vehicles	13,364	12,944	13,052

	135,666	137,469	141,532
Less accumulated depreciation	(31,954)	(44,635)	(53,529)

Net property, plant and equipment	103,712	92,834	88,003
Other assets:
Goodwill	72,161	72,161	72,161
Patents, trademarks and other intangible assets, net of accumulated amortization of $391, $478, and $544 as of December 31, 2008, 2009 and September 30, 2010	277	190	124
Deferred tax assets	79	38	44
Other assets	540	424	419

Total other assets	73,057	72,813	72,748

TOTAL ASSETS	$212,167	$202,497	$192,144

LIABILITIES AND NET PARENT EQUITY
Current liabilities:
Accounts payable	$1,616	$1,607	$2,698
Accrued liabilities	2,474	2,261	14,442

Total current liabilities	4,090	3,868	17,140
Other liabilities:
Affiliate note payable	133,105	145,085	145,085
Deferred tax liabilities	18,097	19,560	19,581
Other long-term liabilities	83	84	47

Total other liabilities	151,285	164,729	164,713
Commitment and contingencies
Net parent equity	56,792	33,900	10,291

TOTAL LIABILITIES AND NET PARENT EQUITY	$212,167	$202,497	$192,144

See Notes to Combined Financial Statements

COMPRESSCO PARTNERS PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS, COMPREHENSIVE INCOME
AND CHANGES IN NET PARENT EQUITY

				Nine Months Ended
	Year Ended December 31,			September 30,
	2007	2008	2009	2009	2010
	(In thousands)
				(Unaudited)

Revenue:
Compression and other services	$73,345	$91,925	$86,105	$66,912	$57,672
Sales of compressors and parts	12,640	8,019	4,468	3,179	2,820

Total revenues	85,985	99,944	90,573	70,091	60,492
Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	30,588	38,736	38,108	29,806	26,315
Cost of compressors and parts sales	7,591	5,453	2,851	2,036	1,697

Total cost of revenues	38,179	44,189	40,959	31,842	28,012
Selling, general and administrative expense	12,964	14,352	13,193	10,092	10,262
Depreciation and amortization	9,433	12,112	13,823	10,427	9,819
Interest expense	10,083	10,990	11,980	8,985	9,829
Other (income) expense, net	(31)	174	(82)	(52)	87

Income before income tax provision	15,357	18,127	10,700	8,797	2,483
Provision for income taxes	5,803	6,846	4,161	3,421	1,067

Net income	9,554	11,281	6,539	5,376	1,416
Foreign currency translation adjustment	537	(619)	417	296	34

Comprehensive income	$10,091	$10,662	$6,956	$5,672	$1,450

Combined changes in net parent equity:
Balance at beginning of period	$40,048	$48,713	$56,792	$56,792	$33,900
Comprehensive income	10,091	10,662	6,956	5,672	1,450
Net contributions from (distributions to) parent	(1,426)	(2,583)	(29,848)	(22,103)	(25,059)

Balance at end of period	$48,713	$56,792	$33,900	$40,361	$10,291

See Notes to Combined Financial Statements

COMPRESSCO PARTNERS PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended			Nine Months Ended
	December 31,			September 30,
	2007	2008	2009	2009	2010
			(In thousands)	(Unaudited)

Operating activities:
Net income	$9,554	$11,281	$6,539	$5,376	$1,416
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	9,433	12,112	13,823	10,427	9,819
Stock compensation expense	759	722	360	316	193
Deferred taxes	2,828	6,281	1,243	1,005	184
Other non-cash charges and credits	114	202	754	606	189
Changes in operating assets and liabilities:
Accounts receivable	(4,487)	(1,410)	734	431	2,626
Inventories	(2,698)	(3,312)	567	463	(113)
Prepaid expenses and other current assets	(22)	(277)	109	(9)	(361)
Trade accounts payable and accrued expenses	335	397	(308)	8,311	13,340
Other	(79)	(427)	115	118	43

Net cash provided by operating activities	15,737	25,569	23,936	27,044	27,336

Investing activities:
Purchases of property, plant and equipment, net	(23,929)	(33,036)	(2,997)	(2,233)	(5,078)
Other investing activities	(1)	39	115	64	30

Net cash used in investing activities	(23,930)	(32,997)	(2,882)	(2,169)	(5,048)

Financing activities:
Net contributions from (distributions to) parent	7,991	7,607	(17,854)	(22,435)	(24,984)

Net cash provided by (used in) financing activities	7,991	7,607	(17,854)	(22,435)	(24,984)

Effect of exchange rate changes on cash	370	(479)	402	276	8
Increase (decrease) in cash and cash equivalents	168	(300)	3,602	2,716	(2,688)
Cash and cash equivalents at beginning of period	1,108	1,276	976	976	4,578

Cash and cash equivalents at end of period	$1,276	$976	$4,578	$3,692	$1,890

See Notes to Combined Financial Statements

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A —	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

These notes apply to the combined financial statements of the natural gas wellhead compression-based production enhancement services business of our predecessor, Compressco Partners Predecessor. The combined financial statements of our predecessor consist of the assets, liabilities and operations of Compressco, Inc. and its subsidiaries (Compressco) and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. (TETRA) conducting business in Mexico. These combined financial statements are prepared in connection with the proposed initial public offering of common units representing limited partner interests in Compressco Partners, L.P., or the “Partnership,” which was formed on October 31, 2008 and will own substantially all of our predecessor’s business.

Compressco is a wholly owned subsidiary of TETRA, and was acquired by TETRA in July 2004. Compressco designs and manufactures its compressor units and uses these compressor units in conjunction with its personnel to provide wellhead compression-based services to its customers. Compressco’s operations are located principally in the mid-continent, mid-western, Rocky Mountain, and Gulf Coast regions of the United States, as well as significant operations in Canada and Mexico and an established presence in other countries located in South America, Eastern Europe and the Asia-Pacific region.

Basis of Presentation

The accompanying combined financial statements include the accounts and operations of our predecessor’s wholly owned subsidiaries transferred from TETRA at historical costs, and have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the combined financial statements. The combined statements of operations include all revenue worldwide and costs directly attributable to our predecessor’s operations. A portion of these revenues and costs relate to contracts and assets that will not be contributed to the Partnership.

In addition, selling, general and administrative expenses include costs incurred by TETRA, and allocated to Compressco based on allocation factors that our predecessor’s management believes are reasonable. These costs include, among other things, centralized corporate functions such as legal, accounting and financial reporting, treasury, insurance administration, claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions. These allocations may not be necessarily indicative of the costs and expenses that would result if our predecessor was an independent entity.

The accompanying unaudited combined financial statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 contain all appropriate adjustments, all of which are normal recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of our predecessor and its results of operations, changes in net parent equity and cash flows for the respective periods. Operating results for the nine months ended September 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the twelve months ended December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires our predecessor’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents

Compressco considers all highly liquid investments, with maturities of three months or less when purchased, to be cash equivalents.

Financial Instruments

The fair values of our predecessor’s financial instruments, which may include cash, accounts receivable, and accounts payable, approximate their carrying amounts. The fair value of our predecessor’s affiliate note payable was $150.2 million as of December 31, 2009 (and $156.2 million as of September 30, 2010) compared to its carrying value of $145.1 million. The fair value of our predecessor affiliate note payable was calculated internally, using existing market conditions and average cost of debt. Financial instruments that subject our predecessor to concentrations of credit risk consist principally of trade accounts receivable, which are primarily due from companies of varying size engaged in oil and gas activities in the United States, Canada and Mexico. Our predecessor’s policy is to review the financial condition of customers before extending credit and periodically update customer credit information. Payment terms are on a short-term basis. During 2007, BP and Pemex accounted for 11.3% and 10.8%, respectively, of our predecessor’s combined revenues. During 2008, Pemex and BP accounted for 14.1% and 12.4%, respectively, of our predecessor’s combined revenues. During 2009, Pemex and BP accounted for 15.2% and 13.7%, respectively, of our predecessor’s combined revenues.

Our predecessor is exposed to fluctuations between the U.S. dollar and certain foreign currencies, including the Canadian dollar and the Mexican peso, as a result of its international operations.

Allowances for Doubtful Accounts

Allowances for doubtful accounts are determined on a specific identification basis when Compressco believes that the collection of specific amounts owed to it is not probable.

Inventories

Inventories consist primarily of compressor unit components and parts, and are stated at the lower of cost or market. Inventories are accounted for using the average cost method.

Property, plant and equipment are stated at cost. Expenditures that increase the useful lives of assets are capitalized. The cost of repairs and maintenance (including compressor unit overhaul cost) is charged to operations as incurred. Compressors include compressor units currently placed in service and available for service. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Compressors	12 years
Equipment and other property	5 to 8 years
Vehicles	3 years
Information systems	3 years

Leasehold improvements are depreciated over the shorter of the remaining term of the associated building lease or their useful lives. Depreciation expense for the years ended December 31, 2007, 2008, and 2009 was $9.1 million, $12.0 million, and $13.7 million, respectively.

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets

Impairments of long-lived assets are determined periodically when indicators of impairment are present. If such indicators are present, the determination of the amount of impairment is based on our judgments as to the future undiscounted operating cash flows to be generated from these assets throughout their estimated useful lives. If these undiscounted cash flows are less than the carrying amount of the related asset, an impairment is recognized for the excess of the carrying value over its fair value.

Goodwill

Goodwill represents the excess of the cost TETRA paid to acquire our predecessor over the fair value of our predecessor’s net assets at the date of acquisition. Our predecessor performs a goodwill impairment test on an annual basis or whenever indicators of impairment are present. Our predecessor performs the annual test of goodwill impairment following the fourth quarter of each year. The goodwill impairment test consists of a comparison of the net parent equity to the estimation of the fair value of our predecessor. If the net parent equity exceeds its estimated fair value, an impairment loss is calculated by comparing the carrying amount of our predecessor’s goodwill to an implied fair value of that goodwill. In this second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition of the reporting unit. Purchase business combination accounting rules are followed to determine the implied purchase price allocation to the reporting unit’s assets and liabilities. The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill for the reporting unit, and the recorded amount is written down to the implied amount, if lower.

Our predecessor’s management must apply judgment in determining the estimated fair value for purposes of performing the goodwill impairment test. Management uses all available information to make these fair value determinations, including the present value of expected future cash flows using discount rates commensurate with the risks involved in the assets. We have determined that there is no impairment of the goodwill recorded as of December 31, 2008 or 2009. As of December 31, 2008 and 2009, goodwill totaled $72.2 million, and has not changed significantly since our predecessor was acquired by TETRA in July 2004.

Other Intangible Assets

Patents, customer relationships, and other intangible assets are recorded on the basis of the allocated fair value when we were acquired by TETRA. Intangible assets with definitive lives are amortized on a straight-line basis over their estimated useful lives, ranging from 3 to 7 years. Amortization expense related to these intangible assets was $354,000, $88,000, and $88,000 for the twelve months ended December 31, 2007, 2008, and 2009, respectively, and is included in depreciation and amortization. The estimated future annual amortization expense of patents, trademarks, and other intangible assets is as follows:

Year Ending
December 31,
(In thousands)

2010	$87
2011	2
2012	—
2013	—
2014	—
Thereafter	—

Total	$89

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Our predecessor recognizes revenue using the following criteria: (a) persuasive evidence of an exchange arrangement exists; (b) delivery has occurred or services have been rendered; (c) the buyer’s price is fixed or determinable; and (d) collectability is reasonably assured. Our predecessor’s compressor units and services are provided pursuant to contract terms ranging from two weeks to one month. As of December 31, 2009, all monthly agreements are cancellable with 30 days written notice by the customer.

Operating costs incurred during customer trial periods are expensed as incurred.

Income Taxes

Our predecessor’s operations are currently included in TETRA’s consolidated U.S. federal tax return. Following the initial public offering of the Partnership, its operations will be treated as a partnership for U.S. federal tax purposes with each partner being separately taxed on its share of taxable income. However, a portion of the Partnership’s business will be conducted through a taxable U.S. corporate subsidiary. In addition, certain of our predecessor’s operations are located outside of the United States, including operations in Canada and Mexico, and the Partnership will be responsible for income taxes in these countries. Accordingly, Compressco has included a provision for U.S. federal income taxes, these international income taxes, along with certain U.S. state income taxes, in the accompanying combined financial statements.

Environmental Liabilities

The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

Accumulated Other Comprehensive Income

Our predecessor’s Canadian and Mexican operations maintain their accounting records in their local currencies, Canadian Dollars and Mexican Pesos, respectively, which are also their functional currencies. The functional currency financial statements are converted to United States Dollar equivalents with the effect of the foreign currency translation adjustment reflected as a component of accumulated other comprehensive income. Accumulated other comprehensive income is included in Net Parent Equity in the accompanying combined balance sheets and consists of the cumulative currency translation adjustments associated with our predecessor’s international operations. Activity within accumulated other comprehensive income during the two year period ended December 31, 2009 is as follows:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Balance, beginning of year	$202	$739	$120
Foreign currency translation adjustment, net of taxes of $284 in 2007, $(323) in 2008, and $224 in 2009	537	(619)	417

Balance, end of year	$739	$120	$537

Recently Issued Accounting Pronouncements

The accounting treatment required by Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 260 affects how a master limited partnership, or “MLP,” allocates income between the limited partners and its general partner, which typically holds incentive distribution rights along with its general partner interest. It is not uncommon for MLPs to experience timing differences between the recognition of income and partnership distributions. The amount of incentive distributions is typically

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

calculated based on the amount of distributions paid to the MLP’s partners. When current period earnings are in excess of cash distributions, the undistributed earnings should be allocated to the holders of the general partner interest, the holders of the limited partner interest and the holders of incentive distribution rights, based upon the terms of the partnership agreement. Under this scenario, contractual limitations on distributions to holders of incentive distribution rights should be considered when determining the amount of earnings to allocate to them. That is, undistributed earnings should not be considered available cash for purposes of allocating earnings to the holders of incentive distribution rights. Conversely, when cash distributions are in excess of earnings, net income (or loss) should be reduced (increased) by the distributions made to the holders of the general partner interest, the holders of the limited partner interest and the holders of incentive distribution rights. The resulting net loss should then be allocated to the holders of the general partner interest, and the holders of the limited partner interest, based on their respective sharing of the losses based upon the terms of the partnership agreement. This accounting treatment is required on all financial statements presented for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We do not expect the impact of the adoption of this item on our presentation of earnings per unit to be significant.

NOTE B —	RELATED-PARTY TRANSACTIONS

Our predecessor’s parent company, TETRA, provides centralized corporate functions such as legal, accounting and financial reporting, treasury, insurance administration, claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions. The portion of TETRA’s cost of providing these services that can be directly or indirectly attributable to our operations has been allocated to our predecessor and is included in the accompanying combined financial statements. Such allocation is calculated based on allocation factors, such as the estimated percentage of time and costs spent by TETRA to perform these administrative services on our predecessor’s behalf, which our predecessor’s management believes are reasonable.

Our predecessor’s consolidated balance sheets contain minimal amounts of cash, as all payments made on our behalf, such as direct costs, indirect costs, and capital expenditures, are paid by TETRA and have been recorded as increases in net parent equity. All payments received on our predecessor’s behalf by TETRA, such as receipts for revenue earned or sales of assets, are received by TETRA and have been recorded as decreases in net parent equity.

NOTE C — LONG-TERM DEBT

Long-term debt of our predecessor consists of a revolving credit promissory note payable (the Affiliate Note) to an affiliate of TETRA. The Affiliate Note was issued in August 2004 and was scheduled to mature on December 31, 2010. Pursuant to the Affiliate Note, our predecessor may borrow up to $150 million, with interest accruing at 9.0% per annum, due and payable at December 31 of each year. Under the terms of the Affiliate Note, unpaid interest may be added to the note balance, subject to the maximum principal balance allowable.

Amounts outstanding under the Affiliate Note as of December 31, 2008 and 2009 are as follows:

	Year Ended December 31,
	2008	2009
	(In thousands)

9.0% Affiliate Note	$133,105	$145,085
Less current portion	—	—

Balance, end of year	$133,105	$145,085

In December 2010, the Affiliate Note was refinanced, whereby its maximum face amount was increased to $250 million, the interest rate was changed to 7.5% and its scheduled maturity date was extended to December 31, 2020.

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

TETRA has entered into certain debt agreements that contain customary covenants and other restrictions limiting TETRA and its subsidiaries’ ability to buy, sell, or dispose of assets. TETRA’s debt agreements are unsecured. The accompanying combined financial statements include no provision for allocated debt service costs incurred on TETRA’s debt agreements.

NOTE D —	INCOME TAXES

Certain of our predecessor’s operations are currently included in TETRA’s consolidated U.S. federal tax return, and no intercompany tax sharing arrangements exist between TETRA and its subsidiaries, including those included in our predecessor. Following the initial public offering of the Partnership, its operations will be treated as a partnership for federal tax purposes with each partner being separately taxed on its share of taxable income. However, a portion of the Partnership’s business will be conducted through a taxable U.S. corporate subsidiary. Accordingly, a U.S. federal and state income tax provision has been reflected in the accompanying statements of operations. Certain of our predecessor’s operations are located outside of the U.S., including operations in Canada and Mexico, and the Partnership will also be responsible for income taxes in these countries. Accordingly, our predecessor has also included the provision for these international income taxes, calculated on a separate return basis, in the accompanying combined financial statements.

The income tax provision attributable to our predecessor’s operations for the years ended December 31, 2007, 2008 and 2009 consists of the following:

	Year Ended December, 31
	2007	2008	2009
	(In thousands)

Current
Federal	$1,793	$(1,446)	$606
State	284	(44)	269
Foreign	898	2,055	2,043

	2,975	565	2,918
Deferred
Federal	$2,647	$5,787	$1,123
State	148	573	80
Foreign	33	(79)	40

	2,828	6,281	1,243

Total tax provision	$5,803	$6,846	$4,161

A reconciliation of the provision for income taxes attributable to continuing operations, computed by applying the federal statutory rate for the years ended December 31, 2007, 2008 and 2009 to income before income taxes and the reported income taxes, is as follows:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Income tax provision computed at statutory federal income tax rates	$5,375	$6,344	$3,745
State income taxes (net of federal benefit)	280	344	227
Nondeductible expenses	148	158	189

Total tax provision	$5,803	$6,846	$4,161

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Income before income tax provision includes the following components:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Domestic	$13,447	$12,653	$5,333
International	1,910	5,474	5,367

Total	$15,357	$18,127	$10,700

TETRA files U.S. federal, state, and foreign income tax returns on behalf of all of its consolidated subsidiaries, including those entities which comprise our predecessor. TETRA believes it has justification for the tax positions utilized in the various tax returns it files. With few exceptions, TETRA is no longer subject to U.S. federal, state, local, or non-U.S. income tax examinations by tax authorities for years prior to 2003. TETRA files tax returns in the U.S. and in various state, local and non-U.S. jurisdictions. The following table summarizes the earliest tax years that remain subject to examination by taxing authorities in any major jurisdiction in which our predecessor operates:

Earliest Open
Jurisdiction	Tax Period

United States — Federal	2006
United States — State and Local	2002
Non-U.S. jurisdictions	2006

Our predecessor uses the liability method for reporting income taxes, under which current and deferred tax assets and liabilities are recorded in accordance with enacted tax laws and rates. Under this method, at the end of each period, the amounts of deferred tax assets and liabilities are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. Our predecessor will establish a valuation allowance to reduce the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. While our predecessor has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, there can be no guarantee that our predecessor will be able to realize all of its deferred tax assets. Significant components of our predecessor’s deferred tax assets and liabilities as of December 31, 2008 and 2009 are as follows:

	Year Ended December 31,
Deferred Tax Assets:	2008	2009
	(In thousands)

Accruals	$272	$86
Net operating losses	358	281
Tax credits	688	323
Equity-based compensation	425	504
Bad debt reserve	22	178
All other	390	471

Total deferred tax assets	2,155	1,843
Valuation allowance	(79)	(51)

Net deferred tax assets	$2,076	$1,792

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
Deferred Tax Liabilities:	2008	2009
	(In thousands)

Excess book over tax basis in property, plant and equipment	$18,424	$19,189
All other	1,192	1,582

Total deferred tax liability	19,616	20,771

Net deferred tax liability	$17,540	$18,979

At December 31, 2009, our predecessor had approximately $0.1 million of foreign net operating loss carryforwards and approximately $5.0 million of state net operating loss carryforwards. In those states and foreign jurisdictions in which net operating losses are subject to an expiration period, our predecessor’s loss carryforwards, if not utilized, will expire at various dates from 2011 through 2029. At December 31, 2009, our predecessor had approximately $0.4 million of foreign tax credits available to offset future payment of federal income taxes. The foreign tax credits expire in 2018.

Our predecessor adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (now incorporated into FASB ACT 740, “Income Taxes”), on January 1, 2007. The standard provides guidance on measurement and recognition in accounting for income tax uncertainties and provides related guidance on derecognition, classification, disclosure, interest, and penalties.

Under this standard our predecessor has not accrued taxes, interest or penalties. Our predecessor does not expect a significant change to the unrecognized tax benefits during the next twelve months.

NOTE E —	LEASES

Our predecessor leases various warehouse and office facility locations in Oklahoma, Texas, New Mexico, Colorado, Louisiana, California, Canada and Argentina. In addition, our predecessor leases certain vehicles with original terms ranging up to two years.

As of December 31, 2009, future annual minimum lease payments under noncancellable operating leases with initial or remaining terms greater than one year were approximately $514,000 for 2010, $410,000 for 2011, $357,000 for 2012, $307,000 for 2013, $47,000 for 2014, and $0 thereafter.

Rent expense under all operating leases was approximately $490,000, $708,000, and $878,000 for the years ended December 31, 2007, 2008, and 2009, respectively.

Through December 31, 2007, our predecessor provided the majority of its production enhancement services under a different form of contract. Subsequent to December 31, 2007, our predecessor began providing its production enhancement services to certain customers under new production enhancement services agreements. Total compressor equipment as of December 31, 2008 and 2009 is approximately $113.6 million and $114.6 million, respectively. Future minimum payments as of December 31, 2009 are not considered material, as our predecessor’s services arrangements are typically on a month-to-month basis.

NOTE F —	COMMITMENTS AND CONTINGENCIES

Compressco is a named defendant in certain lawsuits arising in the ordinary course of business. While the outcome of lawsuits against Compressco cannot be predicted with certainty, management does not expect these matters to have a material adverse impact on our predecessor’s financial statements.

COMPRESSCO PARTNERS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE G —	EQUITY-BASED COMPENSATION

TETRA grants stock options and restricted stock to designated employees, including certain of our predecessor’s employees. The Black-Scholes option-pricing model was used to estimate the option fair values, using the following assumptions during the periods presented:

Year Ended December 31,
	2007	2008	2009

Expected stock price volatility	31% to 36%	32% to 57%	65% to 73%
Expected life of options	3.4 to 4.3 years	4.4 to 4.8 years	4.7 years
Risk free interest rate	4.3% to 5.0%	1.5% to 3.9%	1.9% to 2.6%
Expected dividend yield	—	—	—

Stock-based compensation expense incurred by TETRA associated with our predecessor’s employees is a direct cost of our predecessor’s operations. During 2007, 2008 and 2009, stock-based compensation expense totaled $759,000, $722,000 and $360,000, respectively. Total estimated unrecognized stock-based compensation expense from unvested stock options and restricted stock as of December 31, 2009 was approximately $951,000 and is expected to be amortized over the remaining vesting period of 5 years.

NOTE H —	BUSINESS SEGMENTS

Nearly all of our predecessor’s operations consist of production enhancement services. Accordingly, our predecessor operates as a single reportable business segment. All of our revenues are from external customers.

Compressco is domiciled in the United States of America, with significant operations in Canada and Mexico and an established presence in other countries located in South America, Eastern Europe and the Asia-Pacific region. We attribute revenue to the countries based on the location of customers. Long-lived assets consist primarily of compressor units and are attributed to the countries based on the physical location of the compressor units at a given year-end. Information by geographic area is as follows:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Revenues from external customers:
U.S.	$68,298	$77,135	$68,233
Canada	8,405	7,165	6,008
Mexico	9,282	15,494	15,145
Other	—	150	1,187

Total	$85,985	$99,944	$90,573

Total assets:
U.S.	$172,750	$196,311	$186,166
Canada	5,280	4,412	2,868
Mexico	8,441	10,721	11,575
Other	204	723	1,889

Total	$186,675	$212,167	$202,498

COMPRESSCO PARTNERS, L.P.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

The unaudited pro forma financial statements of Compressco Partners, L.P. (the Partnership) as of September 30, 2010 and the nine months ended September 30, 2010 and the year ended December 31, 2009 are based on the historical combined balance sheet and results of operations of our predecessor. Upon the closing of the initial public offering, substantially all of our predecessor’s production enhancement services business, operations and related assets and liabilities will be owned by the Partnership. The contribution of these operations to the Partnership will be recorded at historical cost. The unaudited pro forma financial statements of the Partnership have been derived from the historical combined financial statements of our predecessor included elsewhere in the Prospectus and are qualified in their entirety by reference to such historical combined financial statements and related notes contained therein. The unaudited pro forma financial statements have been prepared on the basis that we will be treated as a partnership for U.S. federal income tax purposes, although a portion of the Partnership’s business will be conducted through a taxable U.S. corporation. In addition, the Partnership’s international operations will also be taxable. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and with the historical combined financial statements and related notes of our predecessor.

The unaudited pro forma financial statements reflect the following transactions:

•	The contribution to the Partnership of substantially all of the predecessor’s business and operations, including (1) all of Compressco’s business, operations and related assets and liabilities and (2) substantially all of the wellhead compression-based and certain other production enhancement services performed in Mexico by certain other subsidiaries of TETRA and the related equipment and other assets utilized to provide those services;

•	The issuance by the Partnership of common units to the public, Compressco Partners GP Inc. and TETRA International Incorporated, subordinated units to Compressco Partners GP Inc. and TETRA International Incorporated, notional general partner units and incentive distribution rights to Compressco Partners GP Inc., and restricted units to certain directors, executive officers and other employees of Compressco Partners GP Inc., TETRA and the Partnership; and

•	The use of proceeds of the offering by the Partnership to pay underwriting commissions and other expenses of the offering, to retire indebtedness owed to TETRA and to fund the Partnership’s working capital requirements.

The unaudited pro forma balance sheet and results of operations were derived by adjusting the historical combined financial statements of our predecessor. The adjustments are based on currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are property applied in the pro forma financial information.

The unaudited pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had owned the production enhancement services agreements and related equipment that will be owned by the Partnership as of the closing of the initial public offering on the dates indicated or which would have obtained in the future.

COMPRESSCO PARTNERS, L.P.

UNAUDITED PRO FORMA BALANCE SHEET
September 30, 2010

				Partnership
	Predecessor	Adjustments		Pro Forma
		(In thousands)

ASSETS
Current Assets:
Cash	$1,890	$50,000	(a)	$11,815
		(8,575	)(b)
		(31,500	)(c)
Accounts receivable, net of allowance for doubtful accounts	9,812	(69	)(d)	9,743
Inventories	18,619			18,619
Deferred tax asset	332	(219	) (e)	113
Prepaid expenses and other current assets	740			740

Total current assets	31,393			41,030
Property, plant and equipment:
Land and building	2,142			2,142
Compressors and other equipment	139,390	(566	)(d)	138,824
Less accumulated depreciation	(53,529)	177	(d)	(53,352)

Net property, plant and equipment	88,003			87,614
Other assets:
Goodwill	72,161			72,161
Deferred tax asset	44			44
Intangibles and other assets	543			543

Total other assets	72,748			72,748

Total assets	$192,144			$201,392

LIABILITIES AND PARTNERS’ CAPITAL/NET PARENT EQUITY
Current liabilities:
Accounts payable	$2,698	$		$2,698
Accrued liabilities	14,442	(9,793	)(f)	4,649

Total current liabilities	17,140			7,347
Note payable to TETRA	145,085	(113,585	)(f)	—
		(31,500	)(c)
Deferred tax liabilities	19,581	(15,245	) (e)	4,336
Other long-term liabilities	47			47
Net parent equity	10,291	(458	)(d)	—
		14,946	(e)
		123,378	(f)
		(148,157	) (g)
Common unitholders — public		50,000	(a)	41,425
		(8,575	) (b)

Common unitholders — TETRA affiliates		73,692	(g)	73,731
Subordinated unitholders — TETRA affiliates		70,919	(g)	70,958
General partner interest		3,546	(g)	3,548

Total liabilities and partners’ capital/net parent equity	$192,144			$201,392

See accompanying notes to unaudited pro forma financial statements.

COMPRESSCO PARTNERS, L.P.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2009

				Partnership
	Predecessor	Adjustments		Pro Forma
	(In thousands, except unit and per unit data)

Revenue:
Compression and other services	$86,105	$(779	)(h)	85,326
Sales of compressors and parts	4,468			4,468

Total revenues	$90,573			$89,794
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and other services	38,108	(228	)(h)	37,880
Cost of compressors and parts sales	2,851			2,851

Total cost of revenues	40,959			40,731
Selling, general and administrative expense	13,193	(59	)(h)	13,134
Depreciation and amortization expense	13,823	(78	)(i)	13,745
Interest expense	11,980	(11,980	)(j)	—
Other (income) expense, net	(82)			(82)

Income before income tax provision	10,700			22,266
Provision for income taxes	4,161	(1,205	)(k)	2,956

Net income	$6,539			$19,310

General partner interest in net income				$386

Common unitholders’ interest in net income				$11,200

Subordinated unitholders’ interest in net income				$7,724

Weighted average common units outstanding (basic and diluted)				8,821,868

Weighted average subordinated units outstanding (basic and diluted)				6,084,047

Net income per common unit (basic and diluted)				$1.25

See accompanying notes to unaudited pro forma financial statements.

COMPRESSCO PARTNERS, L.P.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2010

				Partnership
	Predecessor	Adjustments		Pro Forma
	(In thousands, except unit and per unit data)

Revenue:
Compression and other services	$57,672	$(333	)(h)	$57,339
Sales of compressors and parts	2,820			2,820

Total revenues	$60,492			$60,159
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and other services	26,315	(117	)(h)	26,198
Cost of compressors and parts sales	1,697			1,697

Total cost of revenues	28,012			27,895
Selling, general and administrative expense	10,262	(35	)(h)	10,227
Depreciation and amortization expense	9,819	(44	)(i)	9,775
Interest expense	9,829	(9,793	)(j)	36
Other (income) expense, net	87			87

Income before income tax provision	2,483			12,139
Provision for income taxes	1,067	171	(k)	1,238

Net income	$1,416			$10,901

General partner interest in net income				$218

Common unitholders’ interest in net income				$6,322

Subordinated unitholders’ interest in net income				$4,361

Weighted average common units outstanding (basic and diluted)				8,821,868

Weighted average subordinated units outstanding (basic and diluted)				6,084,047

Net income per common unit (basic and diluted)				$0.72

See accompanying notes to unaudited pro forma financial statements.

COMPRESSCO PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

A.	Basis of Presentation, the Offering and Other Transactions

The historical financial information is derived from the historical combined financial statements of our predecessor. The pro forma adjustments have been prepared as if the transactions to be effected at the completion of this offering had taken place on September 30, 2010, in the case of the pro forma balance sheet, or as of January 1, 2009, in the case of the pro forma statements of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010.

The unaudited pro forma financial statements reflect the following transactions:

•	The contribution to the Partnership of substantially all of the predecessor’s business and operations, including (1) all of Compressco’s business, operations and related assets and liabilities and (2) substantially all of the wellhead compression-based and certain other production enhancement services performed in Mexico by certain other subsidiaries of TETRA and the related equipment and other assets utilized to provide those services;

•	The issuance by the Partnership of common units to the public, Compressco Partners GP Inc. and TETRA International Incorporated, subordinated units to Compressco Partners GP Inc. and TETRA International Incorporated, notional general partner units and incentive distribution rights to Compressco Partners GP Inc., and restricted units to certain directors, executive officers and other employees of Compressco Partners GP Inc., TETRA and the Partnership; and

•	The use of proceeds of the offering by the Partnership to pay underwriting commissions and other expenses of the offering, to retire indebtedness owed to TETRA and to fund the Partnership’s working capital requirements.

Upon completion of this offering, the Partnership anticipates incurring incremental general and administrative expenses of approximately $2.0 million per year as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to our unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and executive officer liability insurance costs and director compensation. The unaudited pro forma financial statements do not reflect this anticipated incremental general and administrative expense.

B.	Pro Forma Adjustments and Assumptions

(a) Reflects the gross proceeds to the Partnership of $50.0 million from the issuance and sale of 2,500,000 common units at an assumed initial public offering price of $20.00 per unit.

(b) Reflects the payment of estimated underwriting commissions and other expenses of the offering of $8.6 million, which will be allocated to the public common units.

(c) Reflects repayment of a note payable to TETRA from the net proceeds of the initial public offering.

(d) Reflects assets of our predecessor associated with certain Mexico contracts which are not being transferred to the Partnership.

(e) Reflects the tax adjustments to reflect the Partnership’s being treated as a partnership for U.S. federal income tax purposes, except for the following:

•	certain assets and operations of the Partnership which will be contributed into and conducted through a taxable U.S. corporation; and

•	the Partnership’s taxable international operations.

COMPRESSCO PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

(f) Reflects contribution of the Affiliate Note and associated accrued interest as part of the initial capital contribution of the assets and operations to the Partnership.

(g) Reflects the conversion of the adjusted net parent equity of $148.2 million from net parent equity to limited partner equity of the Partnership and the general partner’s interest in the Partnership. The conversion is allocated as follows:

•	$77.3 million for 6,626,070 parent common units and notional general partner units

•	$71.0 million for 6,084,047 parent subordinated units

After the conversion, the equity amounts of the public common unitholders are 21.8% of total equity, with the remaining 78.2% equity representing the parent and general partner interest.

(h) Reflects revenue and cost of revenues (excluding depreciation and amortization expense) and selling, general and administrative expenses of our predecessor that relates to certain Mexican production enhancement services agreements that are not being transferred by our predecessor.

•	Selling, general and administrative expenses associated with the non-transferrable Mexican contracts was calculated based on the selling, general and administrative expenses of our predecessor’s Mexican operations as a percentage of predecessor’s Mexican revenues multiplied by the amount of excluded Mexican revenues.

(i) Reflects depreciation expense of our predecessor that relates to certain Mexican assets associated with production enhancement service agreements that are not being transferred by our predecessor.

(j) Reflects adjustment of interest expense associated with the contribution of the note payable to an affiliate of TETRA as part of the initial capital contribution to the Partnership and the repayment of the remaining portion of the note payable from proceeds of the initial public offering.

(k) Reflects the adjustment to the income tax provision of our predecessor that relates to the portion of the Partnership’s operations that will not be subject to U.S. federal or state income tax.

C.	Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated to the common unitholders, which is 59.2% of the pro forma net income for the common unitholders and 40.8% of the pro forma net income for the subordinated unitholders, by the number of common units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common units assumed to be outstanding was 8,821,868 and the number of subordinated units assumed to be outstanding was 6,084,047. All units were assumed to have been outstanding since January 1, 2009. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. For the year ended December 31, 2009, pro forma distributed earnings per limited partner unit reflects $0.5 million of pro forma distributions to the general partner pursuant to these incentive distribution rights. The pro forma net income per unit calculations for the nine months ended September 30, 2010 assume that no incentive distributions were made to the general partner because no such distribution would have been paid upon the pro forma available cash from operating surplus for the period.

COMPRESSCO PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

D.	Pro Forma Taxable Income Per Limited Partner Unit

The unaudited pro forma financial information does not reflect U.S. federal income taxes, except for taxes associated with certain domestic operations contributed to a taxable U.S. corporate subsidiary of the Partnership and for Texas Margin Tax. U.S. income taxes on the majority of the Partnership’s operations will be the responsibility of our unitholders and not the Partnership. Our predecessor’s operations are currently included in TETRA’s combined U.S. federal tax return. The historical taxable income of our predecessor bears no material relationship to the amount of federal taxable income that the Partnership will allocate to our unitholders. Among other considerations, depreciation allocable to our unitholders will significantly exceed the historical depreciation on the assets because our unitholders effectively will have stepped-up basis in their share of at least a large part of the assets of the Partnership. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction”. The Partnership estimates that through the year ended December 31, 2013, purchasers of units in this offering will be allocated, on a cumulative basis, an amount of federal taxable income that will be     % or less of the cash distributed to them. For example, if the Partnership pays an annual distribution of $1.65 per unit, the Partnership estimates that a unitholder would be allocated no more than $      per unit of federal taxable income for that annual period. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction”.

In addition to the U.S. federal income taxes to be paid on certain operations contributed to a taxable corporation subsidiary, certain of the Partnership’s operations are located outside of the United States, including operations in Canada and Mexico, and the Partnership will be responsible for income taxes in these countries. Accordingly, the Partnership has included the provision for these international income taxes, along with certain U.S. state income taxes, in the accompanying pro forma statements of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Compressco Partners, L.P.:

We have audited the accompanying balance sheets of Compressco Partners, L.P., or the “Partnership,” as of December 31, 2009 and 2008. These balance sheets are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Compressco Partners, L.P. as of December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/  ERNST & YOUNG LLP

Houston, Texas
February 9, 2011

COMPRESSCO PARTNERS, L.P.

BALANCE SHEETS

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Total assets	$—	$—	$—

Partners’ Equity
Limited partner’s interest	$980	$980	$980
General partner’s interest	20	20	20
Receivable from partners	(1,000)	(1,000)	(1,000)

	$—	$—	$—

See accompanying note to balance sheet.

COMPRESSCO PARTNERS, L.P.

NOTE TO BALANCE SHEETS

NOTE A —	NATURE OF OPERATIONS

Compressco Partners, L.P., or the “Partnership,” is a Delaware limited partnership that was formed in October 2008 to acquire certain natural gas wellhead compression-based production enhancement service business, operations and related assets and liabilities from Compressco Partners Predecessor. The Partnership has two direct operating subsidiaries: (1) Compressco Partners Operating, LLC, a limited liability company that will, directly and through its subsidiaries, conduct business that generates qualifying income under Section 7704 of the Internal Revenue Code and (2) Compressco Partners Sub, Inc., a corporation that will conduct business that will not generate qualifying income under Section 7704 of the Internal Revenue Code.

The Partnership intends to offer common units representing limited partner interests in the Partnership pursuant to a public offering, and to concurrently issue common units and subordinated units representing limited partner interests in the Partnership to Compressco Partners GP Inc. and TETRA International Incorporated, each a wholly owned subsidiary of TETRA Technologies, Inc., notional general partner units, representing an aggregate 2.0% general partner interest in the Partnership, and incentive distribution rights to Compressco Partners GP Inc., and restricted units to certain directors, executive officers and other employees of Compressco Partners GP Inc., TETRA and the Partnership, who will manage and conduct the Partnership’s operations.

On October 31, 2008, Compressco Partners GP Inc. and Compressco Field Services, Inc. contributed to the Partnership $1,000 in exchange for an aggregate 100% ownership interest. Compressco Partners GP Inc. owns a 2.0% general partner interest in the Partnership and Compressco Field Services, Inc. owns a 98.0% limited partner interest in the Partnership.

APPENDIX A

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
COMPRESSCO PARTNERS, L.P.

A-1

2,500,000 Common Units

Representing Limited Partner Interests

PROSPECTUS

RAYMOND JAMES

J.P. MORGAN

          , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ Global Market listing fee, the amounts set forth below are estimates.

SEC registration fee		$2,161.50
FINRA filing fee	$
NASDAQ Global Market listing fee*	$
Printing and engraving expenses*	$
Accounting fees and expenses*	$
Legal fees and expenses*	$
Transfer agent and registrar fees*	$
Miscellaneous*	$

Total*	$

*	To be provided by amendment.

Item 14.	Indemnification of Directors, Executive Officers and other Persons.

We intend to fully indemnify each director and officer of Compressco Partners GP Inc. and our subsidiaries for actions associated with being a director or officer of our general partner or our subsidiaries, to the extent permitted under Delaware law and the partnership agreement.

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement — Indemnification” is incorporated herein by this reference.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), inter alia, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The certificate of incorporation of Compressco Partners GP Inc. provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation and bylaws of Compressco Partners GP Inc. also provide that the corporation will indemnify, hold harmless, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL, as the DGCL exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the DGCL permitted the corporation to provide prior to such amendment), against all expense, liability or loss reasonably incurred or suffered by them in their capacities as officers and directors, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The certificate of incorporation and bylaws also provide for the indemnification of directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances. Further, the certificate of incorporation and bylaws also provide that the corporation may maintain insurance, at its expense, on behalf of the officers and directors against any expense, liability or loss, whether or not the corporation would have the power to indemnify such officer or director against such expense, liability or loss under the DGCL.

We also intend to enter into individual indemnification agreements with each director and officer of Compressco Partners GP Inc. and our subsidiaries for actions associated with being a director or officer of our general partner or our subsidiaries, in order to enhance the indemnification rights provided under Delaware law and our partnership agreement. Reference is made to the Form of Indemnification Agreement filed as Exhibit 10.4 to this registration statement. We expect that the individual indemnification agreements will provide each such director or officer with indemnification rights to receive his or her costs of defense if the individual is a party or witness to any proceeding that is brought by or in the right of, or other than by or in the right of, us, provided that such director or officer has not acted in bad faith or engaged in fraud with respect to the action that gave rise to his or her participation in the proceeding.

Each director will also be covered under directors’ and officers’ liability insurance in customary and reasonable amounts during the period of time the director provides services to us in such a capacity.

Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement.

Item 15.	Recent Sales of Unregistered Securities.

On October 31, 2008, in connection with the formation of Compressco Partners, or the “Partnership,” the Partnership issued to (i) Compressco Partners GP Inc. the 2.0% general partner interest in the Partnership and (ii) to Compressco Field Services, Inc. a 98.0% limited partner interest in the Partnership in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Compressco Partners, L.P.
3	.2*	Form of Amended and Restated Agreement of Limited Partnership of Compressco Partners, L.P. (included as Appendix A to the Prospectus)
3	.3**	Certificate of Incorporation of Compressco Partners GP Inc.
3	.4*	Bylaws of Compressco Partners GP Inc.
3	.5**	Certificate of Correction of the Certificate of Limited Partnership of Compressco Partners, L.P.
4	.1*	Specimen Unit Certificate representing Common Units
5	.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8	.1*	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1*	Form of Contribution, Conveyance and Assumption Agreement
10	.2*	Form of Omnibus Agreement
10	.3*	Form of Long-Term Incentive Plan of Compressco Partners, L.P.
10	.4*	Form of Indemnification Agreement
21	.1*	List of subsidiaries of Compressco Partners, L.P.
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page to the Registration Statement on Form S-1 filed with the SEC on November 10, 2008)

*	To be filed by amendment.

**	Previously filed.

(b) Financial Statement Schedules. Financial statement schedules are omitted because they are not required or the required information is shown in our financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to send to each limited partner, at least on an annual basis, a detailed statement of any transactions with Compressco Partners GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Compressco Partners GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The undersigned registrant hereby undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma on February 9, 2011.

COMPRESSCO PARTNERS, L.P.

By:	Compressco Partners GP Inc.
its General Partner

By:	/s/ Ronald J. Foster
Ronald J. Foster
President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on February 9, 2011.

Signature	Title

/s/ Ronald J. Foster Ronald J. Foster	President (Principal Executive Officer) and Director

* Gary McBride	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Corporate Secretary

* Geoffrey M. Hertel	Director

* Stuart M. Brightman	Director

* William D. Sullivan	Director

*By: /s/ Ronald J. Foster Ronald J. Foster Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Compressco Partners, L.P.
3	.2*	Form of Amended and Restated Agreement of Limited Partnership of Compressco Partners, L.P. (included as Appendix A to the Prospectus)
3	.3**	Certificate of Incorporation of Compressco Partners GP Inc.
3	.4*	Bylaws of Compressco Partners GP Inc.
3	.5**	Certificate of Correction of the Certificate of Limited Partnership of Compressco Partners, L.P.
4	.1*	Specimen Unit Certificate representing Common Units
5	.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8	.1*	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1*	Form of Contribution, Conveyance and Assumption Agreement
10	.2*	Form of Omnibus Agreement
10	.3*	Form of Long-Term Incentive Plan of Compressco Partners, L.P.
10	.4*	Form of Indemnification Agreement
21	.1*	List of subsidiaries of Compressco Partners, L.P.
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page to the Registration Statement on Form S-1 filed with the SEC on November 10, 2008)

*	To be filed by amendment.

**	Previously filed.